Exhibit 10.8

CREDIT AGREEMENT
dated as of September 9, 2025
among
RIO GRANDE LNG TRAIN 4, LLC,
as the Borrower,
MUFG BANK, LTD.,
as the T4 Administrative Agent,
MIZUHO BANK (USA),
as the T4 Collateral Agent,
and
THE CONSTRUCTION/TERM LENDERS PARTY TO THIS AGREEMENT FROM TIME TO TIME,
and for the benefit of
ABU DHABI COMMERCIAL BANK PJSC, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, BANCO SANTANDER, S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, CITIBANK, N.A., CLIFFORD CAPITAL CREDIT SOLUTIONS PTE. LTD., COBANK, ACB, DNB BANK ASA, NEW YORK BRANCH, FIRST ABU DHABI BANK PJSC, GOLDMAN SACHS BANK USA, HSBC BANK USA, N.A., INTESA SANPAOLO S.P.A., NEW YORK BRANCH, JPMORGAN CHASE BANK, N.A., KOOKMIN BANK CO., LTD., MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL BANK OF CANADA, NATIONAL WESTMINSTER BANK PLC, OVERSEA-CHINESE BANKING CORPORATION LIMITED, NEW YORK AGENCY, ROYAL BANK OF CANADA, STANDARD CHARTERED BANK, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, THE KOREA DEVELOPMENT BANK, AND UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY,
as the Coordinating Lead Arrangers,
RIYAD BANK HOUSTON AGENCY, DEUTSCHE BANK AG, NEW YORK BRANCH, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, AND NATIONAL BANK OF KUWAIT S.A.K.P., GRAND CAYMAN BRANCH,
as the Joint Lead Arrangers,
and
ARAB PETROLEUM INVESTMENTS CORPORATION,
as the Senior Managing Agent

TABLE OF CONTENTS
Page
1.1.    Defined Terms    2
1.2.    Principles of Interpretation    2
1.3.    UCC Terms    4
1.4.    Accounting and Financial Determinations    4
1.5.    Definitions Agreement    4
1.6.    Divisions    5
1.7.    Rates    5
2.    LOAN COMMITMENTS AND BORROWING    5
2.1.    Construction/Term Loan Commitments    5
2.2.    Notice of Construction/Term Loan Borrowings    6
2.3.    Borrowing of Construction/Term Loans    7
2.4.    Termination, Reduction, and Reallocation of Construction/Term Loan Commitments    8
2.5.    Notice of Term Conversion    9
2.6.    Funding of Construction/Term Loans    9
2.7.    Extensions of Construction/Term Loans    12
3.    REPAYMENTS, PREPAYMENTS, INTEREST AND FEES    14
3.1.    Repayment of Construction/Term Loan Borrowings    14
3.2.    Interest Payment Dates    14
3.3.    Interest Rates    15
3.4.    Conversion Options    16
3.5.    Post-Maturity Interest Rates; Default Interest Rates    17
3.6.    Interest Rate Determination    17
3.7.    Computation of Interest and Fees    17
3.8.    Optional Prepayment    18
3.9.    Mandatory Prepayment    20
3.10.    Time and Place of Payments    23
3.11.    Borrowings and Payments Generally    24
3.12.    Fees    25
3.13.    Pro Rata Treatment    25
3.14.    Sharing of Payments    26

3.15.    Defaulting Lender Waterfall    27
3.16.    Defaulting Lender Cure    28
3.17.    Termination of Senior Secured IR Hedge Transactions in Connection with Mandatory Prepayments with Collateral Proceeds    28
3.18.    Termination of Senior Secured IR Hedge Transactions in Connection with Mandatory Prepayments with Replacement Debt    29
3.19.    Termination of Senior Secured IR Hedge Transactions in Connection with Voluntary Payments    29
4.    SOFR, BENCHMARK, AND TAX PROVISIONS    30
4.1.    Illegality    30
4.2.    Inability to Determine Rates    30
4.3.    Increased Costs    31
4.4.    Obligation to Mitigate; Replacement of Lenders    33
4.5.    Funding Losses    35
4.6.    Taxes    35
4.7.    Benchmark Replacement Setting    40
5.    REPRESENTATIONS AND WARRANTIES    42
5.1.    General    42
5.2.    Existence    42
5.3.    Financial Condition    42
5.4.    Action    43
5.5.    No Breach    43
5.6.    Government Approvals; Government Rules    44
5.7.    Proceedings    46
5.8.    Environmental Matters    46
5.9.    Taxes    48
5.10.    Tax Status    48
5.11.    ERISA; ERISA Event    48
5.12.    Nature of Business    49
5.13.    Senior Security Documents    49
5.14.    Subsidiaries    49
5.15.    Investment Company Act of 1940    49
5.16.    Energy Regulatory Status    49
5.17.    Material Project Documents; Other Documents    50
5.18.    Regulations T, U and X    51

5.19.    Intellectual Property    51
5.20.    Disclosure    51
5.21.    Absence of Default    52
5.22.    Real Property    52
5.23.    Solvency    52
5.24.    Legal Name and Place of Business    52
5.25.    No Force Majeure    53
5.26.    Ranking    53
5.27.    Labor Matters    53
5.28.    Anti-Corruption Laws, Anti-Terrorism, and Money Laundering Laws    53
5.29.    Sanctions    54
5.30.    Accounts    54
5.31.    No Condemnation    54
5.32.    Project Development    54
5.33.    Insurance    56
6.    CONDITIONS PRECEDENT    56
6.1.    Conditions to Closing Date and Initial Construction/Term Loan Borrowing    57
6.2.    Conditions to Construction/Term Loans    65
6.3.    Conditions to Term Conversion Date Drawing    67
6.4.    Conditions to Term Conversion Date    67
7.    AFFIRMATIVE COVENANTS    70
7.1.    Maintenance of Existence, Etc.    70
7.2.    RG Facility Entities    70
7.3.    Taxes    70
7.4.    Compliance with Material Project Documents, Etc.    70
7.5.    Maintenance of Credit Agreement Designated Offtake Agreements; LNG Sales Mandatory Prepayment    72
7.6.    Compliance with Material Government Approvals, Etc.    75
7.7.    Compliance with Government Rules, Etc.    75
7.8.    Tax Status    76
7.9.    Project Construction    76
7.10.    Interest Rate Hedging    76
7.11.    Access; Inspection    77
7.12.    Survey    78

7.13.    Allocation of Prepayment of Replacement Debt and Supplemental Debt    78
7.14.    Appointment of Delegates    78
7.15.    Certain Matters in Respect of the T4 Accounts    78
7.16.    Flood Insurance    78
7.17.    Intellectual Property    80
7.18.    Post-Closing Deliverable    81
8.    NEGATIVE COVENANTS    81
8.1.    Nature of Business    81
8.2.    Fundamental Changes    81
8.3.    Asset Sales    81
8.4.    Restrictions on Indebtedness    83
8.5.    Interest Rate Hedging Agreements    87
8.6.    Transactions with Affiliates    87
8.7.    Involuntary Liens of RG Facility Entities    88
8.8.    Energy Regulatory    88
8.9.    Use of Proceeds    88
8.10.    Distributions    88
8.11.    RG Facility Entity Voting    89
8.12.    Material Project Documents    92
8.13.    Offtake Agreements    96
8.14.    Capital Improvements    97
8.15.    Material Government Approvals    97
8.16.    Performance Tests    97
8.17.    Historical DSCR    98
8.18.    Accounts    98
8.19.    GAAP    99
8.20.    Margin Stock    99
8.21.    Sanctions    99
9.    REPORTING COVENANTS    99
9.1.    Financial Statements    99
9.2.    Notice of Defaults, Events of Default and Other Events    101
9.3.    Notices under Material Project Documents    102
9.4.    Construction Period Reports    103
9.5.    Operating Period Reports    103

9.6.    Other Documents and Information    103
9.7.    Annual Budgets and Plans    104
9.8.    DSCR Certificates    105
9.9.    Additional Material Project Documents    105
9.10.    Environmental and Social Reporting    105
9.11.    Insurance Reporting    106
9.12.    Gas Supply Reporting    107
9.13.    Other Information    107
10.    EVENTS OF DEFAULT    108
10.1.    Non-Payment of Senior Secured Obligations    108
10.2.    Cross-Acceleration    108
10.3.    Breaches of Covenant    109
10.4.    Breach of Representation or Warranty    110
10.5.    Bankruptcy    110
10.6.    Litigation    110
10.7.    Illegality or Unenforceability    110
10.8.    Abandonment    111
10.9.    Insurance    111
10.10.    Material Government Approvals    111
10.11.    Project Environmental Default    111
10.12.    Material Project Document Defaults    112
10.13.    Event of Loss    113
10.14.    Change of Control    114
10.15.    ERISA Events    114
10.16.    Liens    114
10.17.    Term Conversion    114
10.18.    FERC Remand Condition    114
11.    REMEDIES    114
11.1.    Acceleration Upon Bankruptcy    114
11.2.    Acceleration Upon Other Event of Default    115
11.3.    Action Upon Event of Default    115
11.4.    Application of Proceeds    116
12.    THE T4 ADMINISTRATIVE AGENT    117
12.1.    Appointment and Authority    117
v

12.2.    Rights as a Construction/Term Lender    118
12.3.    Exculpatory Provisions    118
12.4.    Reliance by T4 Administrative Agent    119
12.5.    Delegation of Duties    120
12.6.    Request for Indemnification by the Construction/Term Lenders    120
12.7.    Resignation or Removal of T4 Administrative Agent    120
12.8.    No Amendment to Duties of T4 Administrative Agent Without Consent    121
12.9.    Non-Reliance on T4 Administrative Agent and Construction/Term Lenders    122
12.10.    Coordinating Lead Arrangers, Joint Lead Arrangers, Senior Managing Agent Duties    122
12.11.    Copies    122
12.12.    Erroneous Payments.    122
13.    MISCELLANEOUS PROVISIONS    126
13.1.    Amendments, Etc.    126
13.2.    Entire Agreement    129
13.3.    Governing Law; Jurisdiction; Etc.    129
13.4.    Assignments    131
13.5.    Benefits of Agreement    138
13.6.    Costs and Expenses    139
13.7.    Counterparts; Effectiveness    140
13.8.    Indemnification    140
13.9.    Interest Rate Limitation    143
13.10.    No Waiver; Cumulative Remedies    144
13.11.    Notices and Other Communications.    144
13.12.    Patriot Act Notice    146
13.13.    Payments Set Aside    147
13.14.    Right of Setoff    147
13.15.    Severability    148
13.16.    Survival    148
13.17.    Treatment of Certain Information; Confidentiality    148
13.18.    Waiver of Consequential Damages, Etc.    151
13.19.    Waiver of Litigation Payments    151
13.20.    Reinstatement    151
13.21.    No Recourse    152

13.22.    T4 Intercreditor Agreement    152
13.23.    Termination    152
13.24.    Consultants    153
13.25.    No Fiduciary Duty    153
13.26.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.    153
13.27.    Cashless Settlement.    154
13.28.    Restricted Lenders    154
13.29.    Disclosure in Connection with Equator Principles.    154

APPENDICES

Appendix I	-	Definitions

SCHEDULES

Schedule 2	-	Lenders, Commitments
Schedule 3.1(a)	-	Amortization Schedule
Schedule 5.6(b)	-	Government Approvals – Final and Non-Appealable
Schedule 5.6(c)	-	Government Approvals – Final (Subject to Open Judicial Appeal Period)
Schedule 5.6(e)		DOE Export Authorization
Schedule 5.6(f)	-	Government Approvals – Post Closing
Schedule 5.7	-	Proceedings
Schedule 5.8	-	Environmental Matters
Schedule 5.17	-	Material Project Documents
Schedule 6.1(b)(iii)	-	Consent Agreements
Schedule 6.1(c)(viii)	-	Material Project Party Opinions
Schedule 7.15(b)	-	Application of Loss Proceeds
Schedule 8.12(d)	-	Change Orders
Schedule 13.4(j)	-	Disqualified Institutions
Schedule 13.11	-	Notice Information
EXHIBITS

Exhibit A	-	Form of Construction/Term Loan Note
Exhibit B	-	[Reserved]
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Construction/Term Loan Borrowing Notice
Exhibit E	-	[Reserved]
Exhibit F-1	-	Form of Lender Assignment Agreement
Exhibit F-2	-	Form of Affiliated Lender Assignment Agreement
Exhibit G	-	Form of Notice of Term Conversion
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I	-	Form of Insurance Advisor Closing Date Certificate
Exhibit J	-	Form of Independent Engineer Advance Certificate
Exhibit K	-	Form of Borrower Advance Certificate
Exhibit L	-	Form of Independent Engineer Term Conversion Certificate

Exhibit M	-	Form of Borrower Term Conversion Certificate
Exhibit N	-	Form of Insurance Advisor Term Conversion Certificate
Exhibit O-1	-	Construction Budget
Exhibit O-2	-	Construction Schedule
Exhibit P-1	-	Lenders’ Reliability Test
Exhibit P-2	-	LRT Certificates
Exhibit Q	-	Dutch Auction Procedures

This CREDIT AGREEMENT (this “Agreement”), dated as of September 9, 2025, is by and among:
(1)    RIO GRANDE LNG TRAIN 4, LLC, a Delaware limited liability company (the “Borrower”);
(2)    MUFG BANK, LTD., as the T4 Administrative Agent;
(3)    MIZUHO BANK (USA), as the T4 Collateral Agent; and
(4)    each of the Construction/Term Lenders from time to time party hereto;
each a “Party” and together the “Parties”;
and for the benefit of ABU DHABI COMMERCIAL BANK PJSC, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, BANCO SANTANDER, S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, CITIBANK, N.A., CLIFFORD CAPITAL CREDIT SOLUTIONS PTE. LTD., COBANK, ACB, DNB BANK ASA, NEW YORK BRANCH, FIRST ABU DHABI BANK PJSC, GOLDMAN SACHS BANK USA, HSBC BANK USA, N.A., INTESA SANPAOLO S.P.A., NEW YORK BRANCH, JPMORGAN CHASE BANK, N.A., KOOKMIN BANK CO., LTD., MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL BANK OF CANADA, NATIONAL WESTMINSTER BANK PLC, OVERSEA-CHINESE BANKING CORPORATION LIMITED, NEW YORK AGENCY, ROYAL BANK OF CANADA, STANDARD CHARTERED BANK, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, THE KOREA DEVELOPMENT BANK, and UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as the Coordinating Lead Arrangers, RIYAD BANK HOUSTON AGENCY, DEUTSCHE BANK AG, NEW YORK BRANCH, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, and NATIONAL BANK OF KUWAIT S.A.K.P., GRAND CAYMAN BRANCH, as the Joint Lead Arrangers, and ARAB PETROLEUM INVESTMENTS CORPORATION, as the Senior Managing Agent.
WHEREAS:
(A)    the Borrower intends, among other things, (i) to own, upon the design, engineering, development, procurement, construction, installation thereof, the Train 4 Facility, (ii) to own indirectly, upon the design, engineering, development, procurement, construction, installation thereof, certain Common Facilities at the Rio Grande Facility, (iii) to acquire the equity interests in each of the RG Facility Entities, (iv) to acquire directly (in respect of the Train 4 Facility) or indirectly (in respect of the Common Facilities) subleases and easements in the land underlying and appurtenant to the Rio Grande Facility, (v) acquire rights of usage over and in the Rio Grande Facility, (vi) to cause the design, engineering, development, procurement, construction, installation, and insurance of the Train 4 Facility and such Common Facilities, and (vii) to cause the operation and maintenance of the Rio Grande Facility, in each case and as relevant, subject to the CFAA and other Material Project Documents;
(B)    the Borrower has or will incur Senior Secured Debt to fund, inter alia, the design, engineering, development, procurement, construction, installation, testing, completion, ownership, operation, and maintenance of the Project;
(C)    the Borrower has requested that the Construction/Term Lenders establish a credit facility, pursuant to which the Construction/Term Lenders will make available and provide, upon the
[Signature Page to CD Credit Agreement]

terms and conditions set forth herein, the construction/term loans described herein to partially finance such design, engineering, development, procurement, construction, installation, testing, completion, ownership, operation, and maintenance of the Project, to pay certain fees and expenses associated with this Agreement and the loans made hereunder, as further described herein;
(D)    the Borrower has granted certain security in the Collateral for the benefit of the Senior Secured Parties pursuant to the T4 Collateral Documents; and
(E)    the Construction/Term Lenders are willing to make the credit facilities described herein available upon and subject to the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:
1.    DEFINITIONS AND INTERPRETATION
1.1.    Defined Terms
Unless otherwise defined herein in Appendix I, capitalized terms used herein shall have the meanings provided in the Common Terms Agreement.
1.2.    Principles of Interpretation
(a)    In this Agreement, except to the extent specified to the contrary or where the context otherwise requires:
(i)    the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;
(ii)    references to “Articles”, “Sections”, “Schedules”, “Exhibits”, and “Appendices” are references to sections of, and schedules, exhibits and appendices to, this Agreement;
(iii)    references to “assets” includes property, revenues, and rights of every description (whether real, personal, or mixed and whether tangible or intangible);
(iv)    references to an “amendment” includes a supplement, replacement, novation, restatement, or re-enactment and “amended” is to be construed accordingly;
(v)    references to any Government Rule includes any amendment or modification to such Government Rule, and all regulations, rulings, and other Government Rules promulgated under such Government Rule;
(vi)    subject to Section 1.5, except where a document or agreement is expressly stated to be in the form “in effect” on a particular date, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein;

(vii)    references to any Party or party to any other document or agreement shall include its successors and permitted assigns;
(viii)    words importing the singular include the plural and vice versa;
(ix)    words importing the masculine include the feminine and vice versa;
(x)    the words “include”, “includes”, and “including” are not limiting;
(xi)    references to “days” shall mean calendar days, unless the term “Business Days” shall be used;
(xii)    references to “months” shall mean calendar months and references to “years” shall mean calendar years;
(xiii)    unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York; and
(xiv)    if any term is defined both in the Common Terms Agreement and in this Agreement, the definition in this Agreement shall prevail.
(b)    This Agreement is the result of negotiations among, and has been reviewed by, all parties hereto and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any party hereto.
(c)    Unless a contrary intention appears, a term used in any notice given under or in connection herewith has the same meaning as in this Agreement.
(d)    If any term is defined herein and has a different definition in any other T4 Financing Document, then such term shall have the definition set forth herein until the Credit Agreement Discharge Date for purposes of this Agreement and all other T4 Financing Documents (it being understood that the term herein shall benefit solely the parties hereto and shall not benefit the Senior Secured Parties to any other T4 Financing Document). For the avoidance of any doubt, if this Section 1.2(d) applies, the compliance by the Borrower with the provisions of all other T4 Financing Documents shall be determined using the defined term set forth herein and not in such other T4 Financing Documents and the Borrower shall not be permitted to take any action or permit any circumstance to subsist if such action or circumstance would not be permitted by any other T4 Financing Document, as interpreted using the defined term set forth herein. For the further avoidance of any doubt, if this Section 1.2(d) applies and any CTA Default or CTA Event of Default would occur as a result of the application of this Section 1.2(d) but would not otherwise occur under the Common Terms Agreement, then a Default or Event of Default will occur hereunder but shall not occur under the Common Terms Agreement and any waiver or consent required in respect thereof shall be sought and granted or withheld in accordance herewith and not in accordance with the Common Terms Agreement or any other T4 Financing Document. This Section 1.2(d) shall cease to apply on the Credit Agreement Discharge Date.

1.3.    UCC Terms
Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.
1.4.    Accounting and Financial Determinations
Notwithstanding Section 1.4 (Accounting and Financial Determinations) of the Common Terms Agreement, except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any T4 Financing Document, then such ratio or requirement shall be modified in a manner determined as soon as reasonably practicable and in good faith by the Borrower and set forth in a written notice to the T4 Administrative Agent that preserves the original intent thereof in light of such change in GAAP; provided, that (a) such modification shall not take effect until agreed to by the T4 Administrative Agent, (b) until so modified, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the T4 Administrative Agent financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (c) upon the agreement between the T4 Administrative Agent and the Borrower as to such modification, this Agreement shall be deemed amended to the extent necessary to give effect to such modification without the consent of any Party hereto.
1.5.    Definitions Agreement
Terms defined herein or in any other T4 Financing Document with reference to the Definitions Agreement shall be defined with reference to the Definitions Agreement as in effect on the date hereof; provided, that, if the Definitions Agreement is amended upon approval in accordance with Section 13.1 hereof or as otherwise permitted hereunder, then such terms shall be defined with reference to the Definitions Agreement as in effect on the date of such amendment.
1.6.    Divisions
For all purposes under the T4 Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.7.    Rates
The T4 Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Benchmark or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The T4 Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The T4 Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate or the Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Construction/Term Lender, or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.    LOAN COMMITMENTS AND BORROWING
2.1.    Construction/Term Loan Commitments
(a)    Subject to the terms and conditions set forth herein, each Construction/Term Lender, severally and not jointly, shall make Construction/Term Loans to the Borrower from time to time during the Construction/Term Loan Availability Period in an aggregate outstanding principal amount not in excess of such Construction/Term Lender’s Construction/Term Loan Commitment.
(b)    After giving effect to the making of any Construction/Term Loans, the aggregate outstanding principal amount of all Construction/Term Loans shall not exceed the Aggregate Construction/Term Loan Commitment.
(c)    Each Construction/Term Loan Borrowing shall be in an amount specified in a Construction/Term Loan Borrowing Notice delivered pursuant to Section 2.2.
(d)    Proceeds of the Construction/Term Loans (other than amounts netted from the proceeds of the Construction/Term Loans and applied directly to the payment of any interest, fees, costs, expenses, or other amounts required to be paid pursuant to Section 4.5, in each such case that are due and payable to the Credit Agreement Senior Secured Parties hereunder or pursuant to any T4 Financing Document) shall be deposited into the T4 Construction Account solely to fund, subject to the terms and conditions set forth herein:
(i)    T4 Project Costs to the extent permitted pursuant to Section 3.1 (T4 Construction Account) of the T4 Accounts Agreement; and
(ii)    on the Term Conversion Date, a Construction/Term Loan Borrowing, up to the lower of (A) the amount required to cause the ratio of (1) the outstanding principal amounts of Senior Secured Debt including the aggregate amount of the proceeds of the Construction/Term Loans made on or prior to such date to (2) the Aggregate Funded Equity to not exceed 75:25 after giving pro forma effect to any Extraordinary Distribution to be made on the Term Conversion Date and (B) the aggregate remaining Aggregate Construction/Term Loan Commitment (the “Term Conversion Date Drawing”).

(e)    Construction/Term Loans repaid or prepaid may not be reborrowed.
2.2.    Notice of Construction/Term Loan Borrowings
(a)    From time to time, but no more frequently than twice per calendar month (except as required for the payment of interest or Commitment Fees and for any draw of remaining Construction/Term Loan Commitments on the last day of the Construction/Term Loan Availability Period), subject to the limitations set forth in Section 2.1, the Borrower may request a Construction/Term Loan Borrowing by delivering to the T4 Administrative Agent and the T4 Collateral Agent a properly completed Construction/Term Loan Borrowing Notice not later than 11:00 a.m., New York City time, on or before the fifth U.S. Government Securities Business Day prior to the proposed Borrowing Date; provided, that the notice periods set forth in this clause (a) shall not apply with respect to the Construction/Term Loan Borrowing Notice for the Construction/Term Loan Borrowing on the Closing Date, which Construction/Term Loan Borrowing Notice may be delivered no later than 1:00 p.m. on the Business Day before the Closing Date.
(b)    Each Construction/Term Loan Borrowing Notice delivered pursuant to this Section 2.2 shall refer to this Agreement and specify:
(i)    the amount of such requested Construction/Term Loan Borrowing;
(ii)    the requested date of the Construction/Term Loan Borrowing (which shall be a Business Day);
(iii)    whether the requested Construction/Term Loan Borrowing is of SOFR Loans or Base Rate Loans; and
(iv)    that each of the conditions precedent to such Construction/Term Loan Borrowing has been satisfied or waived as required hereunder.
(c)    The currency specified in a Construction/Term Loan Borrowing Notice must be Dollars.
(d)    The amount of the proposed Construction/Term Loan Borrowing must be an amount that is no more than the undisbursed Aggregate Construction/Term Loan Commitment and (i) not less than $10,000,000 and an integral multiple of $1,000,000 or (ii) if the undisbursed Aggregate Construction/Term Loan Commitment is less than $10,000,000, equal to the undisbursed Aggregate Construction/Term Loan Commitment.
(e)    The T4 Administrative Agent shall promptly (and in any event on the same Business Day, or, if such Construction/Term Loan Borrowing Notice is delivered to the T4 Administrative Agent later than 1:00 p.m., New York City time, on the following Business Day) notify each Construction/Term Lender of any Construction/Term Loan Borrowing Notice delivered pursuant to this Section 2.2, together with each such Construction/Term Lender’s share of the requested Construction/Term Loan Borrowing (based on such Construction/Term Lender’s Construction/Term Loan Commitment Percentage).

(f)    If no election as to whether the requested Construction/Term Loan Borrowing is of SOFR Loans or Base Rate Loans, then the requested Construction/Term Loan Borrowing shall be Base Rate Loans.
2.3.    Borrowing of Construction/Term Loans
Subject to Section 2.1 and Section 2.6, on the proposed Borrowing Date of each Construction/Term Loan Borrowing, each Construction/Term Lender shall make a Construction/Term Loan in the amount of its Construction/Term Loan Commitment Percentage(s) of such Construction/Term Loan Borrowing by wire transfer of immediately available funds to the T4 Administrative Agent, not later than 1:00 p.m., New York City time, and the T4 Administrative Agent shall deposit the amounts so received as set forth in Section 2.1(d); provided, that if a Construction/Term Loan Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Construction/Term Loan Borrowing herein specified has not been met, the T4 Administrative Agent shall return the amounts so received to each Construction/Term Lender without interest as soon as possible.
2.4.    Termination, Reduction, and Reallocation of Construction/Term Loan Commitments
(a)    All unused Construction/Term Loan Commitments, if any, shall be automatically and permanently terminated on the last day of the Construction/Term Loan Availability Period.
(b)    The Borrower may, upon at least three Business Days’ notice to the T4 Administrative Agent (which shall promptly notify the Construction/Term Lenders), terminate in whole or reduce ratably in part portions of the Construction/Term Loan Commitments; provided, that any such partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that any such cancelation prior to the Project Completion Date shall only be permitted if either (i) the Borrower has not borrowed any Construction/Term Loans and the Borrower terminates the Construction/Term Loan Commitments in whole, or (ii) the funds under the cancelled Construction/Term Loan Commitments are not reasonably expected to be necessary to achieve the Project Completion Date by the Date Certain (as confirmed by the T4 Administrative Agent in consultation with the Independent Engineer); provided, further, that a notice of termination or reduction may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments, in which case such notice may be revoked by the Borrower (by notice to the T4 Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)    Upon the incurrence of any Replacement Debt, the Construction/Term Loan Commitments shall be reduced by an amount equal to (i) the commitment amount of such Replacement Debt minus (ii) the amounts set forth in Section 2.4(b)(i)(B)-(F) (Replacement Debt) of the Common Terms Agreement. The Borrower shall provide notice (each a “Replacement Debt Commitment Reduction Notice”) to the T4 Administrative Agent of any anticipated reduction in commitments pursuant to this Section 2.4(c) by no later than 1:00 pm on the second Business Day prior to the date of such anticipated reduction in commitments, which notice the T4 Administrative Agent shall promptly forward to each Construction/Term Lender on the same day that it is received from the Borrower; provided, that such notice of termination or reduction by the

Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments, in which case such notice may be revoked by the Borrower (by notice to the T4 Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each Construction/Term Lender may, by notice to the T4 Administrative Agent in writing or by telephone (confirmed in writing) no later than 5:00 pm one Business Day after receipt of a Replacement Debt Commitment Reduction Notice elect to decline all (but not less than all) of such reduction in Construction/Term Loan Commitments pursuant to this Section 2.4(c) (the amount of such declined Construction/Term Loan Commitment reductions hereinafter referred to as the “Declined Replacement Debt Commitments”). The aggregate amount of Declined Replacement Debt Commitments shall be allocated to the Non-Declining Construction/Term Lenders on a pro rata basis in accordance with the aggregate amount of their respective unfunded Construction/Term Loan Commitments; provided, that, if the amount of Declined Replacement Debt Commitments exceeds the aggregate amount of unfunded Construction/Term Loan Commitments held by the Non-Declining Construction/Term Lenders (such excess amounts (if any), the “Excess Declined Replacement Debt Commitments”), the Excess Declined Replacement Debt Commitments shall be allocated to the Construction/Term Lenders that have declined Replacement Debt on a pro rata basis in accordance with the aggregate amount of their respective unfunded Construction/Term Loan Commitments. For purposes of this Section 2.4(c), Replacement Debt shall be deemed “incurred” upon the execution of the Senior Secured Debt Instruments in respect thereof (irrespective of the satisfaction or waiver of the conditions precedent thereunder to the initial disbursement thereof or initial issuance of letters of credit thereunder).
(d)    All unused Construction/Term Loan Commitments, if any, shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 11.1 or Section 11.2 in accordance with the terms thereof.
(e)    Any termination or reduction of the Construction/Term Loan Commitments pursuant to this Section 2.4 shall be permanent. Other than as expressly provided in Section 2.4(c), each reduction of the Construction/Term Loan Commitments shall be made ratably among the Construction/Term Lenders in accordance with their Construction/Term Loan Commitment Percentage.
2.5.    Notice of Term Conversion
The Borrower shall deliver to the T4 Administrative Agent and the T4 Collateral Agent a properly completed Notice of Term Conversion, no later than 1:00 p.m., New York City time, on or before the fifth Business Day prior to the proposed Term Conversion Date; provided, that the Borrower may not provide a Notice of Term Conversion more than thirty Business Days prior to the proposed Term Conversion Date.
2.6.    Funding of Construction/Term Loans
(a)    Subject to Section 4.4, each Construction/Term Lender may (without relieving the Borrower of its obligation to repay a Construction/Term Loan in accordance with the terms of this Agreement and the Construction/Term Loan Notes) at its option fulfill its Construction/Term Loan Commitments with respect to any such Construction/Term Loan by causing any domestic or foreign branch or Affiliate of such Construction/Term Lender to make such Construction/Term Loan.
(b)    Unless the T4 Administrative Agent has been notified in writing by any Construction/Term Lender prior to a proposed Borrowing Date that such Construction/Term Lender will not make available to the T4 Administrative Agent its portion of the Construction/Term Loan Borrowing proposed to be made on such date, the T4 Administrative Agent may assume that such Construction/Term Lender has made such amounts available to the T4 Administrative Agent on such date and the T4 Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the T4 Administrative Agent by such Construction/Term Lender and the T4 Administrative Agent has made such amount available to the Borrower, the T4 Administrative Agent shall be entitled to recover on demand from such Construction/Term Lender such corresponding amount plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the T4 Administrative Agent to the Borrower to the date such corresponding amount is recovered by the T4 Administrative Agent at an interest rate per annum equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the T4 Administrative Agent in accordance with banking industry rules on interbank compensation. If such Construction/Term Lender pays such corresponding amount (together with such interest), then such corresponding amount so paid shall constitute such Construction/Term Lender’s Construction/Term Loan included in such Construction/Term Loan Borrowing. If such Construction/Term Lender does not pay such corresponding amount forthwith upon the T4 Administrative Agent’s demand, the T4 Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly repay such corresponding amount to the T4 Administrative Agent plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the T4 Administrative Agent to the Borrower to the date such corresponding amount is recovered by the T4 Administrative Agent at an interest rate per annum equal to the Base Rate plus the Applicable Margin. If the T4 Administrative Agent receives payment of the corresponding amount from each of the Borrower and such Construction/Term Lender, the T4 Administrative Agent shall promptly remit to the Borrower such corresponding amount. If the T4 Administrative Agent receives payment of interest on such corresponding amount from each of the Borrower and such Construction/Term Lender for an overlapping period, the T4 Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Construction/Term Lender from its obligation to fulfill its Construction/Term Loan Commitments hereunder and any payment by the Borrower pursuant to this Section 2.6(b) shall be without prejudice to any claim the Borrower may have against a Construction/Term Lender that shall have failed to make such payment to the T4 Administrative Agent. The failure of any Construction/Term Lender to make available to the T4 Administrative Agent its portion of the Construction/Term Loan Borrowing shall not relieve any other Construction/Term Lender of its obligations, if any, hereunder to make available to the T4 Administrative Agent its portion of the Construction/Term Loan Borrowing on the date of such Construction/Term Loan Borrowing, but no Construction/Term Lender shall be responsible for the failure of any other Construction/Term Lender to make available to the T4 Administrative Agent such other Construction/Term Lender’s portion of the Construction/Term Loan

Borrowing on the date of any Construction/Term Loan Borrowing. A notice of the T4 Administrative Agent to any Construction/Term Lender or the Borrower with respect to any amounts owing under this Section 2.6(b) shall be conclusive, absent manifest error.
(c)    Each of the Construction/Term Lenders shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Construction/Term Lender resulting from each Construction/Term Loan made by such Construction/Term Lender, including the amounts of principal and interest payable and paid to such Construction/Term Lender from time to time hereunder.
(d)    The T4 Administrative Agent shall maintain at the T4 Administrative Agent’s office (i) a copy of any Lender Assignment Agreement or Affiliated Lender Assignment Agreement delivered to it pursuant to Section 13.4 and (ii) a register for the recordation of the names and addresses of the Construction/Term Lenders, and all the Construction/Term Loan Commitments of, and principal amount of and interest on the Construction/Term Loans owing and paid to, each Construction/Term Lender pursuant to the terms hereof from time to time and of amounts received by the T4 Administrative Agent from the Borrower and whether such amounts constitute principal, interest, fees, or other amounts and each Construction/Term Lender’s share thereof (the “Register”). The Register shall be available for inspection by the Borrower and any Construction/Term Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    The entries made by the T4 Administrative Agent in the Register or the accounts maintained by any Construction/Term Lender shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Construction/Term Lender or the T4 Administrative Agent to maintain such Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Construction/Term Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Construction/Term Lender and the accounts and records of the T4 Administrative Agent in respect of such matters, the accounts and records of the T4 Administrative Agent shall control in the absence of manifest error.
(f)    The Borrower agrees that in addition to such accounts or records described in Section 2.6(d) and Section 2.6(e), the Construction/Term Loans made by each Construction/Term Lender shall, upon the request of any Construction/Term Lender, be evidenced by one or more Construction/Term Loan Notes duly executed on behalf of the Borrower and shall be dated the Closing Date (or, if later, the date of any request therefor by a Construction/Term Lender). Each such Construction/Term Loan Note shall have all blanks appropriately filled in, and shall be payable to such Construction/Term Lender and its registered assigns in a principal amount equal to the Construction/Term Loan Commitment of such Construction/Term Lender (it being understood that the principal amount of the Construction/Term Loan Commitment of each Construction/Term Lender shall be allocated amongst its Construction/Term Loan Notes such that the aggregate principal amount of such Construction/Term Loan Notes equals such Construction/Term Lender’s Construction/Term Loan Commitment); provided, that each Construction/Term Lender may attach schedules to its respective Construction/Term Loan Notes and endorse thereon the date, amount, and maturity of its respective Construction/Term Loans and payments with respect thereto.

2.7.    Extensions of Construction/Term Loans
(a)    The Borrower may at any time and from time to time after the Closing Date request that all or a portion of the Construction/Term Loans outstanding at the time of such request (any such Construction/Term Loans, “Existing Construction/Term Loans”) be converted to extend the scheduled final maturity date of any payment of principal with respect to all or a portion of any principal amount of such Construction/Term Loans (any such Construction/Term Loans which have been so converted, “Extended Construction/Term Loans”) and to provide for other terms consistent with this Section 2.7. Prior to entering into any Extension Amendment (as defined below) with respect to any Extended Construction/Term Loans, the Borrower shall provide written notice to the T4 Intercreditor Agent and the T4 Administrative Agent (who shall provide a copy of such notice to each of the Construction/Term Lenders of the Existing Construction/Term Loans and which such request shall be offered equally to all such Construction/Term Lenders) (a “Construction/Term Loan Extension Request”) setting forth the proposed terms of the Extended Construction/Term Loans to be established, which terms shall be identical to the Existing Construction/Term Loans, except that (i) the Extended Construction/Term Loans may constitute a separate tranche of Construction/Term Loans than the Existing Construction/Term Loans and may have distinct voting rights with respect to such tranche, (ii) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Construction/Term Loans may be delayed to later dates than the scheduled amortization of principal of the Existing Construction/Term Loans (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 3.1 with respect to the Existing Construction/Term Loans from which such Extended Construction/Term Loans were extended, in each case as more particularly set forth in Section 2.7(c) below) (provided, that, for the avoidance of doubt, the weighted average life to maturity of such Extended Construction/Term Loans shall be no shorter than the weighted average life to maturity of the Existing Construction/Term Loans), (iii) (A) the interest rates (including fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts, and premiums with respect to the Extended Construction/Term Loans may be different than those for the Existing Construction/Term Loans and/or (B) additional fees and/or premiums may be payable to the Construction/Term Lenders providing such Extended Construction/Term Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, and (iv) (A) the Extended Construction/Term Loans may have call protection and prepayment premiums related to optional prepayment terms as may be agreed between the Borrower and the Extending Construction/Term Lenders thereof and (B) the Extended Construction/Term Loans may participate with the Existing Construction/Term Loans on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as may be agreed between the Borrower and the Extending Construction/Term Lenders thereof. No Construction/Term Lender shall have any obligation to agree to have any of its Construction/Term Loans converted into Extended Construction/Term Loans pursuant to any Construction/Term Loan Extension Request and no such refusal shall in and of itself entitle the Borrower to exercise rights under Section 4.4 with respect to such refusing Construction/Term Lender.

(b)    The Borrower shall provide the applicable Construction/Term Loan Extension Request at least thirty days (or such shorter period as the T4 Administrative Agent may determine in its sole discretion) prior to the date on which Construction/Term Lenders are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the T4 Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.7. Any Construction/Term Lender (an “Extending Construction/Term Lender”) wishing to have all or a portion of its Existing Construction/Term Loans subject to such Construction/Term Loan Extension Request converted into Extended Construction/Term Loans shall notify the T4 Administrative Agent (an “Extension Election”) on or prior to the date specified in such Construction/Term Loan Extension Request of the amount of its Existing Construction/Term Loans subject to such Construction/Term Loan Extension Request that it has elected to convert into Extended Construction/Term Loans (subject to any minimum denomination requirements imposed by the T4 Administrative Agent). In the event that the aggregate amount of the Construction/Term Loans subject to Extension Elections exceeds the amount of Extended Construction/Term Loans requested pursuant to the Construction/Term Loan Extension Request, Existing Construction/Term Loans shall be converted to Extended Construction/Term Loans on a pro rata basis based on the amount of Existing Construction/Term Loans included in each such Extension Election (subject to rounding).
(c)    Extended Construction/Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.7(c) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Construction/Term Lender other than the Extending Construction/Term Lenders with respect to the Extended Construction/Term Loans established thereby) executed by the Borrower, the T4 Administrative Agent and the Extending Construction/Term Lenders. In addition to any terms and changes required or permitted by this Section 2.7 above, each Extension Amendment shall amend the scheduled amortization payments pursuant to Section 3.1 with respect to the Existing Construction/Term Loans to reduce each scheduled repayment amount for the Existing Construction/Term Loans in the same proportion as the amount of Existing Construction/Term Loans is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Existing Construction/Term Loan that is not an Extended Construction/Term Loan shall not be reduced as a result thereof). It is understood and agreed that each Construction/Term Lender hereunder has consented, and shall at the effective time thereof be deemed to consent, to each amendment to this Agreement and the other T4 Financing Documents authorized by this Section 2.7 and the arrangements described above in connection therewith.
(d)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Construction/Term Loans are converted to extend the related scheduled final maturity date in accordance with clause (a) above, the aggregate principal amount of such Existing Construction/Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Construction/Term Loans so converted by such Construction/Term Lender on such date.
(e)    No exchange or conversion of Construction/Term Loans or Construction/Term Loan Commitments pursuant to any Extension Amendment in accordance with this Section 2.7 shall (i) be made at any time an Event of Default shall have occurred and be continuing and (ii) constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement or the other T4 Financing Documents.
3.    REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
3.1.    Repayment of Construction/Term Loan Borrowings
(a)    The Borrower unconditionally and irrevocably promises to pay to the T4 Administrative Agent for the ratable account of each Construction/Term Lender the aggregate outstanding principal amount of the Construction/Term Loans on each Principal Payment Date, in accordance with the Amortization Schedule.
(b)    Notwithstanding anything to the contrary set forth in Section 3.1(a), the final principal repayment installment on the Credit Agreement Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all Construction/Term Loans outstanding on such date.
3.2.    Interest Payment Dates
(a)    Interest accrued on each Construction/Term Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):
(i)    with respect to any repayment or prepayment of any Base Rate Loans or of all of the aggregate principal on any SOFR Loans, on the date of each such repayment or prepayment;
(ii)    with respect to any partial repayment or prepayment of principal on any SOFR Loans, on the next Monthly Transfer Date;
(iii)    on the Credit Agreement Maturity Date;
(iv)    with respect to SOFR Loans, (x) on each Monthly Transfer Date or (y) if applicable, any date on which such SOFR Loan is converted to a Base Rate Loan; and
(v)    with respect to Base Rate Loans, on each Quarterly Payment Date or, if applicable, any date on which such Base Rate Loan is converted to a SOFR Loan.
(b)    Interest accrued on the Construction/Term Loans or other Obligations after the date such amount is due and payable (as provided in clause (a), upon acceleration or otherwise) shall be payable upon demand.
(c)    Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event described in Section 11.1.

3.3.    Interest Rates
(a)    Pursuant to each properly delivered Construction/Term Loan Borrowing Notice, the SOFR Loans shall accrue interest at a rate per annum equal to the sum of Daily Compounded SOFR plus the Applicable Margin for such Construction/Term Loans.
(b)    Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than five separate SOFR Loans outstanding at any one time.
(c)    Pursuant to each properly delivered Construction/Term Loan Borrowing Notice, each Base Rate Loan shall accrue interest at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for such Construction/Term Loans.
(d)    All Base Rate Loans shall bear interest from and including the date such Construction/Term Loan is made (or the day on which SOFR Loans are converted to Base Rate Loans as required under Article 4) to (but excluding) the date such Construction/Term Loan or portion thereof is paid at the interest rate determined as applicable to such Base Rate Loan.
(e)    Daily Compounded SOFR Conforming Changes. In connection with the use or administration of Daily Compounded SOFR, the T4 Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other T4 Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other T4 Financing Document. The T4 Administrative Agent will promptly notify the Borrower and the Construction/Term Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Compounded SOFR.
3.4.    Conversion Options
(a)    Elections by Borrower for Construction/Term Loan Borrowings. Subject to Section 2.2, Section 3.3(b), Section 4.1, and Section 4.2, the Construction/Term Loans comprising each Construction/Term Loan Borrowing initially shall be of the Type specified in the applicable Construction/Term Loan Borrowing Notice. Thereafter, the Borrower may elect to convert such Construction/Term Loan Borrowing to a Construction/Term Loan Borrowing of a different Type or to continue such Construction/Term Loan Borrowing as a Construction/Term Loan Borrowing of the same Type, all as provided in this Section 3.4; provided that no SOFR Loan may be converted into a Base Rate Loan on any date other than a Monthly Transfer Date. The Borrower may elect different options with respect to different portions of the affected Construction/Term Loan Borrowing, in which case each such portion shall be allocated ratably among the Construction/Term Lenders holding the Construction/Term Loans comprising such Construction/Term Loan Borrowing, and the Construction/Term Loans comprising each such portion shall be considered a separate Construction/Term Loan Borrowing.
(b)    Notice of Elections. Each such election pursuant to this Section 3.4 shall be made upon the Borrower’s irrevocable notice to the T4 Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by an Authorized Officer of the Borrower, or may be given by telephone to the T4

Administrative Agent (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the T4 Administrative Agent not later than the time that a Construction/Term Loan Borrowing Notice would be required under Section 2.2 if the Borrower were requesting a Construction/Term Loan Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)    Content of Interest Election Requests. Each Interest Election Request pursuant to this Section 3.4 shall specify the following information in compliance with Section 2.2:
(i)    the Construction/Term Loan Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Construction/Term Loan Borrowing (in which case the information to be specified pursuant to clauses (ii) and (iii) below shall be specified for each resulting Construction/Term Loan Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
(iii)    whether the resulting Construction/Term Loan Borrowing is to be comprised of Base Rate Loans or SOFR Loans.
(d)    Notice by T4 Administrative Agent to Construction/Term Lenders. The T4 Administrative Agent shall advise each applicable Construction/Term Lender of the details of an Interest Election Request and such Construction/Term Lender’s portion of such resulting Construction/Term Loan Borrowing no less than one Business Day before the effective date of the election made pursuant to such Interest Election Request.
(e)    Failure to Make an Interest Election Request; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Construction/Term Loan Borrowing comprising SOFR Loans prior to the Monthly Transfer Date therefor, then, unless such Construction/Term Loan Borrowing comprising SOFR Loans is repaid as provided herein, the Borrower shall be deemed to have selected that such Construction/Term Loan Borrowing shall automatically be continued as a Construction/Term Loan Borrowing comprising SOFR Loans bearing interest at a rate based upon Daily Compounded SOFR as of such Monthly Transfer Date. Notwithstanding any contrary provision hereof, if a Default or Event of Default has occurred and is continuing, then, so long as such Default or Event of Default is continuing no outstanding Construction/Term Loan Borrowing comprised of Base Rate Loans may be converted to a Construction/Term Loan Borrowing comprised of SOFR Loans.
3.5.    Post-Maturity Interest Rates; Default Interest Rates
If all or a portion of the principal amount of any Construction/Term Loan is not paid when due (whether on the Credit Agreement Maturity Date, by acceleration or otherwise) or any Obligation under this Agreement (other than principal on the Construction/Term Loans) is not paid when due (whether on the Credit Agreement Maturity Date, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to the applicable Default Rate from the date of such non-payment until the amount then due is paid in full (after as well as before judgment).

3.6.    Interest Rate Determination
The T4 Administrative Agent shall determine the interest rate applicable to the Construction/Term Loans and shall give prompt notice of such determination to the Borrower and the Construction/Term Lenders. In each such case, the T4 Administrative Agent’s determination of the applicable interest rate shall be conclusive in the absence of manifest error.
3.7.    Computation of Interest and Fees
(a)    All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for SOFR Loans, and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate, shall be made on the basis of a 360-day year and actual days elapsed.
(b)    Interest shall accrue on each Construction/Term Loan for the day on which the Construction/Term Loan is made, and shall not accrue on a Construction/Term Loan, or any portion thereof, for the day on which the Construction/Term Loan or such portion is paid; provided, that any Construction/Term Loan that is repaid on the same day on which it is made shall bear interest for one day.
(c)    All interest hereunder on any Construction/Term Loan other than a Construction/Term Loan computed by reference to Daily Compounded SOFR shall be computed on a daily basis based upon the outstanding principal amount of such Construction/Term Loan as of the applicable date of determination. All interest hereunder on any Construction/Term Loan computed by reference to Daily Compounded SOFR shall be computed as of any applicable date of determination on a daily basis based upon (x) the outstanding principal amount of such Construction/Term Loan as of such date of determination plus (y) the accrued, unpaid interest on such Construction/Term Loan attributable to Daily Compounded SOFR (and not, for the avoidance of doubt, attributable to the Applicable Margin) as of the immediately preceding U.S. Government Securities Business Day. Each determination by the T4 Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
3.8.    Optional Prepayment
(a)    The Borrower shall have the right to prepay the Construction/Term Loans (in whole or part) without premium or penalty by providing notice to the T4 Administrative Agent prior to 11:00 a.m., New York City time, on the date that is (i) with respect to any prepayment of SOFR Loans, five U.S. Government Securities Business Days and (ii) with respect to any prepayment of Base Rate Loans, one Business Day, prior to the proposed prepayment date. Any prepayment notice may be revoked; provided, that the Borrower shall be responsible for any additional amounts required to be paid to any Construction/Term Lender pursuant to Section 4.5 as a result of such revocation.
(b)    Any partial voluntary prepayment of the Construction/Term Loans under this Section 3.8 shall be in minimum amounts of $10,000,000 or if the outstanding Construction/Term Loans is less than $10,000,000, then equal to the aggregate amount of outstanding Construction/Term Loans.

(c)    All voluntary prepayments under this Section 3.8 shall be made by the Borrower to the T4 Administrative Agent for the account of the Construction/Term Lenders in accordance with Section 3.8(d).
(d)    With respect to each prepayment to be made pursuant to this Section 3.8, on the date specified in the notice of prepayment delivered pursuant to Section 3.8(a), the Borrower shall pay to the T4 Administrative Agent the sum of the following amounts:
(i)    the principal of, and (other than for partial repayments of Construction/Term Loans that are SOFR Loans, in which case Section 3.2(a)(ii) shall apply) accrued but unpaid interest on, the Construction/Term Loans to be prepaid;
(ii)    any additional amounts required to be paid under Section 4.5; and
(iii)    any other Obligations due to the Credit Agreement Senior Secured Parties in connection with any prepayment under the T4 Financing Documents.
(e)    The Borrower (i) shall either (A) concurrently with such prepayment under this Section 3.8, pay to the Senior Secured IR Hedge Counterparties to the Senior Secured IR Hedge Agreements the T4 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Agreements required to be terminated in connection with such prepayment in accordance with Section 3.19; or (B) (1) reserve an amount equal to 105% of the T4 IR Hedge Termination Amounts reasonably projected as of such date of prepayment to be required to be payable by the Borrower in respect of the Senior Secured IR Hedge Agreements terminated in connection with such prepayment in accordance with Section 3.19 and (2) (x) within 45 days of the date of such prepayment, pay to the Senior Secured IR Hedge Counterparties to the Senior Secured IR Hedge Agreements the T4 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Agreements required to be terminated in connection with such prepayment in accordance with Section 3.19 and (y) on the date of such payment of the last such T4 IR Hedge Termination Amounts pursuant to clause (x) above, apply any amounts not applied to the payment of T4 IR Hedge Termination Amounts to the principal of the Construction/Term Loans that were subject to such optional prepayment; and (ii) may either (A) concurrently with such prepayment under this Section 3.8, pay to the Senior Secured IR Hedge Counterparties to the Senior Secured IR Hedge Agreements the T4 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Agreements that have been and are permitted to be terminated in connection with such prepayment in accordance with Section 3.19; or (B) (1) reserve an amount equal to 105% of the T4 IR Hedge Termination Amounts reasonably projected as of such date of prepayment to be payable in connection with such prepayment as a result of terminations of the Senior Secured IR Hedge Agreements that are permitted to be made in connection with such prepayment in accordance with Section 3.19 and (2) (x) within 45 days of the date of such prepayment, pay to the Senior Secured IR Hedge Counterparties to the Senior Secured IR Hedge Agreements the T4 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Agreements permitted to be terminated in connection with such prepayment in accordance with Section 3.19 and (y) on the date of such payment of the last such T4 IR Hedge Termination Amounts pursuant to clause (x) above, apply any amounts not applied to the payment of T4 IR Hedge Termination

Amounts to the principal of the Construction/Term Loans that were subject to such prepayment.
(f)    Voluntary payments of principal of the Construction/Term Loans will be applied pro rata against subsequent scheduled payments, in inverse order of maturity, or in direct order of maturity, at the Borrower’s sole discretion.
(g)    Amounts of any Construction/Term Loans prepaid pursuant to this Section 3.8 may not be reborrowed.
3.9.    Mandatory Prepayment
(a)    The Borrower shall be required to prepay the Construction/Term Loans in accordance with Section 9.7 (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) of the Collateral and Intercreditor Agreement (but subject to Section 3.9(i)) with the applicable Construction/Term Lenders’ ratable share of the Mandatory Prepayment Portion of the following:
(i)    Loss Proceeds, to the extent that the aggregate amount of such Loss Proceeds previously received by the Borrower over the term of this Agreement and not applied for mandatory prepayment exceeds $75,000,000 and such Loss Proceeds are not applied in accordance with Section 9.2(b) (Loss Proceeds) of the Collateral and Intercreditor Agreement;
(ii)    Asset Sale Proceeds, to the extent such Asset Sale Proceeds result from any Asset Sale that is not permitted by Section 8.3;
(iii)    the net proceeds of any Replacement Debt allocated by the Borrower in accordance with Section 2.4(b)(ii) (Replacement Debt) of the Common Terms Agreement;
(iv)    if the conditions applicable to making a Distribution set forth in Section 8.10(a) have not been satisfied for four consecutive Quarterly Payment Dates, funds on deposit in the T4 Distribution Reserve Account on such fourth Quarterly Payment Date or the date specified in Section 3.10(d), if applicable, (after effecting any transfers therefrom on or prior to such date in accordance with the T4 Accounts Agreement); provided, that, any such mandatory prepayment shall be net of any amounts reasonably estimated to be payable by the Borrower pursuant to Section 3.2(c)(i)-(viii) (T4 Revenue Account) of the T4 Accounts Agreement, as applicable, within ninety days following the date the mandatory prepayment is required to be made pursuant to this Section 3.9(a)(iv); and
(v)    all Performance Liquidated Damages payments to the Borrower that are in excess of $75,000,000, to the extent that such Performance Liquidated Damages are not used to (A) make any indemnity payments owed to any Material Project Party pursuant to any Designated Offtake Agreement as a result of the applicable performance shortfall, (B) complete or repair the Project facilities in respect of which Performance Liquidated Damages were paid, or (C) reimburse Voluntary Equity Contributions to the extent such Voluntary Equity Contributions were used to fund any amounts payable by the Borrower and referred to in the foregoing clauses (A) and (B).
(b)    The Borrower shall, if applicable, make prepayments of Construction/Term Loans and cancel Construction/Term Loan Commitments as may be required upon the occurrence of an LNG Sales Mandatory Prepayment Event in accordance with Section 7.5(e).
(c)    With respect to each prepayment of the Construction/Term Loans to be made pursuant to this Section 3.9, on the date required pursuant to Section 9.7 (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) of the Collateral and Intercreditor Agreement, the Borrower shall pay to the T4 Administrative Agent the amount determined in accordance therewith, which shall be applied as follows:
(i)    first, on a pro rata basis to the payment to the Construction/Term Lenders to be prepaid pursuant to Section 3.9(a) of (A) accrued but unpaid interest and fees on the Construction/Term Loans to be prepaid and (B) any additional amounts required to be paid under Section 4.5 in connection with such prepayment; and
(ii)    second, on a pro rata basis, for the prepayment to the applicable Construction/Term Lenders for the prepayment of principal of the Construction/Term Loans to be prepaid pursuant to Section 3.9(a).
(d)    The Borrower (i) shall either (A) concurrently with any mandatory prepayment pursuant to this Section 3.9, pay to the Senior Secured IR Hedge Counterparties the T4 IR Hedge Termination Amounts payable in respect of any portion of the Senior Secured IR Hedge Transactions required to be terminated in connection with such prepayment in accordance with Section 9.7(c) (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) or Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement (as applicable) and Section 3.17 or Section 3.18 (as applicable) or (B) (1) reserve an amount equal to 105% of the T4 IR Hedge Termination Amounts reasonably projected as of such date of prepayment to be required to be payable by the Borrower in respect of any portion of the Senior Secured IR Hedge Transactions terminated in connection with such prepayment in accordance with Section 9.7(c) (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) or Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement (as applicable) and Section 3.17 or Section 3.18 (as applicable) and (2) (x) within 45 days of the date of such prepayment, pay to the Senior Secured IR Hedge Counterparties the T4 IR Hedge Termination Amounts payable in respect of any portion of the Senior Secured IR Hedge Transactions required to be terminated in connection with such prepayment in accordance with Section 9.7(c) (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) or Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement (as applicable) and Section 3.17 or Section 3.18 (as applicable) and (y) on the date of such payment of the last such T4 IR Hedge Termination Amounts pursuant to clause (x) above, apply any amounts not applied to the payment of T4 IR Hedge Termination Amounts to the principal of the Construction/Term Loans that were subject to such mandatory prepayment and (ii) may either (A) concurrently with such mandatory prepayment under this Section 3.9, pay to the Senior Secured IR Hedge Counterparties the T4 IR Hedge Termination Amounts payable in respect of any portion of the Senior Secured IR Hedge Transactions permitted to be terminated in connection with such prepayment in accordance with Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement and Section 3.18 or (B) (1) reserve an amount equal to 105% of the T4 IR Hedge Termination Amounts reasonably projected as of such date of prepayment to be payable in connection with such prepayment as a result of terminations of Senior Secured IR Hedge Transactions that are permitted in accordance with Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement and Section 3.18 and (2) (x) within 45 days of the date of such prepayment, pay to the Senior Secured IR Hedge Counterparties the T4 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Transactions permitted to be terminated in connection with such prepayment in accordance with Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement and Section 3.18 and (y) on the date of such payment of the last such T4 IR Hedge Termination Amounts pursuant to clause (x) above, apply any amounts not applied to the payment of T4 IR Hedge Termination Amounts to the principal of the Construction/Term Loans that were subject to such prepayment.
(e)    Mandatory prepayments of the principal of the Construction/Term Loans will be applied (i) in the case of mandatory prepayments pursuant to Section 3.9(a)(iii), Section 3.9(a)(v), or Section 3.9(b), pro rata against all remaining scheduled amortization payments in respect of the applicable Construction/Term Loans, and (ii) in the case of all other mandatory prepayments, in inverse order of maturity.
(f)    The Borrower shall provide notice (each a “Replacement Debt Prepayment Notice”) to the T4 Administrative Agent of any anticipated mandatory prepayment pursuant to Section 3.9(a)(iii) by no later than 1:00 pm on the second Business Day prior to the date of such anticipated mandatory prepayment, which notice the T4 Administrative Agent shall promptly forward to each Construction/Term Lender on the same day that it is received from the Borrower; provided, that such notice of prepayment by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments, in which case such notice may be revoked by the Borrower (by notice to the T4 Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each Construction/Term Lender may, by notice to the T4 Administrative Agent in writing or by telephone (confirmed in writing) no later than 5:00 pm one Business Day after receipt of a Replacement Debt Prepayment Notice elect to decline all (but not less than all) of such Replacement Debt with respect to the anticipated mandatory prepayment of its outstanding Construction/Term Loans pursuant to Section 3.9(a)(iii) (such declined prepayment amounts, the “Declined Replacement Debt Proceeds”). The aggregate amount of Declined Replacement Debt Proceeds shall be allocated to the Non-Declining Construction/Term Lenders on a pro rata basis in accordance with the aggregate amount of their respective outstanding Construction/Term Loans; provided, that, if the amount of Declined Replacement Debt Proceeds exceeds the aggregate amount of outstanding Construction/Term Loans held by the Non-Declining Construction/Term Lenders (such excess amounts (if any), the “Excess Declined Replacement Debt Proceeds”), the Excess Declined Replacement Debt Proceeds shall be allocated to the Construction/Term Lenders that have declined Replacement Debt on a pro rata basis in accordance with the aggregate amount of their respective outstanding Construction/Term Loans.
(g)    Amounts of any Construction/Term Loans prepaid pursuant to this Section 3.9 may not be reborrowed.
(h)    No premium or penalty shall be payable in connection with any prepayment under this Section 3.9, but such prepayment shall still be subject to Section 4.5.
(i)    Any prepayments pursuant to Section 3.9(a)(iii) shall be applied to the Construction/Term Loans prior to the prepayment of any Replacement Debt, Supplemental Debt, or Working Capital Debt not consisting of Construction/Term Loans.
(j)    In the event that a mandatory prepayment of Senior Secured Debt is triggered pursuant to Section 3.9(b) and the Borrower does not have sufficient cash available pursuant to the T4 Accounts Agreement to make such mandatory prepayment, the T4 Collateral Agent (at the direction of the T4 Intercreditor Agent) shall draw on each Distribution LC and Distribution Guaranty in-full and deposit the proceeds of such draws into the T4 Debt Prepayment Account.
3.10.    Time and Place of Payments
(a)    The Borrower shall make each payment (including any payment of principal of or interest on any Construction/Term Loan or any Fees or other Obligations) hereunder without setoff, deduction or counterclaim not later than 1:00 p.m., New York City time, on the date when due in Dollars and in immediately available funds to the T4 Administrative Agent at the following account: MUFG Bank, Ltd., ABA #: [***], SWIFT ID: [***], Account Name: [***], Account #: [***], Attn: AGENCY DESK, Ref: RGLNG T4, or at such other office or account as may from time to time be specified by the T4 Administrative Agent to the Borrower. Funds received after 1:00 p.m., New York City time shall be deemed to have been received by the T4 Administrative Agent on the next succeeding Business Day for the purpose of calculating interest thereon.
(b)    The T4 Administrative Agent shall promptly remit in immediately available funds to each Credit Agreement Senior Secured Party its share, if any, of any payments received by the T4 Administrative Agent for the account of such Credit Agreement Senior Secured Party.
(c)    Except as provided herein, whenever any payment (including any payment of interest or principal on any Construction/Term Loan or any Fees or other Obligations) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day.
(d)    Mandatory prepayments in accordance with Section 3.9 (other than Section 3.9(a)(iii)) may be made by the Borrower on the first Quarterly Payment Date (or any Monthly Transfer Date preceding such Quarterly Payment Date) occurring after such prepayment is required to be made pursuant to this Section 3.10 if (i) the relevant prepayment amount is held in a segregated account in which the T4 Collateral Agent (on behalf of the

Construction/Term Lenders) has a perfected first-priority security interest (including, in the case of any mandatory prepayment required by Section 3.9(a)(iv), the T4 Distribution Reserve Account) and (ii) no Event of Default has occurred and is continuing.
3.11.    Borrowings and Payments Generally
(a)    Unless the T4 Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the T4 Administrative Agent for the account of the Construction/Term Lenders hereunder that the Borrower will not make such payment, the T4 Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Construction/Term Lenders the amount due. If the Borrower has not in fact made such payment, then each of the Construction/Term Lenders severally agrees to repay to the T4 Administrative Agent forthwith on demand the amount so distributed to such Construction/Term Lender in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the T4 Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the T4 Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the T4 Administrative Agent to any Construction/Term Lender with respect to any amount owing under this Section 3.11 shall be conclusive, absent manifest error.
(b)    Except as set forth in Section 3.9(c), if at any time insufficient funds are received by and available to the T4 Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other amounts then due to such parties.
(c)    Nothing herein shall be deemed to obligate any Construction/Term Lender to obtain funds for any Construction/Term Loan in any particular place or manner or to constitute a representation by any Construction/Term Lender that it has obtained or will obtain funds for any Construction/Term Loan in any particular place or manner.
(d)    The Borrower hereby authorizes each Construction/Term Lender, if and to the extent payment owed to such Construction/Term Lender is not made when due under this Agreement or under the Construction/Term Loan Notes held by such Construction/Term Lender, to charge from time to time against any or all of the Borrower’s accounts with such Construction/Term Lender any amount so due.
3.12.    Fees
(a)    From and including the Closing Date and until the end of the Construction/Term Loan Availability Period, the Borrower agrees to pay to the T4 Administrative Agent, for the account of the Construction/Term Lenders, on each Quarterly Payment Date, a commitment fee at a rate per annum equal to 30% of the Applicable Margin for SOFR Loans on the average daily amount during the period from and including the last Quarterly Payment Date (or from and including the Closing Date in the case of the first Quarterly Payment Date) to but excluding such Quarterly Payment Date, by which the

Aggregate Construction/Term Loan Commitment exceeds the aggregate outstanding principal balance of the Construction/Term Loans.
(b)    All Commitment Fees shall be payable in arrears and computed on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be, as pro-rated for any partial period, as applicable. Notwithstanding the foregoing, the Borrower will not be required to pay any Commitment Fee to any Construction/Term Lender with respect to any period in which such Construction/Term Lender was a Defaulting Lender.
(c)    The Borrower agrees to pay or cause to be paid additional fees in the amounts and at the times from time to time agreed pursuant to each applicable Bank Fee Letter and each applicable Fee Letter.
(d)    All Fees shall be paid on the dates due in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.
3.13.    Pro Rata Treatment
(a)    The portion of any Construction/Term Loan Borrowing shall be allocated by the T4 Administrative Agent pro rata among the Construction/Term Lenders of such Class in accordance with each Construction/Term Lender’s Construction/Term Loan Commitment Percentage.
(b)    Except as otherwise provided in Article 4, Section 2.4(c), and Section 2.4(e), each reduction of Construction/Term Loan Commitments of any Class, pursuant to Section 2.4 or otherwise, shall be allocated by the T4 Administrative Agent pro rata among the Construction/Term Lenders in accordance with each Construction/Term Lender’s Construction/Term Loan Commitment Percentage.
(c)    Except as otherwise required under Article 4, each payment or prepayment of principal of the Construction/Term Loans shall be allocated by the T4 Administrative Agent pro rata among the Construction/Term Lenders in accordance with the respective principal amounts of their outstanding Construction/Term Loans, and each payment of interest on the Construction/Term Loans shall be allocated by the T4 Administrative Agent pro rata among the Construction/Term Lenders in accordance with the respective interest amounts outstanding on the Construction/Term Loans in each Class held by them. Each payment of the Commitment Fees shall be allocated by the T4 Administrative Agent pro rata among the applicable Construction/Term Lenders in accordance with their respective Construction/Term Loan Commitments of a particular Class.
3.14.    Sharing of Payments
(a)    If any Construction/Term Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Construction/Term Loan (other than pursuant to the terms of Article 4) in excess of its pro rata share of payments then or therewith obtained by all Construction/Term Lenders holding Construction/Term Loans of such Class, such Construction/Term Lender shall purchase from the other Construction/Term Lenders (for cash at face value) such participations in Construction/Term Loans of such type made by them as shall be necessary to cause such purchasing Construction/Term Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Construction/Term Lender, the purchase shall be rescinded and each Construction/Term Lender that has sold a participation to the purchasing Construction/Term Lender shall repay to the purchasing Construction/Term Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Construction/Term Lender’s ratable share (according to the proportion of (x) the amount of such selling Construction/Term Lender’s required repayment to the purchasing Construction/Term Lender to (y) the total amount so recovered from the purchasing Construction/Term Lender) of any interest or other amount paid or payable by the purchasing Construction/Term Lender in respect of the total amount so recovered. The Borrower agrees that any Construction/Term Lender so purchasing a participation from another Construction/Term Lender pursuant to this Section 3.14(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 13.14) with respect to such participation as fully as if such Construction/Term Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 3.14 shall not be construed to apply to any payment by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by any Construction/Term Lender as consideration for the assignment or sale of a participation in any of its Construction/Term Loans to which it has a participation interest.
(b)    If under any applicable bankruptcy, insolvency or other similar law, any Construction/Term Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, then such Construction/Term Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Construction/Term Lenders entitled under this Section 3.14 to share in the benefits of any recovery on such secured claim.
3.15.    Defaulting Lender Waterfall
Notwithstanding anything in this Agreement or any other T4 Financing Document to the contrary, any payment of principal, interest, fees or other amounts received by the T4 Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 11 or otherwise) or received by the T4 Administrative Agent from a Defaulting Lender pursuant to Section 13.14 shall be applied at such time or times as may be determined by the T4 Administrative Agent as follows:
(a)    first, to the payment of any amounts owing by such Defaulting Lender to the T4 Administrative Agent or T4 Collateral Agent hereunder;
(b)    second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Construction/Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the T4 Administrative Agent;
(c)    third, if so determined by the T4 Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to the Construction/Term Loans under this Agreement;

(d)    fourth, to the payment of any amounts owing to the Construction/Term Lenders as a result of any final and Non-Appealable judgment of a court of competent jurisdiction obtained by any Construction/Term Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;
(e)    fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and Non-Appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(f)    sixth, to such Defaulting Lender or as otherwise directed by a final and Non-Appealable judgment of a court of competent jurisdiction;
provided, that if (x) such payment is a payment of the principal amount of Construction/Term Loans in respect of which such Defaulting Lender has not funded its appropriate share and (y) such Construction/Term Loans were made during a period when the applicable conditions to such Construction/Term Loan Borrowing set forth in Article 6 were satisfied or waived, such payment shall be applied solely to pay the Construction/Term Loans of all Construction/Term Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Construction/Term Loans of such Defaulting Lender, until such time as all Construction/Term Loans are held by the Construction/Term Lenders pro rata in accordance with the applicable Construction/Term Loan Commitments of each Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.15 shall be deemed paid to and redirected by such Defaulting Lender, and each Construction/Term Lender irrevocably consents hereto.
3.16.    Defaulting Lender Cure
If the Borrower and the T4 Administrative Agent agree in writing that any Construction/Term Lender is no longer a Defaulting Lender, the T4 Administrative Agent will so notify the Parties, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Construction/Term Lender will, to the extent applicable, purchase at par that portion of outstanding Construction/Term Loans of the other Construction/Term Lenders or take such other actions as the T4 Administrative Agent may determine to be necessary to cause the Construction/Term Loans to be held pro rata by the Construction/Term Lenders in accordance with the Construction/Term Loan Commitments, whereupon such Construction/Term Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Construction/Term Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Construction/Term Lender will constitute a waiver or release of any claim of any party hereunder arising from that Construction/Term Lender’s having been a Defaulting Lender.
3.17.    Termination of Senior Secured IR Hedge Transactions in Connection with Mandatory Prepayments with Collateral Proceeds
If any mandatory prepayment of the Senior Secured Debt is made by the Borrower in accordance with the provisions of Sections 3.9(a)(i), 3.9(a)(ii), 3.9(a)(iv), or 3.9(b), then the Borrower

(a) shall terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreement, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that the aggregate notional amount (after giving effect to any Offsetting Transactions) of the Senior Secured IR Hedge Transactions satisfies the maximum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.5 and (b) may, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 7.10, terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that, after giving pro forma effect to such prepayment of Senior Secured Debt, the aggregate notional amount of the Senior Secured IR Hedge Transactions across all Senior Secured IR Hedge Counterparties is not less than the minimum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 7.10.
3.18.    Termination of Senior Secured IR Hedge Transactions in Connection with Mandatory Prepayments with Replacement Debt
A portion of the net proceeds of any Replacement Debt (a) shall, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.5, be used to terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that, after giving pro forma effect to any prepayment of Senior Secured Debt with such Replacement Debt, the aggregate notional amount (after giving effect to any Offsetting Transactions) of all Senior Secured IR Hedge Transactions does not exceed the maximum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement or Section 8.5 and (b) may, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 7.10, be used to terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that, after giving pro forma effect to any prepayment of Senior Secured Debt with such Replacement Debt, the aggregate notional amount of the Senior Secured IR Hedge Transactions across all Senior Secured IR Hedge Counterparties is not less than the minimum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 7.10.
3.19.    Termination of Senior Secured IR Hedge Transactions in Connection with Voluntary Payments
Upon any voluntary prepayment of the Senior Secured Debt, the Borrower (a) shall, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.5, terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that, after giving pro forma effect to such prepayment of Senior Secured Debt, the aggregate notional amount (after giving effect to any Offsetting Transactions) of the Senior Secured IR Hedge Transactions does not exceed the maximum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement or Section 8.5 and (b) may, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 7.10, terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of the Senior Secured IR Hedge Transactions such that, after giving pro forma effect to such prepayment of Senior Secured Debt, the aggregate notional amount of the Senior Secured IR Hedge Transactions across all Senior Secured IR Hedge Counterparties is not less than the minimum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 7.10.
4.    SOFR, BENCHMARK, AND TAX PROVISIONS
4.1.    Illegality
In the event that it becomes unlawful or, by reason of a Change in Law, any Construction/Term Lender is unable to honor its obligation to make, maintain or fund SOFR Loans or to determine or charge interest rates based upon SOFR or Daily Compounded SOFR, then such Construction/Term Lender will promptly notify the Borrower of such event (with a copy to the T4 Administrative Agent) (an “Illegality Notice”) and such Construction/Term Lender’s obligation to make or to continue SOFR Loans, or to convert Base Rate Loans into SOFR Loans, as the case may be, shall be suspended until such time as such Construction/Term Lender may again make and maintain SOFR Loans. During such period of suspension, the Base Rate shall, if necessary to avoid such illegality, be determined by the T4 Administrative Agent without reference to clause (c) of the definition of “Base Rate”. Upon receipt of such Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Construction/Term Lender (with a copy to the T4 Administrative Agent), prepay or if applicable, convert each SOFR Loan made by such Construction/Term Lender to Base Rate Loans (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the T4 Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the Monthly Transfer Date for such SOFR Loan, or immediately if any Construction/Term Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion of all of the aggregate principal amount under any outstanding SOFR Loan, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5. At the Borrower’s request, each Construction/Term Lender agrees to use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Construction/Term Loans or to assign its rights and obligations under the T4 Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Construction/Term Lender, such designation or assignment (a) would eliminate or avoid such illegality and (b) would not subject such Construction/Term Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Construction/Term Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Construction/Term Lender in connection with any such designation or assignment.
4.2.    Inability to Determine Rates
(a)    Subject to Section 4.7, if, as of any date:
(i)    the T4 Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Compounded SOFR” cannot be determined pursuant to the definition thereof, or
(ii)    the Majority Construction/Term Lenders determine that for any reason in connection with any SOFR Loan, any request therefor or a conversion thereto or a continuation thereof that Daily Compounded SOFR does not adequately and fairly reflect the cost to such Construction/Term Lenders of making and maintaining such Construction/Term Loan, and the Majority Construction/Term Lenders have provided notice of such determination to the T4 Administrative Agent, then in each case, the T4 Administrative Agent will promptly so notify the Borrower and each Construction/Term Lender.
(b)    Upon notice thereof by the T4 Administrative Agent to the Borrower, any obligation of the Construction/Term Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans) until the T4 Administrative Agent (with respect to clause (a)(ii), at the instruction the Majority Construction/Term Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. Upon any such conversion of all of the aggregate principal amount under any outstanding SOFR Loan, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.5. Subject to Section 4.7, if the T4 Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Compounded SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the T4 Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the T4 Administrative Agent revokes such determination.
4.3.    Increased Costs
(a)    If any Change in Law shall (i) (A) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Construction/Term Lender, (B) subject the T4 Administrative Agent or any Construction/Term Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Construction/Term Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Construction/Term Loans made by such Construction/Term Lender or participation in any such Construction/Term Loan, and (ii) the result of any of the foregoing shall be to increase the cost to such Person of making, converting to, continuing or maintaining any Construction/Term Loan (or of maintaining its obligation to make any such Construction/Term Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or any other amount), then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 4.4).
(b)    If any Construction/Term Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Construction/Term Lender’s capital or (without duplication) on the capital of such Construction/Term Lender’s holding company, if any, as a consequence of this Agreement or any of the Construction/Term Loans made by such Construction/Term Lender, to a level below that which such Construction/Term Lender’s, or its holding company, could have achieved but for such Change in Law (taking into consideration such Construction/Term Lender’s policies and the policies of its holding company with respect to capital adequacy and liquidity), then from time to time upon notice by such Construction/Term Lender, the Borrower shall pay within ten Business Days following the receipt of such notice to such Construction/Term Lender such additional amount or amounts as will compensate such Construction/Term Lender or (without duplication) such Construction/Term Lender’s holding company in full for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 4.4). In determining such amount, such Construction/Term Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem appropriate.
(c)    To claim any amount under this Section 4.3, the T4 Administrative Agent or a Construction/Term Lender, as applicable, shall promptly deliver to the Borrower (with a copy to the T4 Administrative Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate the T4 Administrative Agent, Construction/Term Lender or its holding company, as the case may be, under Section 4.3(a) or Section 4.3(b), which shall be conclusive absent manifest error. The Borrower shall pay the T4 Administrative Agent or Construction/Term Lender, as applicable, the amount shown as due on any such certificate within ten Business Days after receipt thereof.
(d)    Promptly after the T4 Administrative Agent or Construction/Term Lender, as applicable, has determined that it will make a request for increased compensation pursuant to this Section 4.3, such Person shall notify the Borrower thereof (with a copy to the T4 Administrative Agent). Failure or delay on the part of the T4 Administrative Agent or Construction/Term Lender to demand compensation pursuant to this Section 4.3 shall not constitute a waiver of such Person’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Person pursuant to this Section 4.3 for any increased costs or reductions attributable to the failure of such Person to notify Borrower within 225 days after the Change in Law giving rise to those increased costs or reductions of such Person’s intention to claim compensation for those circumstances; provided, further, that, if the Change in Law giving rise to those increased costs or reductions is retroactive, then the 225-day period referred to above shall be extended to include that period of retroactive effect.
(e)    Notwithstanding any other provision in this Agreement, no Construction/Term Lender shall demand compensation pursuant to this Section 4.3 in respect of the Change in Law arising from the matters described in the proviso to the definition of “Change in Law” if it shall not at the time be the general policy or practice of such Construction/Term Lender, as determined by such Construction/Term Lender, to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. For the avoidance of doubt, this clause (e) shall not impose an obligation on a Construction/Term Lender to provide information regarding compensation claimed and/or paid under any other specific loan agreement; provided, that such Construction/Term Lender shall, upon request from the Borrower, provide a written confirmation to the Borrower regarding whether it is the general policy or practice of such Construction/Term Lender, as the case may be, to demand such compensation in similar circumstances under comparable provisions of other credit agreements.
4.4.    Obligation to Mitigate; Replacement of Lenders
(a)    If any Construction/Term Lender requests compensation under Section 4.3, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Construction/Term Lender or any Government Authority for the account of any Construction/Term Lender pursuant to Section 4.6, then such Construction/Term Lender shall use reasonable efforts to designate a different lending or issuing office for funding or booking its Construction/Term Loans hereunder or to assign its rights and obligations under the T4 Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Construction/Term Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 4.6, as applicable, in the future and (ii) would not subject such Construction/Term Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Construction/Term Lender or violate any applicable Government Rule. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Construction/Term Lender in connection with any such designation or assignment.
(b)    Subject to Section 4.4(d), if any Construction/Term Lender requests compensation under Section 4.3, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Construction/Term Lender or any Government Authority for the account of any Construction/Term Lender pursuant to Section 4.6 and, in each case, such Construction/Term Lender has declined or is unable to designate a different lending or issuing office or to make an assignment in accordance with Section 4.4(a), or if any Construction/Term Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice in writing to such Construction/Term Lender and the T4 Administrative Agent, request such Construction/Term Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.4), all (but not less than all) its interests, rights (other than its existing rights to payments pursuant to Section 4.3, Section 4.5 or Section 4.6) and obligations under this Agreement (including all of its Construction/Term Loans and Construction/Term Loan Commitments) to an Eligible Assignee that shall assume such obligations (which assignee may be another Construction/Term Lender, if a Construction/Term Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the T4 Administrative Agent, (ii) such Construction/Term Lender shall have received payment of an amount equal to all Obligations of the Borrower owing to such Construction/Term Lender from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other

Obligations), (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.3 or payments required to be made pursuant to Section 4.6, such assignment will result in the elimination or reduction of such compensation or payments, and (iv) such assignment does not conflict with any applicable law binding upon or to which such Construction/Term Lender is subject. A Construction/Term Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Construction/Term Lender of its rights under Section 4.3 or Section 4.6, as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.
(c)    If any Construction/Term Lender (such Construction/Term Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, consent or termination which, pursuant to the terms of Section 13.1, requires the consent of all of the Construction/Term Lenders or all of the affected Construction/Term Lenders and with respect to which the Majority Construction/Term Lenders, shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace all such Non-Consenting Lenders by requiring such Non-Consenting Lenders to assign all their Construction/Term Loans and all their Construction/Term Loan Commitments to one or more Eligible Assignees; provided, that (i) all Non-Consenting Lenders must be replaced with one or more Eligible Assignees that grant the applicable consent, (ii) all Obligations of the Borrower owing to such Non-Consenting Lenders being replaced shall be paid in full to such Non-Consenting Lenders concurrently with such assignment, and (iii) the replacement Construction/Term Lenders shall purchase the foregoing by paying to such Non-Consenting Lenders a price equal to the amount of such Obligations. In connection with any such assignment, the Borrower, the T4 Administrative Agent, such Non-Consenting Lenders and the replacement Construction/Term Lenders shall otherwise comply with Section 13.4.
(d)    As a condition of the right of the Borrower to remove any Construction/Term Lender pursuant to Section 4.4(b) and Section 4.4(c), the Borrower may, at the Borrower’s own cost and expense, arrange for the assignment or novation of any Senior Secured IR Hedge Agreements with such Construction/Term Lender or any of its Affiliates within twenty Business Days after such removal; provided, that such Construction/Term Lender (or its Affiliate, as applicable) shall use commercially reasonable efforts to promptly effectuate any such assignment or novation.
4.5.    Funding Losses
In the event of (a) the payment of any principal of any SOFR Loan other than on the Monthly Transfer Date therefor (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the Monthly Transfer Date therefor (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any SOFR Loan other than on the Monthly Transfer Date therefor as a result of a request by the Borrower pursuant to Section 4.4, or (e) any default in the making of any payment or prepayment required to be made hereunder, then, in any such event, the Borrower shall compensate each Construction/Term Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Construction/Term Lender setting forth any amount or amounts that such

Construction/Term Lender is entitled to receive pursuant to this Section 4.5 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the T4 Administrative Agent for the benefit of the applicable Construction/Term Lender the amount due and payable and set forth on any such certificate within ten Business Days after receipt thereof.
4.6.    Taxes
(a)    Defined Terms. For purposes of this Section 4.6, the term “Government Rule” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any T4 Financing Document shall be made without deduction or withholding for any Taxes, except as required by Government Rules. If any Government Rule (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with Government Rules and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.6) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Government Authority in accordance with Government Rules, or at the option of the T4 Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.6) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Construction/Term Lender (with a copy to the T4 Administrative Agent), or by the T4 Administrative Agent on its own behalf or on behalf of a Construction/Term Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Construction/Term Lenders. Each Construction/Term Lender shall severally indemnify the T4 Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Construction/Term Lender (but only to the extent that the Borrower has not already indemnified the T4 Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Construction/Term Lender’s failure to comply with the provisions of Section 13.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Construction/Term Lender, in each case, that are payable or paid by the T4 Administrative Agent in connection with any T4

Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Construction/Term Lender by the T4 Administrative Agent shall be conclusive absent manifest error. Each Construction/Term Lender hereby authorizes the T4 Administrative Agent to set off and apply any and all amounts at any time owing to such Construction/Term Lender under any T4 Financing Document or otherwise payable by the T4 Administrative Agent to the Construction/Term Lender from any other source against any amount due to the T4 Administrative Agent under this Section 4.6.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 4.6, the Borrower shall deliver to the T4 Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the T4 Administrative Agent.
(g)    Status of Lenders.
(i)    Any Construction/Term Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any T4 Financing Document shall deliver to the Borrower and the T4 Administrative Agent, at the time or times reasonably requested by the Borrower or the T4 Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the T4 Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Construction/Term Lender, if reasonably requested by the Borrower or the T4 Administrative Agent, shall deliver such other documentation prescribed by Government Rules or reasonably requested by the Borrower or the T4 Administrative Agent as will enable the Borrower or the T4 Administrative Agent to determine whether or not such Construction/Term Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A), (B), and (D) of Section 4.6(g)(ii)) shall not be required if in the Construction/Term Lender’s reasonable judgment such completion, execution or submission would subject such Construction/Term Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Construction/Term Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Construction/Term Lender that is a U.S. Person shall deliver to the Borrower and the T4 Administrative Agent on or about the date on which such Construction/Term Lender becomes a Construction/Term Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the T4 Administrative Agent), executed copies of IRS Form W-9 certifying that such Construction/Term Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the T4 Administrative Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Construction/Term Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the T4 Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any T4 Financing Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any T4 Financing Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the T4 Administrative Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Construction/Term Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the T4 Administrative Agent), executed copies of any other form prescribed by Government Rules as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Government Rules to permit the Borrower or the T4 Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Construction/Term Lender under any T4 Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Construction/Term Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Construction/Term Lender shall deliver to the Borrower and the T4 Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the T4 Administrative Agent such documentation prescribed by Government Rules (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the T4 Administrative Agent as may be necessary for the Borrower and the T4 Administrative Agent to comply with their obligations under FATCA and to determine that such Construction/Term Lender has complied with such Construction/Term Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Construction/Term Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the T4 Administrative Agent in writing of its legal inability to do so.
(h)    Status of T4 Administrative Agent. The T4 Administrative Agent (and any successor or supplemental T4 Administrative Agent on the date it becomes the T4 Administrative Agent) shall provide the Borrower with two duly completed original copies of, if it is not a U.S. Person, IRS Form W-8ECI or any successor thereto with respect to payments to be received by it as a beneficial owner and IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes or as a qualified intermediary with respect to payments to be received by it on behalf of the Construction/Term Lenders, and shall update such forms periodically upon the reasonable request of the Borrower. In the event that the T4 Administrative Agent is a U.S. Person, the T4 Administrative Agent shall provide the Borrower with two duly completed original copies of IRS Form W-9 or any successor thereto.

(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including by the payment of additional amounts pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.6(i) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this Section 4.6(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.6(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.6(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    Survival. Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the T4 Administrative Agent or any assignment of rights by, or the replacement of a Construction/Term Lender the termination of the Construction/Term Loan Commitment and the repayment, satisfaction or discharge of all obligations under any T4 Financing Document.
4.7.    Benchmark Replacement Setting.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other T4 Financing Document, upon the occurrence of a Benchmark Transition Event, the T4 Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the T4 Administrative Agent has posted such proposed amendment to all affected Construction/Term Lenders and the Borrower so long as the T4 Administrative Agent has not received, by such time, written notice of objection to such amendment from Construction/Term Lenders comprising the Majority Construction/Term Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.7(a) will occur prior to the applicable Benchmark Transition Start Date. No Senior Secured IR Hedge Agreement shall be deemed to be a “T4 Financing Document” for purposes of this Section 4.7.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the T4 Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other T4 Financing Document, any amendments implementing such

Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other T4 Financing Document.
(c)    Notices; Standards for Decisions and Determinations. The T4 Administrative Agent will promptly notify the Borrower and the Construction/Term Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The T4 Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 4.7, and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the T4 Administrative Agent or, if applicable, any Construction/Term Lender (or group of Construction/Term Lenders) pursuant to this Section 4.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other T4 Financing Document, except, in each case, as expressly required pursuant to this Section 4.7.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other T4 Financing Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the T4 Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the T4 Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the T4 Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans immediately. During a Benchmark Unavailability Period, the component of Base Rate based upon the then-current Benchmark will not be used in any determination of Base Rate.

5.    REPRESENTATIONS AND WARRANTIES
5.1.    General
(a)    The Borrower makes each representation and warranty set forth in Article 3 (Representations and Warranties) of the Common Terms Agreement on the Closing Date to, and in favor of, the T4 Administrative Agent and each of the Construction/Term Lenders.
(b)    The Borrower makes each representation and warranty set forth in this Article 5 on the Closing Date to, and in favor of, the T4 Administrative Agent, each of the Construction/Term Lenders, and each other Party hereto.
(c)    All of the representations and warranties set forth in this Article 5 shall survive the Closing Date, and except as provided below, shall be deemed to be repeated by the Borrower on the date of each Construction/Term Loan Borrowing, and the Term Conversion Date, in each case, to and in favor of the T4 Administrative Agent, each of the Construction/Term Lenders, and each other Party hereto.
5.2.    Existence
(a)    The Borrower is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware.
(b)    As of the Closing Date, each RG Facility Entity is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware and is in good standing and authorized to do business under the laws of the State of Texas.
5.3.    Financial Condition
The financial statements of the Borrower furnished to the T4 Intercreditor Agent pursuant to Section 6.1 (Financial Statements) of the Common Terms Agreement (or pursuant to Section 6.1(d) or Section 9.1 of this Agreement), fairly present in all material respects the financial condition of the Borrower as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments and footnote disclosure in the case of interim financial statements).
5.4.    Action
(a)    The Borrower has the power and authority to execute and deliver, and to perform its obligations under, the Credit Agreement Transaction Documents to which it is a party, including the granting of security interests and Liens pursuant to the Senior Security Documents, in each case to which it is a party. The execution, delivery and performance by the Borrower of each of the Credit Agreement Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Borrower. Each of the Credit Agreement Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower. Assuming that each T4 Financing Document has been duly executed and delivered by each party thereto other than the Borrower, each T4 Financing Document is in full force and effect and constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws. As of the Closing Date, assuming that each Material Project Document has been duly executed and delivered by each party thereto other than the Borrower, each Material Project Document is in full force and effect and constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.
(b)    As of the Closing Date, (i) each of the RG Facility Entities has the power and authority to execute and deliver, and to perform its obligations under, the Credit Agreement Transaction Documents to which it is a party, including the granting of security and liens pursuant to the Senior Security Documents, in each case to which any such RG Facility Entity is a party, (ii) the execution, delivery, and performance by each of the RG Facility Entities of each of the Credit Agreement Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of such RG Facility Entity, (iii) each of the Credit Agreement Transaction Documents to which any RG Facility Entity is a party has been duly executed and delivered by such RG Facility Entity, and (iv) assuming that each Credit Agreement Transaction Document to which an RG Facility Entity is a party has been duly executed and delivered by each other party thereto, such Credit Agreement Transaction Document is in full force and effect and constitutes the legal, valid and binding obligation of such RG Facility Entity, enforceable against such RG Facility Entity in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.
5.5.    No Breach
(a)    The execution, delivery, and performance by the Borrower of each of the T4 Financing Documents to which it is or will become a party, and the execution, delivery, and performance by the Borrower of each of the Material Project Documents to which it is or will become a party, do not and will not:
(i)    conflict with its Organic Documents and its Organic Documents do not prevent execution, delivery, or performance by it of the T4 Financing Documents to which it is a party;
(ii)    violate any provision of any Government Rule applicable to the Borrower, the Rio Grande Facility, the Project, or the Development, except in the case of this subclause (ii), where such violation could not reasonably be expected to have a Material Adverse Effect; or
(iii)    result in or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.
(b)    To the best of the Borrower’s Knowledge, as of the Closing Date, the execution, delivery, and performance by each RG Facility Entity of each of the Consent Agreements to which it is a party, and the execution, delivery, and performance by each of the RG Facility Entities of each of the Material Project Documents to which it is a party does not:

(i)    conflict with its Organic Documents and its Organic Documents do not prevent execution, delivery, or performance by it of the Consent Agreements to which it is a party;
(ii)    violate any provision of any Government Rule applicable to such RG Facility Entity, the Rio Grande Facility, the Project, or the Development, except in the case of this subclause (ii), where such violation could not reasonably be expected to have a Material Adverse Effect; or
(iii)    result in or create any Lien (other than an RG Facility Entity Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by such RG Facility Entity.
5.6.    Government Approvals; Government Rules
As of the Closing Date:
(a)    no material Government Approvals are required for the Development except for (i) the DOE Export Authorization, the FERC Authorization, and those Government Approvals set forth on Schedule 5.6(b), Schedule 5.6(c), Schedule 5.6(e), and Schedule 5.6(f), and (ii) those Government Approvals that may be required as a result of the exercise of remedies under the T4 Financing Documents;
(b)    all Material Government Approvals for the Development set forth on Schedule 5.6(b) (i) have been duly obtained, (ii) are in full force and effect, (iii) are final and Non-Appealable pursuant to any right of appeal set out in the Government Rules pursuant to which such Government Approval was issued (other than such Material Government Approvals which do not have limits on rehearing or appeal periods under Government Rule), (iv) are held in the name of the Borrower or such third party as allowed pursuant to Government Rule and as specified in Schedule 5.6(b), and (v) are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower or, to the Borrower’s Knowledge, such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(c)    all Material Government Approvals for the Development set forth on Schedule 5.6(c) (i) have been duly obtained, (ii) are in full force and effect, (iii) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (other than in the case of any such Material Government Approvals that do not have limits on rehearing or appeal periods), (iv) are held in the name of the Borrower or such third party as allowed pursuant to Government Rule and as specified in Schedule 5.6(c), and (v) are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower or, to the Borrower’s Knowledge, such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(d)    the FERC Authorization (i) has been duly obtained, (ii) is in full force and effect, (iii) is held in the name of the Borrower and such additional third party(ies) as allowed pursuant to Government Rule and as specified in Schedule 5.6(d), (iv) remains pending on remand in the proceeding expected to result in the FERC Remand Order, and (v) is free from conditions or requirements (A) the compliance of which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(e)    the DOE Export Authorization (i) has been duly obtained, (ii) is in full force and effect, (iii) is held in the name of the Borrower and/or such additional third party(ies) as allowed pursuant to Government Rule and as specified in Schedule 5.6(e), (iv) is not the subject of any pending rehearing or appeal by or to DOE/FE, (v) is final and non-appealable, and (vi) is free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(f)    (i) all Material Government Approvals not obtained as of the Closing Date but necessary for the Development (including the sale of LNG) to be obtained by the Borrower or for the benefit of the Project by third parties as allowed pursuant to Government Rule are set forth on Schedule 5.6(f) and (ii) the Borrower reasonably believes that all Material Government Approvals set forth on Schedule 5.6(f) will be obtained in due course on or prior to the commencement of the appropriate stage of the Development for which such Material Government Approvals would be required, free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the Development, except to the extent that a failure to so satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(g)    Except as set forth on Schedule 5.7, there is no action, suit, or proceeding pending, or to the Borrower’s Knowledge threatened in writing, that could reasonably be expected to result in the materially adverse modification, rescission, termination, or suspension of any Material Government Approval;
(h)    the Borrower has not received any notice from any Government Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any Material Government Approval was inaccurate or incomplete such that it could reasonably be expected to have a Material Adverse Effect and, to its Knowledge, there has not been any such inaccurate or incomplete application that could reasonably be expected to have a Material Adverse Effect; and

(i)    there is no existing default by the Borrower under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal, that could reasonably be expected to have a Material Adverse Effect.
5.7.    Proceedings
As of the Closing Date, except as set forth in Schedule 5.7 and other than Environmental Claims (to which Section 5.8(h) shall apply), there is no pending, or to the Borrower’s Knowledge, threatened in writing, litigation, investigation, action or proceeding, of or before any court, arbitrator or Government Authority (including with respect to any Taxes) which has a reasonable likelihood of being adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
5.8.    Environmental Matters
As of the Closing Date, except as set forth in Schedule 5.8:
(a)    except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and the Project are, and have been, in compliance with all applicable Environmental Laws;
(b)    there are no past or present facts, circumstances, conditions, events, or occurrences, including Releases of Hazardous Materials by the Borrower or with respect to the Project or any Land on which the Project is located, that could reasonably be expected to give rise to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect or cause the Project to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval);
(c)    Hazardous Materials have not at any time been Released at, on, under or from the Project, or any Land on which it is situated, by the Borrower or, to the Knowledge of the Borrower, other Persons, other than in material compliance at all times with all applicable Environmental Laws or in a manner that could not reasonably be expected to result in a Material Adverse Effect;
(d)    No Environmental and Social Incident has occurred that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;
(e)    there have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and that have been conducted by, or that are in the possession or control of, the Borrower in relation to the Project, or any Land on which it is situated, that have not been provided to the T4 Collateral Agent;
(f)    the Borrower has not received any letter or request for information under Section 104 of CERCLA, or comparable state laws, and to the Knowledge of the Borrower, none of the operations of the Borrower is the subject of any investigation by a Government Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project, or any Land on which it is situated, or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development, which, in each case above, could reasonably be expected to have a Material Adverse Effect;
(g)    the Development is in compliance in all material respects with the applicable requirements of the Environmental and Social Action Plan and the Equator Principles;
(h)    except as set forth in Schedule 5.8, there is no pending, or to the Borrower’s Knowledge, threatened in writing, Environmental Claim against the Borrower, the Rio Grande Facility, the Project, or the Development, in each case that has a reasonable likelihood of being adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(i)    the Borrower has not received any notice from any Government Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any Material Government Approval under Environmental Laws was inaccurate or incomplete that could reasonably be expected to have a Material Adverse Effect and, to its Knowledge, there has not been any such inaccurate or incomplete application that could reasonably be expected to have a Material Adverse Effect; and
(j)    there is no existing default by the Borrower under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal, in each case, under Environmental Laws, that could reasonably be expected to have a Material Adverse Effect.
5.9.    Taxes
The Borrower has timely filed or caused to be filed all material tax returns that are required to be filed, and has paid (i) all taxes shown to be due and payable on such returns or on any material assessments made against the Borrower or any of its Property and (ii) all other material Taxes imposed on the Borrower or its Property by any Government Authority (other than Taxes the payment of which are not yet due, giving effect to any applicable extensions or the permitted period for payment prior to the Tax becoming delinquent or incurring interest or penalties, or which are being Contested).
5.10.    Tax Status
The Borrower is a limited liability company that is treated as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any T4 Financing Document nor the consummation of any of the transactions contemplated thereby shall affect such status.
5.11.    ERISA; ERISA Event
(a)    The Borrower does not employ any current or former employees.

(b)    The Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to, or any liability under, any Plan, Pension Plan or Multiemployer Plan nor has the Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under any Plan, Pension Plan or Multiemployer Plan including any liability of any ERISA Affiliate, other than joint and several contingent liability of an ERISA Affiliate that is not material and is not reasonably expected to be imposed on the Borrower.
(c)    No ERISA Event has occurred or is reasonably expected to occur, in each case, that could reasonably be expected to result in a Material Adverse Effect.
5.12.    Nature of Business
The Borrower has not and is not engaged in any business other than the Development and the development of the Rio Grande Facility as contemplated by the Credit Agreement Transaction Documents then in effect and expansions to or modifications of the Rio Grande Facility and any activities incidental thereto made in accordance with the CFAA.
5.13.    Senior Security Documents
Other than with respect to Real Estate (as to which Section 5.22 shall apply) the Borrower owns good and valid title to all of its property, free and clear of all Liens other than Permitted Liens. The provisions of the Senior Security Documents are effective to create, in favor of the T4 Collateral Agent for the benefit of the Senior Secured Parties, a legal, valid and enforceable perfected first priority Lien on and security interest in all of the Collateral purported to be covered thereby (subject to Permitted Liens and any exceptions permitted under the T4 Collateral Documents).
5.14.    Subsidiaries
The Borrower has no subsidiaries other than, upon the Borrower’s acquisition of its Equity Interests therein, the RG Facility Entities.
5.15.    Investment Company Act of 1940
The Borrower is not, and after giving effect to the issuance of the Senior Secured Debt and the application of proceeds of the Senior Secured Debt in accordance with the provisions of the T4 Financing Documents will not be, an “investment company” required to be registered under the Investment Company Act of 1940.
5.16.    Energy Regulatory Status
As of the Closing Date:
(a)    the Borrower is not subject to regulation as a “natural-gas company” as such term is defined in the Natural Gas Act;
(b)    the Borrower is not subject to regulation under PUHCA;

(c)    the Borrower is not subject to regulation under the Texas Utilities Code (Public Utility Regulatory Act, TEX. UTIL. CODE ANN. §§ 11.001 et seq (Vernon 2007 & Supp. 2021) (“PURA”)) and the PUCT Substantive Rules of the State of Texas as a “public utility”, or subject to rate regulation in the same manner as a “public utility”;
(d)    the Borrower is not subject to regulation as a “gas utility” or be subject to rate regulation in the same manner as a “gas utility” pursuant to the Texas Utilities Code (Gas Utility Regulatory Act, Tex. Util. Code Ann §§101.001 et seq (Vernon 2007 & Supp. 2013) (“GURA”));
(e)    none of the T4 Intercreditor Agent, the T4 Collateral Agent or any other Senior Secured Party will, solely by virtue of the execution and delivery of the T4 Financing Documents, the consummation of the transactions contemplated by the T4 Financing Documents, and the performance of obligations under the T4 Financing Documents, be or become subject to regulation as a “natural-gas company” as such term is defined in the Natural Gas Act;
(f)    none of the T4 Intercreditor Agent, the T4 Collateral Agent or any other Senior Secured Party will, solely by virtue of the execution and delivery of the T4 Financing Documents, the consummation of the transactions contemplated by the T4 Financing Documents, and the performance of obligations under the T4 Financing Documents, be or become subject to regulation under PUHCA;
(g)    none of the T4 Intercreditor Agent, the T4 Collateral Agent or any other Senior Secured Party, solely by virtue of the execution and delivery of the T4 Financing Documents, the consummation of the transactions contemplated by the T4 Financing Documents, and the performance of obligations under the T4 Financing Documents, shall be or become with respect to rates subject to regulation under PURA and the PUCT Substantive Rules of the State of Texas as a “public utility,” or be subject to regulation in the same manner as a “public utility”; and
(h)    none of the T4 Intercreditor Agent, the T4 Collateral Agent or any other Senior Secured Party, solely by virtue of the execution and delivery of the T4 Financing Documents, the consummation of the transaction contemplated by the T4 Financing Documents, and the performance of obligations under the T4 Financing Documents, shall be or become subject to regulation under the definitions of a “gas utility” contained in GURA or be subject to rate regulation in the same manner as a “gas utility” as long as those entities are not trustees or receivers of a gas utility.
5.17.    Material Project Documents; Other Documents
As of the Closing Date:
(a)    set forth in Schedule 5.17 is a list of each Material Project Document including all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above, true, correct and complete copies of which have been delivered to the T4 Intercreditor Agent and each Senior Secured Debt Holder Representative and certified by an Authorized Officer of the Borrower;
(b)    each of the Material Project Documents is in full force and effect (assuming due execution, authorization, and delivery by the parties thereto other than the Borrower), and none of such Material Project Documents has been terminated or otherwise amended, modified, supplemented, transferred, Impaired or, to the Borrower’s Knowledge, assigned, except as indicated on Schedule 5.17 or as permitted by the terms of the T4 Financing Documents;
(c)    the Borrower is not in default under any Material Project Document to which it is a party. To the Borrower’s Knowledge, no default by any other Material Project Party exists under any provision of any such Material Project Document, except for such defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(d)    there are no material contracts necessary for the current stage of the Development other than the Material Project Documents, the other Project Documents made available to the Construction/Term Lenders at least three Business Days prior to the Closing Date (or such shorter date as may be agreed to by the T4 Administrative Agent in its reasonable discretion), and the T4 Financing Documents; and
(e)    all conditions precedent to the effectiveness of the Material Project Documents that have been executed on or prior to the Closing Date have been satisfied or waived.
5.18.    Regulations T, U and X
The Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder) and no part of the proceeds of the Construction/Term Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder, or any regulations substituted therefore, as from time to time in effect.
5.19.    Intellectual Property
The Borrower owns or has the right to use all intellectual property rights necessary for the development, construction, ownership, and operation of the Project in accordance with the Credit Agreement Transaction Documents, except to the extent the failure of the Borrower to so own, or have the right to use, could not reasonably be expected to have a Material Adverse Effect.
5.20.    Disclosure
As of the Closing Date, except as otherwise disclosed by the Borrower in writing on or prior to the Closing Date, neither this Agreement nor any T4 Financing Document nor any reports, financial statements, certificates or other written information furnished to the Construction/Term Lenders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under the T4 Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the T4 Intercreditor Agent, any Consultant, or the Construction/Term Lenders or the T4 Administrative Agent (or their respective counsel), when taken as a whole, contains, as of the Closing Date, any untrue statement of a material fact pertaining to the Borrower, the Pledgor, any RG Facility Entity, or the Project, or omits to state a material fact pertaining to the Borrower, the Pledgor, any of the RG Facility Entities, or the Project necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, in any material respect; provided, that (a) with respect to any projected financial information, forecasts, estimates, target, goal, or forward-looking information, information of a general economic or general industry nature or pro forma calculation made in the Construction Budget and Schedule, this Agreement, the Base Case Forecast, including with respect to the start of operations of the Project, the Term Conversion Date, final capital costs or operating costs of the Development, oil prices, Gas prices, LNG prices, electricity prices, Gas reserves, rates of production, Gas market supplies, LNG market demand, exchange rates or interest rates, rates of taxation, rates of inflation, transportation volumes, emissions or other environmental, social, health or safety projections or goals, or any other forecasts, projections, assumptions, targets, goals, estimates or pro forma calculations, the Borrower represents only that such information was based on assumptions made in good faith and believed to be reasonable at the time made in light of the legal and factual circumstances then applicable to the Borrower and the Project, and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, the Construction Budget and Schedule, or any such other items listed in this clause (a) and (b) the Borrower makes no representation with respect to any information or material provided by a Consultant (except to the extent such information or material originated with the Borrower), it being understood that (i) such projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (ii) the Base Case Forecast and the Construction Budget and Schedule or any other projections or estimates provided by or on behalf of the Borrower are not to be viewed as facts, (iii) actual results during the period or periods covered by any such projections or estimates may differ significantly from the projected results, and (iv) no assurance can be given that the projected results will be realized.
5.21.    Absence of Default
No Default or Event of Default has occurred and is continuing.
5.22.    Real Property
The Real Property Interests constitute good and valid interests in and to the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made or deemed repeated.
5.23.    Solvency
As of the Closing Date, the Borrower is and, upon the incurrence of any Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, will be, Solvent.
5.24.    Legal Name and Place of Business
As of the Closing Date:
(a)    the full and correct legal name, type of organization and jurisdiction of organization of the Borrower is: Rio Grande LNG Train 4, LLC, a limited liability company organized and existing under the laws of the State of Delaware;

(b)    the Borrower has never changed its name or location (as defined in Section 9-307 of the UCC), except as indicated in Schedule 4.1 of the T4 Security Agreement; and
(c)    the chief executive office of the Borrower is 1000 Louisiana Street, Suite 3300, Houston, Texas 77002.
5.25.    No Force Majeure
As of the Closing Date, no event of force majeure or other event or condition exists which (a) provides any Material Project Party the right to cancel or terminate any Material Project Document to which it is a party in accordance with the terms thereof or (b) provides any Material Project Party the right to suspend its performance (or be excused of any liability) under any Material Project Document to which it is a party in accordance with the terms thereof, which suspension (or excuse) could reasonably be expected to result in the Project failing to achieve the Project Completion Date on or before the Date Certain.
5.26.    Ranking
Other than with respect to Indebtedness referred to in clause (c) of the definition of Credit Agreement Permitted Indebtedness (solely in respect of assets financed by such Indebtedness), the T4 Financing Documents and the obligations evidenced thereby (a) are and will at all times be direct and unconditional general obligations of the Borrower, (b) subject to Section 3.9, rank and will at all times rank in right of payment and otherwise at least pari passu with all Senior Secured Debt, and (c) are and at all times will be senior in right of payment to all other Indebtedness of the Borrower (other than Senior Secured Debt) whether now existing or hereafter outstanding.
5.27.    Labor Matters
As of the Closing Date, no strikes, lockouts, or slowdowns in connection with the Borrower, the Project or the Development exist or, to the Knowledge of the Borrower, are threatened which could reasonably be expected to have a Material Adverse Effect.
5.28.    Anti-Corruption Laws, Anti-Terrorism, and Money Laundering Laws
(a)    None of the Borrower, or, to the Borrower’s Knowledge, any RG Facility Entity, or any director, officer or employee of the Borrower or any RG Facility Entity (i) is in violation of any Anti-Terrorism and Money Laundering Laws, (ii) is in violation of any Anti-Corruption Laws, or (iii) to the Borrower’s Knowledge, has taken any action directly or indirectly that the Borrower reasonably believes gives rise to circumstances presently in existence that could constitute a violation of any Anti-Corruption Laws or Anti-Terrorism and Money Laundering Laws.
(b)    The Borrower has instituted and maintains policies and procedures, including appropriate controls, reasonably designed to promote compliance by the Borrower and, upon acquisition thereof, the RG Facility Entities, and its and their directors, officers, employees, and authorized agents with Anti-Corruption Laws and Anti-Terrorism and Money Laundering Laws (to the extent applicable).

5.29.    Sanctions
(a)    As of the Closing Date, neither the making of any Construction/Term Loan nor the use of proceeds of any Construction/Term Loan by the Borrower will violate or cause any violation by any Person of applicable Sanctions Regulations.
(b)    None of the Borrower nor, to the knowledge of the Borrower, any RG Facility Entity, nor any director, officer, or to the knowledge of the Borrower, employee or agent of any of the foregoing, is a Restricted Person.
(c)    The Borrower has instituted and maintains policies and procedures, including appropriate controls, reasonably designed to promote compliance by Borrower and the RG Facility Entities, and its and their directors, officers, employees, and authorized agents with Sanctions Regulations.
5.30.    Accounts
The Borrower does not have, and is not the beneficiary of, any bank account other than the T4 Accounts, the Common Accounts, and the Distribution Account (if applicable).
5.31.    No Condemnation
As of the Closing Date, no material Event of Loss or material Event of Taking of the Project or the Land has occurred or (in the case of material condemnation) is, to the Borrower’s Knowledge, threatened in writing or pending.
5.32.    Project Development
Based on information available to the Borrower as of any date on which this representation is made or deemed repeated, the Borrower reasonably expects that (a) Substantial Completion under the T4 EPC Contract will occur on or before the Date Certain and (b) it will receive feed gas for the Project from the Bay Runner Pipeline, Valley Crossing Pipeline, or one or more Alternative Pipelines in volumes sufficient to comply with Section 4.6C (Natural Gas Feed to Achieve Substantial Completion) of the T4 EPC Contract.
The term “Alternative Pipelines” as used in this Section 5.32 shall mean one or more alternative pipelines that the Borrower elects to substitute for the Bay Runner Pipeline or the Valley Crossing Pipeline by entering into new precedent and firm transportation agreements with respect to such Alternative Pipeline(s) and terminating or releasing capacity under the applicable gas transportation services agreement; provided, that:
(a)    if such Alternative Pipeline is the Rio Bravo Pipeline, the Borrower shall have delivered to the T4 Administrative Agent a certificate of the Borrower confirming that the Borrower has elected the Shipper Pivot Right (as defined in the Bay Runner TSA) in accordance with Section II.E.(i) (Additional Rio Bravo Increments) of the Bay Runner TSA and attaching the executed agreements in connection with the Rio Bravo Pipeline that will be replacing the T4 Bay Runner Agreements; and
(b)    if such Alternative Pipeline is not the Rio Bravo Pipeline, the consent of the T4 Administrative Agent (acting on instruction of Majority Construction/Term Lenders)

shall have been obtained, such consent not to be unreasonably withheld if the Borrower delivers to the T4 Administrative Agent each of the following:
(i)    substantially final drafts of the precedent and related firm transportation agreements with one or more Persons (including Affiliates of any Equity Owner) reflecting customary market terms and providing for firm transportation through the Alternative Pipelines of sufficient quantities of Gas to meet the Project’s LNG delivery obligations under the Credit Agreement Designated Offtake Agreements;
(ii)    to the extent that any Alternative Pipeline has not yet been constructed, a description of the funding plan proposed by the Alternative Pipeline owner and/or operator for the construction costs of such pipeline in order to achieve substantial completion thereof and a construction schedule for such pipeline (accompanied by a certification of the Borrower, to which the Independent Engineer concurs, that substantial completion of such pipeline is reasonably expected by the time at which the Train 4 Facility will require Gas delivered through the pipelines for commissioning, start-up and/or operations); and a certification by the Borrower that such financing of the Alternative Pipeline is non-recourse to the Borrower (and, for the avoidance of doubt, the Borrower’s obligations to pay a tariff and provide customary credit support under any precedent agreement or firm transportation agreement for such pipeline shall not be considered recourse for these purposes);
(iii)    evidence that all material Government Approvals from applicable Government Authorities required for the construction and operation of the Alternative Pipelines and storage, if any, have been obtained or, if any such pipeline has not yet been constructed, are reasonably expected to be obtained in the ordinary course when necessary without material expense or delay to the construction of such pipelines;
(iv)    a certificate of the Borrower confirming that the operator of such Alternative Pipelines and storage has substantial experience in the construction and operation of similar pipelines and storage and the Independent Engineer has concurred with such confirmation (such concurrence not to be unreasonably withheld, conditioned or delayed);
(v)    the route of the Alternative Pipelines has been determined and the rights of way to construct such pipelines have been obtained or are reasonably expected to be obtained in the ordinary course (including through eminent domain) without material expense or delay to the construction of such pipeline;
(vi)    a report from the Independent Engineer confirming reasonable compliance in all material respects by the pipeline operator with respect to the construction (if applicable) and operation of the Alternative Pipelines and storage with the Environmental and Social Action Plan and confirming the adequacy of such Alternative Pipelines and storage to meet the Project’s contractual obligations under any then-existing Credit Agreement Designated Offtake Agreement (taking into account, if the developer of such Alternative Pipelines is not Affiliated with the Borrower or the Sponsor, only such information as the Borrower is able to obtain from such operator through use of commercially reasonable efforts); and
(vii)    an updated Base Case Forecast calculated on a pro forma basis giving effect to changes in operating expenses and gas transportation costs arising from the Alternative Pipeline arrangements (but applying the assumptions in the last Base Case Forecast to have been delivered for all other assumptions), demonstrates that, assuming all principal amounts of Senior Secured Debt (excluding principal amounts and Senior Secured Debt Commitments with respect to Working Capital Debt) are amortized to a zero balance by the end of the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements in effect at such time, the Alternative Pipeline transportation arrangements will not result in a Credit Agreement Projected DSCR of less than 1.40:1.00 for the period commencing on the first Quarterly Payment Date for repayment of principal following such substitution to the end of the calendar year in which such Quarterly Payment Date occurs, and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) thereafter through the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements.
For the avoidance of doubt, notwithstanding anything to the contrary in the T4 Financing Documents, in connection with the Borrower’s election of an Alternative Pipeline pursuant to this Section 5.32, the Borrower may terminate any existing agreements or arrangements for the Bay Runner Pipeline or the Valley Crossing Pipeline, as applicable, without consent from any other party to this Agreement.
5.33.    Insurance
Except as otherwise permitted pursuant to the CFAA or otherwise pursuant to the T4 Financing Documents, the Facility Policies applicable to the Project are in full force and effect if and to the extent required to be in effect at such time.
6.    CONDITIONS PRECEDENT
6.1.    Conditions to Closing Date and Initial Construction/Term Loan Borrowing
The occurrence of the Closing Date and the effectiveness of the Construction/Term Loan Commitments is subject to the satisfaction of each of the following conditions precedent to the satisfaction of each of the T4 Administrative Agent and the Construction/Term Lenders, unless, in each case, waived by each of the T4 Administrative Agent and the Construction/Term Lenders:
(a)    Delivery of T4 Financing Documents. The T4 Administrative Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed, acknowledged (if applicable), and delivered by the parties thereto:
(i)    this Agreement;
(ii)    the Common Terms Agreement;
(iii)    the Collateral and Intercreditor Agreement;

(iv)    the T4 Security Agreement;
(v)    the T4 Deed of Trust;
(vi)    the T4 Pledge Agreement;
(vii)    the T4 Accounts Agreement;
(viii)    the T4 Equity Contribution Agreement, and, to the extent applicable, each T4 Equity Guaranty delivered thereunder on the Closing Date;
(ix)    the Common Accounts Agreement;
(x)    the Common Deed of Trust;
(xi)    the Bank Fee Letters;
(xii)    the Fee Letters; and
(xiii)    any Construction/Term Loan Notes (to the extent requested by any Construction/Term Lender at least three Business Days prior to the Closing Date).
(b)    Delivery of Material Project Documents; Consent Agreements. The T4 Administrative Agent shall have received:
(i)    true, correct and complete copies of each of the Material Project Documents (other than the Additional Material Project Documents), each of which shall have been duly authorized, executed and delivered by the parties thereto;
(ii)    a duly executed copy of “Notice to Proceed” under and as defined in the T4 EPC Contract; and
(iii)    the Consent Agreements listed on Schedule 6.1(b)(iii), each of which shall have been duly authorized, executed and delivered by the parties thereto.
(c)    Opinions from Counsel. The T4 Administrative Agent shall have received the following legal opinions, each in form and substance reasonably satisfactory to the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders (with sufficient copies thereof for each addressee):
(i)    the opinion of Latham & Watkins LLP, transaction counsel to each of the Loan Parties, the Sponsor, and each of the RG Facility Entities;
(ii)    the opinion of Orrick, Herrington & Sutcliffe LLP, special FERC and DOE regulatory counsel to the Borrower;
(iii)    the opinion of Duggins Wren Mann & Romero, LLP, with respect to certain regulatory and permitting matters;

(iv)    the opinion of King & Spalding LLP, real property and special Texas counsel to each of the Borrower and each of the RG Facility Entities;
(v)    the opinion of Reed Smith LLP, special England & Wales counsel to the Borrower;
(vi)    the opinion of (A) Al Tamimi & Company, United Arab Emirates counsel to Mamoura Diversified Global Holding P.J.S.C. and Mubadala Treasury Holding Company LLC, (B) the opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English counsel to Mamoura Diversified Global Holding P.J.S.C., Mubadala Treasury Holding Company LLC, and Mic Ti Holding Company 2 RSC Limited, and (C) the opinion of Clifford Chance US LLP, New York counsel to TotalEnergies Gas & Power North America, Inc., Global LNG North America Corp., and TotalEnergies Holdings SAS;
(vii)    the substantive non-consolidation opinion of Latham & Watkins LLP, special counsel to the Borrower and each of the RG Facility Entities, with respect to the bankruptcy-remote status of the Borrower and each of the RG Facility Entities; and
(viii)    opinions of counsel of the Material Project Parties to the Material Project Documents listed on Schedule 6.1(c)(viii).
(d)    Financial Statements. The Construction/Term Lenders shall have received certified copies of (i) the most recent quarterly financial statements of the Borrower, which financial statements need not be audited, (ii) an unaudited pro forma balance sheet of the Borrower as of the Closing Date (provided, that no notes shall be required to be included in such balance sheet), which balance sheet shall have been prepared giving effect (as if such events had occurred on such date) to (x) the Senior Secured Debt to be incurred on or about the Closing Date under this Agreement and any other Senior Secured Debt Instrument and the use of proceeds thereof and (y) the payment of fees and expenses in connection with the foregoing, and (iii) to the extent delivered to the Borrower, quarterly and annual financial statements of the Material Project Parties, which financial statements need not be audited or certified by the Borrower.
(e)    Government Approvals and DOE Export Authorization.
(i)    The T4 Administrative Agent shall have received evidence satisfactory to the T4 Administrative Agent and the Construction/Term Lenders that all Material Government Approvals for the Development set forth on Schedule 5.6(b) (A) have been duly obtained, (B) are in full force and effect, (C) are final and Non-Appealable pursuant to any right of appeal set out in the Government Rules pursuant to which such Government Approval was issued (other than Material Government Approvals which do not have limits on rehearing or appeal periods under Government Rule), (D) are held in the name of the Borrower or such third party as allowed pursuant to Government Rule and as specified in Schedule 5.6(b), and (E) are free from conditions or requirements (1) the compliance with which could reasonably be expected to have a Material Adverse Effect or (2) which the Borrower or, to the Borrower’s Knowledge, such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect.
(ii)    The T4 Administrative Agent shall have received evidence satisfactory to the T4 Administrative Agent and the Construction/Term Lenders that all Material Government Approvals for the Development set forth on Schedule 5.6(c) (A) have been duly obtained, (B) are in full force and effect, (C) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (other than in the case of any such Government Approvals that do not have limits on rehearing or appeal periods), (D) are held in the name of the Borrower or such third party as allowed pursuant to Government Rule and as specified in Schedule 5.6(c), and (E) are free from conditions or requirements (1) the compliance with which could reasonably be expected to have a Material Adverse Effect or (2) which the Borrower or, to the Borrower’s Knowledge, such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect.
(iii)    The T4 Administrative Agent shall have received evidence satisfactory to the T4 Administrative Agent, and the Construction/Term Lenders that the FERC Section 3 authorization in respect of the Rio Grande Facility is in full force and effect.
(iv)    The T4 Administrative Agent shall have received evidence satisfactory to the T4 Administrative Agent that the DOE Export Authorization (A) has been duly obtained, (B) is in full force and effect, (C) is held in the name of the Borrower and/or such additional third party(ies) as allowed pursuant to Government Rule, (D) is not the subject of any pending rehearing or appeal, and (E) is free from conditions or requirements (1) the compliance with which could reasonably be expected to have a Material Adverse Effect or (2) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect.
(f)    Project Development. The T4 Administrative Agent shall have received:
(i)    a duly executed certificate executed by an Authorized Officer of the Borrower certifying (A) that attached to such certificate is a true, correct and complete copy of the Construction Budget and Schedule, (B) that such budget and schedule have been prepared on a reasonable basis and in good faith and upon assumptions believed by the Borrower to be reasonable at the time when made and on the Closing Date, (C) that the Construction Budget and Schedule are consistent with the requirements of the Credit Agreement Transaction Documents, and (D) the Borrower is in compliance with the Environmental and Social Action Plan;

(ii)    a copy of the Base Case Forecast in form and substance reasonably satisfactory to the T4 Administrative Agent and the Construction/Term Lenders that demonstrates that all Construction/Term Loans shall be capable of amortization such that the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each four-Fiscal Quarter period (as of the end of each Fiscal Quarter) through the term of the Notional Amortization Period, shall not be less than 1.40:1.00 (provided, that for purposes of this Section 6.1(f)(ii), the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume that all Construction/Term Loan Commitments will be fully drawn), which shall be accompanied by a duly executed certificate executed by an Authorized Officer of the Borrower certifying (A) that the projections in the Base Case Forecast were made in good faith and (B) that the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the Construction Budget and Schedule and the Credit Agreement Transaction Documents;
(iii)    a due diligence report of the Independent Engineer, in final form satisfactory to the T4 Administrative Agent and the Construction/Term Lenders together with a reliance letter for such report;
(iv)    a due diligence report of the Market Consultant, in final form satisfactory to the T4 Administrative Agent and the Construction/Term Lenders, together with a reliance letter for such report;
(v)    a due diligence report of Norton Rose Fulbright US LLP, as the counsel to the Construction/Term Lenders, in final form satisfactory to the T4 Administrative Agent, the Construction/Term Lenders; and
(vi)    a report of the Environmental Advisor (including (A) the Environmental Advisor’s analysis of the Borrower’s compliance with the Equator Principles (and setting forth any recommendations for actions necessary to achieve compliance, if applicable), (B) assessment of climate change risks and impacts, and (C) the Environmental and Social Action Plan), in final form satisfactory to the T4 Administrative Agent and the Construction/Term Lenders, together with a reliance letter for such report.
(g)    Insurance.
(i)    The T4 Administrative Agent shall have received (A) a report from the Insurance Advisor, in final form satisfactory to the T4 Administrative Agent, and the Construction/Term Lenders and (B) a duly executed Insurance Advisor Closing Date Certificate, confirming that the insurance policies to be provided in connection with the Insurance Program conform to the requirements specified in the T4 Financing Documents and the Material Project Documents and that the Construction/Term Lenders may rely on the report specified in clause (A) above.
(ii)    On or prior to the Closing Date, the Borrower shall deliver brokers letters and binders or certificates signed by the insurer or a broker, in each case in compliance with, and evidencing the existence of all insurance required to be maintained pursuant to, the Insurance Program.
(h)    Real Property and Collateral. The T4 Administrative Agent shall have received each of the following:
(i)    the Common Title Policy and all previously issued Disbursement Endorsements thereto;
(ii)    a date down endorsement issued as of the Closing Date with an effective date no earlier than ten days prior to the Closing Date (or an unconditional commitment from Fidelity National Title Insurance Company to issue such date down endorsement);
(iii)    the Survey;
(iv)    copies of the Real Property Documents, as well as copies of all other real property documents necessary for the Development; and
(v)    consents and such other title curative documents necessary to satisfy the requirements and conditions of the Disbursement Endorsement with an effective date no earlier than ten days prior to the Closing Date.
(i)    Bank Regulatory Requirements. Each Construction/Term Lender and the T4 Collateral Agent shall have received, or had access to, to the extent requested at least three Business Days prior to the Closing Date:
(i)    a Beneficial Ownership Certification from the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and
(ii)    all documentation and other information required by bank regulatory authorities under applicable KYC Requirements.
(j)    Officer’s Certificates. The T4 Administrative Agent shall have received the following:
(i)    a duly executed certificate of an Authorized Officer of each of the Loan Parties, and the RG Facility Entities certifying:
(A)    that attached to such certificate is (1) a true, correct, and complete copy of the certificate of formation of such person, certified by the applicable Secretary of State as of a recent date and (2) a true, correct and complete copy of the limited liability company agreement of such Person;
(B)    that attached to such certificate is a true, correct, and complete copy of resolutions, duly adopted by the authorized governing body of such person, authorizing the execution, delivery and performance of such of the Credit Agreement Transaction Documents to which such person is or is intended to be party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(C)    as to the incumbency and specimen signature of each manager, officer, or member (as applicable) of such person executing the Credit Agreement Transaction Documents to which such person is or is intended to be a party and each other document to be delivered by such person from time to time pursuant to the terms thereof;
(ii)    a duly executed certificate of an Authorized Officer of the Borrower dated as of the Closing Date, certifying that (A) the copies of each Material Project Document delivered pursuant to Section 5.17(a) are true, correct and complete copies of such document, (B) each such Material Project Document is in full force and effect and no term or condition of any such Material Project Document has been amended from the form thereof delivered to the T4 Administrative Agent, (C) each of the conditions precedent set forth in each Material Project Document delivered pursuant to Section 5.17(a) that is required to be satisfied has been satisfied or waived by the parties thereto, and (D) no material breach, material default or material violation by the Borrower or, to the Knowledge of the Borrower, by any Material Project Party under any such Material Project Document has occurred and is continuing; and
(iii)    a duly executed certificate of an Authorized Officer of the Borrower certifying that each of the representations and warranties of the Borrower contained in this Agreement and the other T4 Financing Documents is true and correct in all respects on and as of such date.
(k)    Establishment of Accounts and Common Accounts. Each of the T4 Accounts and the Common Accounts shall have been established as required pursuant to the T4 Accounts Agreement and the Common Accounts Agreement, respectively.
(l)    Lien Search; Perfection of Security. The T4 Administrative Agent shall have received evidence satisfactory to the T4 Administrative Agent, and the Construction/Term Lenders of the following actions in connection with the perfection of the Collateral:
(i)    completed requests for information or copies of the Uniform Commercial Code search reports and tax lien, judgment and litigation search reports, dated as of a recent date before the Closing Date, for the States of Delaware, Texas, and any other jurisdiction reasonably requested by the T4 Administrative Agent that name the Borrower, the Pledgor, and each RG Facility Entity, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which shall evidence no Liens on the Collateral, other than Permitted Liens; and
(ii)    evidence of the completion of all other actions, recordings and filings of or with respect to the Senior Security Documents that the T4 Administrative Agent, or any Construction/Term Lender may deem necessary or reasonably desirable in order to perfect the first-priority (subject to Permitted Liens) Liens created thereunder, including (A) the delivery by Pledgor to the T4 Collateral Agent of the original certificates representing all Equity Interests in the Borrower, together with duly executed transfer powers and irrevocable proxies in substantially the form attached to the T4 Pledge Agreement, (B) if applicable, the delivery to the T4 Collateral Agent of original certificates representing all notes or other instruments representing Permitted Subordinated Debt, in each case, duly indorsed to the T4 Collateral Agent or in blank in accordance with a Pledge of Subordinated Debt Agreement, and (C) the filing of UCC-l financing statements.
(m)    Authority to Conduct Business. The T4 Administrative Agent shall have received certificates of good standing or certificates of fact, dated as of a recent date prior to the Closing Date, from the Secretaries of State of each relevant jurisdiction, that each of the Loan Parties and each of the RG Facility Entities is duly authorized to carry on its business and is duly organized, validly existing and in good standing in its jurisdiction of organization and is duly authorized to carry on its business and existence in the State of Texas.
(n)    Independent Accounting Firm. The T4 Administrative Agent shall have received evidence satisfactory to the T4 Administrative Agent and the Construction/Term Lenders that the Borrower has appointed KPMG LLP as its accounting firm.
(o)    Bankruptcy Remoteness. The Borrower and each RG Facility Entity shall be in compliance with its obligations in Schedule 4.3 (Separateness) of the Common Terms Agreement.
(p)    Lien Waivers. The T4 Administrative Agent shall have received (i) Lien Waivers executed by the T4 EPC Contractor substantially in the forms of Schedules K-1 and K-2 to the T4 EPC Contract in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the T4 EPC Contractor under the T4 EPC Contract and (ii) Lien Waivers executed by each T4 Major EPC Subcontractor and T4 Major EPC Sub-subcontractor (provided, that no such Lien Waivers shall be required from any T4 Major EPC Subcontractor or T4 Major EPC Sub-subcontractor, to the extent that the aggregate amount of Work by such T4 Major EPC Subcontractor or such T4 Major EPC Sub-subcontractor through the date on which payment has been requested does not exceed $150,000,000) substantially in the forms of Schedules K-3 and K-4 to the T4 EPC Contract in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the T4 EPC Contractor under the T4 EPC Contract, and in the case of each of the Lien Waivers under clauses (i) and (ii), the insertions in such interim Lien Waivers shall be satisfactory to the T4 Administrative Agent (in consultation with the Independent Engineer).
(q)    Flood Insurance. The Borrower shall have complied with its obligations under Section 7.16.
(r)    Cash Equity Contributions. The Pledgor shall have made an equity contribution to the Borrower in an amount no less than $509,900,000.
(s)    FID. The T4 Administrative Agent shall have received evidence that the Sponsor has taken a final investment decision with respect to the Project.
(t)    Fees; Expenses. The T4 Administrative Agent shall have received (or will receive from the proceeds of such drawing) for its own account, or for the account of each Credit Agreement Senior Secured Party under this Agreement entitled thereto, all fees due and payable pursuant to this Agreement and any other T4 Financing Document, and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable hereunder or thereunder for which invoices have been presented.
6.2.    Conditions to Construction/Term Loans
The obligation of each Construction/Term Lender to make any of its Construction/Term Loans will be subject to the (x) occurrence of the Closing Date, and (y) the satisfaction or waiver by the Majority Construction/Term Lenders of each of the following conditions precedent (provided, that, with respect to clause (y) for any Construction/Term Loan Borrowing occurring on the Closing Date, the satisfaction or waiver by each Construction/Term Lender):
(a)    Notice of Construction/Term Loan Borrowing. Solely with regard to the making of any Construction/Term Loan, the T4 Administrative Agent shall have received a duly executed Construction/Term Loan Borrowing Notice, as required by and in accordance with Section 2.2.
(b)    Independent Engineer Advance Certificate. The T4 Administrative Agent shall have received a duly executed Independent Engineer Advance Certificate together with, other than with respect to each Construction/Term Loan Borrowing on or before the date that is sixty days after the Closing Date, the Independent Engineer’s monthly report for the month that is two months prior to the month in which such date is to occur.
(c)    Borrower Advance Certificate. The T4 Administrative Agent shall have received a duly executed Borrower Advance Certificate.
(d)    Construction Progress. The T4 Administrative Agent shall have received satisfactory evidence that (i) that the construction of the Project is proceeding substantially in accordance with the construction schedule set out in the Construction Budget and Schedule or, if not so proceeding, any delays will not result in Substantial Completion under the T4 EPC Contract not being completed by the Date Certain and (ii) as to the existence of sufficient funds needed to achieve Substantial Completion under the T4 EPC Contract by the Date Certain.
(e)    Real Property. The T4 Administrative Agent shall have received for each Construction/Term Loan Borrowing occurring after the Closing Date, a Disbursement Endorsement of the Common Title Policy for all Common Trust Property for the period from the effective date of the Disbursement Endorsement delivered with the immediately preceding borrowing to the then-available search date of the Cameron County Official Public Records immediately preceding the current Construction/Term Loan Borrowing.
(f)    Lien Waivers. The T4 Administrative Agent shall have received (i) Lien Waivers executed by the T4 EPC Contractor substantially in the forms of Schedules K-1 and K-2 to the T4 EPC Contract in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the T4 EPC Contractor under the T4 EPC Contract and (ii) Lien Waivers executed by each T4 Major EPC Subcontractor and T4 Major EPC Sub-subcontractor (provided, that no such Lien Waivers shall be required from any T4 Major EPC Subcontractor or T4 Major EPC Sub-subcontractor, to the extent that the aggregate amount of Work by such T4 Major EPC Subcontractor or such T4 Major EPC Sub-subcontractor through the date on which payment has been requested does not exceed $150,000,000) substantially in the forms of Schedules K-3 and K-4 to the T4 EPC Contract in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the T4 EPC Contractor under the T4 EPC Contract, and in the case of each of the Lien Waivers under clauses (i) and (ii), the insertions in such interim Lien Waivers shall be satisfactory to the T4 Administrative Agent (in consultation with the Independent Engineer).
(g)    Equity Contributions. The Pledgor shall have concurrently deposited (or cause to be deposited) Equity Payments (as defined in the T4 Equity Contribution Agreement) in the T4 Construction Account on or prior to the date of the applicable Advance in such amounts as shall be required to cause the ratio of (i) outstanding principal amounts of Senior Secured Debt (excluding principal amounts and Senior Secured Debt Commitments in respect of Working Capital Debt) including the aggregate amount of the proceeds of the Construction/Term Loans made on or prior to such date to (ii) the Aggregate Funded Equity to not exceed 75:25.
(h)    Equity Credit Support. As of the date of the Construction/Term Loan Borrowing, the Pledgor shall be in compliance with its obligation to maintain Equity Credit Support in accordance with Section 2.2 (Equity Credit Support) of the T4 Equity Contribution Agreement.
(i)    Representations and Warranties. Each of the representations and warranties of the Borrower in this Agreement and the Loan Parties in the other T4 Financing Documents is true and correct in all material respects (except in the case of the Closing Date in which case such representations and warranties shall be true and correct in all respects), except for (i) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Construction/Term Loan Borrowing as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (ii) the representations and warranties that, pursuant to Section 5.1(c), are not deemed repeated.
(j)    Absence of Default. No Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Credit Agreement Transaction Documents.
(k)    Fees; Expenses. The T4 Administrative Agent shall have received (or will receive from the proceeds of such drawing) for its own account, or for the account of each Credit Agreement Senior Secured Party under this Agreement entitled thereto, all fees due and payable pursuant to this Agreement and any other T4 Financing Document, and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable hereunder or thereunder for which invoices have been presented.
6.3.    Conditions to Term Conversion Date Drawing
On the Term Conversion Date, the Borrower may request a Term Conversion Date Drawing, subject solely to the conditions set forth in Section 6.2(a), Section 6.2(g) (subject to the requirements of Section 2.1(d)(ii)), and Section 6.4.

6.4.    Conditions to Term Conversion Date
The occurrence of the Term Conversion Date is subject to the satisfaction or waiver by the Majority Construction/Term Lenders of each of the following conditions precedent:
(a)    Notice of Term Conversion. The T4 Administrative Agent shall have received a duly executed and completed Notice of Term Conversion from the Borrower.
(b)    Borrower Term Conversion Certificate. The T4 Administrative Agent shall have received a duly executed Borrower Term Conversion Certificate.
(c)    Substantial Completion Certificates. The T4 Administrative Agent shall have received copies of a certificate executed by the Borrower whereby the Borrower accepts Substantial Completion under the T4 EPC Contract.
(d)    Independent Engineer Term Conversion Certificate. The T4 Administrative Agent shall have received a duly executed Independent Engineer Term Conversion Certificate.
(e)    Permitted Completion Amount. If Final Completion under the T4 EPC Contract has not yet occurred, the T4 Collateral Agent shall have received evidence that the Permitted Completion Amount is on deposit in the T4 Construction Account after giving effect to the deposits and transfers set forth in Section 3.1 (T4 Construction Account) of the T4 Accounts Agreement.
(f)    Date of First Commercial Delivery. The T4 Administrative Agent shall have received a duly executed certificate of the Borrower certifying that the “Date of First Commercial Delivery” or an equivalent term under, and as defined in, each Credit Agreement Designated Offtake Agreement has occurred.
(g)    LRT Certificates. The T4 Administrative Agent shall have received executed copies of the LRT Certificates.
(h)    Common Title Policy. The T4 Administrative Agent shall have received a final Disbursement Endorsement satisfactory to the Majority Construction/Term Lenders and such additional endorsements as the Majority Construction/Term Lenders shall reasonably request as to Substantial Completion of the Train 4 Facility and which are reasonably obtainable from title insurers in regards to commercial property located in the State of Texas.
(i)    Insurance.
(i)    The T4 Administrative Agent shall have received an Insurance Advisor Term Conversion Certificate confirming that all required adjustments to the Rio Grande Facility operational insurance policies have been implemented and that such insurance conforms to the requirements specified in the T4 Financing Documents and the Material Project Documents; and
(ii)    On or prior to the Term Conversion Date, the Borrower shall deliver policies of insurance and brokers letters in compliance with, and evidence satisfactory to the Majority Construction/Term Lenders of the existence of all insurance then required to be maintained by the Insurance Program and a certificate of InsuranceCo confirming the same.
(j)    Representations and Warranties. Each of the representations and warranties of the Borrower in this Agreement and the Loan Parties in the T4 Financing Documents is true and correct in all material respects, except for (i) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the Term Conversion Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (ii) the representations and warranties that, pursuant to Section 5.1(c), are not deemed repeated.
(k)    Absence of Default. No Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Credit Agreement Transaction Documents, including the occurrence of the Term Conversion Date.
(l)    Collateral. The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens and any exceptions permitted under the T4 Collateral Documents) intended to be established pursuant to the Senior Security Documents. The T4 Administrative Agent shall have received evidence of the completion of all actions, recordings and filings of or with respect to the Senior Security Documents in order to perfect the first-priority (subject to Permitted Liens) Liens created thereunder, including the delivery by Borrower to the T4 Collateral Agent of the original certificates representing all Equity Interests in CFCo, InsuranceCo and LandCo held by the Borrower, together with duly executed transfer powers and irrevocable proxies in substantially the form attached to the T4 Security Agreement.
(m)    Government Approvals. The T4 Administrative Agent shall have received evidence satisfactory to the Majority Construction/Term Lenders that all Material Government Approvals then required (i) have been duly obtained, (ii) are in full force and effect, (iii) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (other than any such Material Government Approvals that do not have limits on rehearing or appeal periods), (iv) are held in the name of the holder thereof, and (v) are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower does not expect to be satisfied on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect.
(n)    Annual Operating Budget. The Annual Facility Budget and Annual Facility Plan for the calendar year in which the Train 4 Facility has reached the Start Dates have been developed and approved pursuant to the CFAA.
(o)    Project Placed in Service. The T4 Administrative Agent shall have received evidence satisfactory to the Majority Construction/Term Lenders that the Borrower has received from FERC a notice, order or other written communication authorizing it to place the Project in service, and the Project shall have been placed in service.

(p)    Lien Waivers. The T4 Administrative Agent shall have received (i) Lien Waivers executed by the T4 EPC Contractor substantially in the forms of Schedules K-1 and K-2 to the T4 EPC Contract in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the T4 EPC Contractor under the T4 EPC Contract and (ii) Lien Waivers executed by each T4 Major EPC Subcontractor and T4 Major EPC Sub-subcontractor (provided, that no such Lien Waivers shall be required from any T4 Major EPC Subcontractor or T4 Major EPC Sub-subcontractor, to the extent that the aggregate amount of Work by such T4 Major EPC Subcontractor or such T4 Major EPC Sub-subcontractor through the date on which payment has been requested does not exceed $150,000,000) substantially in the forms of Schedules K-3 and K-4 to the T4 EPC Contract in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the T4 EPC Contractor under the T4 EPC Contract, and in the case of each of the Lien Waivers under clauses (i) and (ii), the insertions in such interim Lien Waivers shall be satisfactory to the T4 Administrative Agent (in consultation with the Independent Engineer).
(q)    Credit Agreement Debt Service Reserve Amount. As of the Term Conversion Date, the CD Senior Loan DSRA shall have been funded in cash and/or by one or more instruments of DSR Credit Support (as defined in the T4 Accounts Agreement) in accordance with the T4 Accounts Agreement in an amount equal to the Credit Agreement Debt Service Reserve Amount.
(r)    Environmental and Social Action Plan. The Borrower shall be in compliance in all material respects with the applicable requirements of the Environmental and Social Action Plan.
7.    AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in Article 4 (Affirmative Covenants) of the Common Terms Agreement and each of the following supplemental obligations set forth in this Article 7 in favor and for the benefit of the T4 Administrative Agent, and each Construction/Term Lender:
7.1.    Maintenance of Existence, Etc.
Except as otherwise expressly permitted by Section 8.2(a), the Borrower shall maintain its limited liability company existence as a Delaware limited liability company.
7.2.    RG Facility Entities
(a)    At any time after the acquisition of the Equity Interests in each RG Facility Entity in accordance with the RG Facility Agreements, the Borrower shall retain and at all times maintain its direct legal and beneficial ownership of its Equity Interests (including, for avoidance of doubt, Voting Interest) in each RG Facility Entity, in each case, subject only to adjustment in accordance with the limited liability company agreement of such RG Facility Entity.

(b)    Upon acquiring its Equity Interests therein, the Borrower shall cause each RG Facility Entity to comply, at all times with the separateness provisions set forth on Schedule 4.3 (Separateness) of the Common Terms Agreement.
7.3.    Taxes
The Borrower shall (a) file (or cause to be filed) all tax returns required to be filed by the Borrower and, upon acquisition thereof, any RG Facility Entity during any time such entity is a Controlled Subsidiary of the Borrower and (b) pay and discharge (or caused to be paid and discharged), before the same shall become delinquent, after giving effect to any applicable extensions, all Taxes imposed on the Borrower or any RG Facility Entity or their respective Properties unless such Taxes are subject to a Contest and such Contest, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.
7.4.    Compliance with Material Project Documents, Etc.
(a)    The Borrower shall take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Documents or otherwise (except (i) to the extent any such agreement expires in accordance with its terms and not as a result of a breach or default thereunder, (ii) to the extent any such agreement is permitted to be terminated (and if required, replaced) under the T4 Financing Documents, (iii) to the extent provided under Section 7.5), and (iv) to the extent any such agreement is a guaranty in favor of a Loan Party and the underlying Material Project Document has been terminated as permitted under the T4 Financing Documents).
(b)    The Borrower shall enforce against the relevant Material Project Party each covenant or obligation of each Material Project Document to which such Person is a party in accordance with its terms, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Borrower shall enforce against the T4 EPC Contractor the Borrower’s rights under the T4 EPC Contract in respect of Delay Liquidated Damages and Performance Liquidated Damages due and payable (other than any Performance Liquidated Damages that are in an amount less than $5,000,000).
(c)    The Borrower shall, within thirty days after the date on which an Additional Material Project Document is executed, deliver or cause to be delivered to the T4 Collateral Agent:
(i)    each Senior Security Document, if any, necessary to grant the T4 Collateral Agent a first priority perfected Lien in such Additional Material Project Document (subject only to Permitted Liens) (with a form of such document to be delivered prior to execution of such agreement); provided, that, notwithstanding the foregoing, no Consent Agreement shall be required by this clause (i) unless otherwise required by clause (d) below; and
(ii)    in respect of any Additional Material Project Document that is a Credit Agreement Designated Offtake Agreement or a guaranty in respect of a Credit Agreement Designated Offtake Agreement, or that otherwise is in replacement of or substitution for any Material Project Document in respect of which an opinion and Consent Agreement is required to be delivered, an opinion of counsel to the

Borrower and an opinion of counsel to the counterparty, in each case, with respect to the due authorization, execution, and delivery of such document and the associated Consent Agreement and their validity and enforceability against such Person.
(d)    Within sixty days after executing any Additional Material Project Document that is a Material Project Document in replacement of a Material Project Document entered into on or prior to the Closing Date (or any replacement thereof), a Credit Agreement Designated Offtake Agreement, or any guaranty of any Credit Agreement Designated Offtake Agreement, the Borrower shall obtain and deliver to the T4 Collateral Agent a Consent Agreement with respect to such Additional Material Project Document.
(e)    Upon the assignment thereof to the Borrower, the Borrower shall use commercially reasonable efforts for a period of 180 days after assignment thereof to the Borrower to deliver a Consent Agreement in respect of the Honeywell License Agreement.
(f)    Except as set forth under any other subsection of this Section 7.4, the Borrower shall, for a period of 180 days after the execution thereof, use commercially reasonable efforts to obtain and deliver to the T4 Collateral Agent a Consent Agreement from each counterparty to any Additional Material Project Document.
(g)    Notwithstanding any other provision of this Section 7.4, the Borrower shall not be required to obtain and deliver to the T4 Collateral Agent a Consent Agreement in respect of (i) any Gas transportation agreements entered into after the Term Conversion Date, any interconnection or storage agreements, other than any with the Sponsor or an Affiliate of the Sponsor or (ii) any Gas supply agreements.
7.5.    Maintenance of Credit Agreement Designated Offtake Agreements; LNG Sales Mandatory Prepayment
(a)    The Borrower shall at all times maintain and designate to the T4 Administrative Agent, Qualified Offtake Agreements providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity for each such Qualified Offtake Agreement’s applicable Qualified Term (collectively, the “Credit Agreement Designated Offtake Agreements”). In the event that any such Qualified Offtake Agreement has terminated, the Borrower shall designate another Qualified Offtake Agreement or enter into and designate one or more additional Qualified Offtake Agreements within 180 days following such termination to the extent necessary to meet the Base Committed Quantity. If at the end of such 180-day period, the Borrower is diligently pursuing one or more replacement Qualified Offtake Agreements, such period will be extended for an additional period (not to exceed ninety days) during which the Borrower reasonably expects to enter into such replacement Qualified Offtake Agreement(s) as long as the implementation of such extension could not reasonably be expected to result in a Material Adverse Effect.
(b)    The Borrower shall be required to make a mandatory prepayment of Senior Secured Debt (an “LNG Sales Mandatory Prepayment”) within thirty days of the occurrence of either of the events set forth below (each, an “LNG Sales Mandatory Prepayment Event”):

(i)    the Borrower breaches the covenant in Section 7.5(a) (taking into account the period set forth therein to replace the relevant Offtake Agreement or designate any other Qualified Offtake Agreement); or
(ii)    with respect to any Credit Agreement Designated Offtake Agreement, any Required Export Authorization becomes Impaired and the Borrower does not:
(A)    provide a reasonable remediation plan (setting forth in reasonable detail proposed steps to reinstate the Required Export Authorization, to designate any existing Qualified Offtake Agreement as a Credit Agreement Designated Offtake Agreement, or to modify any Credit Agreement Designated Offtake Agreement arrangements, such as through diversions or alternative delivery or sale arrangements, such that such DOE Export Authorization is no longer a Required Export Authorization within 360 days following such occurrence) with respect to any or all such Credit Agreement Designated Offtake Agreements (each such item an “Export Authorization Remediation”) within thirty days following such occurrence;
(B)    diligently pursue such Export Authorization Remediation; or
(C)    cause such Export Authorization Remediation to take effect within 180 days following the occurrence of the Impairment; provided, that the Borrower shall have a further 180 days to effect an Export Authorization Remediation if the following conditions are met:
(1)    the Borrower is diligently pursuing its plan for the Export Authorization Remediation;
(2)    the Impairment of the Required Export Authorization of such Credit Agreement Designated Offtake Agreement could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period; and
(3)    the T4 Administrative Agent has received a certification from the Borrower, prior to the expiration of the initial 180 day period, confirming that each condition in clauses (1) and (2) has been met together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken for the Export Authorization Remediation (although commercially sensitive information may be omitted), any measures being taken by the Borrower to address the underlying cause of the Impairment to the extent relevant to the Impairment and Export Authorization Remediation, any legal measures being undertaken to reverse the Impairment, any interim cash flow mitigation measures being taken by the Borrower (including sales of spot cargoes), any modification to Offtake Agreement arrangements such that the Impaired DOE Export Authorization is no longer a

Required Export Authorization with respect to any or all such Credit Agreement Designated Offtake Agreements, and the impact on the Borrower projected Cash Flow during the subsequent cure period, and the T4 Administrative Agent (acting on the instructions of the Majority Construction/Term Lenders), acting reasonably, has not objected to such certification within thirty days following delivery thereof.
(c)    The principal amount of the Senior Secured Debt (which shall not extend to any Working Capital Debt unless only Working Capital Debt remains outstanding) that the Borrower shall repay and/or the amount of undrawn Senior Secured Debt Commitments that the Borrower shall cancel upon the occurrence of any LNG Sales Mandatory Prepayment Event shall be:
(i)    the aggregate principal amount of Senior Secured Debt (excluding principal amounts with respect to Working Capital Debt unless only Working Capital Debt is then outstanding) then outstanding plus the aggregate principal amount of undrawn Senior Secured Debt Commitments (except with respect to Working Capital Debt unless only Working Capital Debt is then outstanding); less
(ii)    the maximum principal amount of Senior Secured Debt that can be incurred or remain outstanding, assuming that all outstanding principal amounts of Senior Secured Debt (excluding principal amounts and Senior Secured Debt Commitments in respect of Working Capital Debt) are amortized to a zero balance by the end of the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements in effect at such time without producing a Credit Agreement Projected DSCR of less than 1.20:1.00 for the period starting from the first Quarterly Payment Date for the repayment of principal after the end of the applicable cure period to the end of the calendar year in which such Quarterly Payment Date occurs, and for each calendar year thereafter through the expiration of the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements in effect at such time (based on a Base Case Forecast updated only to take into account each Credit Agreement Designated Offtake Agreement in effect at such time and in respect of which there is in effect its Required Export Authorization which is not Impaired (including any new Credit Agreement Designated Offtake Agreements entered into to replace a Credit Agreement Designated Offtake Agreement whose termination triggered the LNG Sales Mandatory Prepayment Event)).
(d)    The Borrower shall provide to the T4 Administrative Agent reasonable documentary support to show the amount of Senior Secured Debt to be repaid and Senior Secured Debt Commitments to be cancelled, including the Base Case Forecast and, to the extent appropriate, the Credit Agreement Designated Offtake Agreements then in effect and reasonable background information regarding the Required Export Authorizations with respect to such Credit Agreement Designated Offtake Agreements and supporting the designation of such DOE Export Authorizations as Required Export Authorizations with respect to such Credit Agreement Designated Offtake Agreements.

(e)    In making the prepayment and cancellation described in Section 7.5(c) above, the Borrower shall first repay the aggregate principal amount of Senior Secured Debt then outstanding to the extent required under Sections 7.5(b) and 7.5(c) or until there is no more Senior Secured Debt outstanding and if this has not resulted in a prepayment of the amount required to satisfy the test in Section 7.5(c)(ii) and second cancel the aggregate principal amount of Senior Secured Debt Commitments to the extent required under Sections 7.5(b) and 7.5(c). In making the cancellation described in Section 7.5(c) above, the Borrower shall cancel Construction/Term Loan Commitments prior to the cancellation of any other Senior Secured Debt Commitments. The prepayment and cancellation made pursuant to this Sections 7.5(b) and 7.5(c) shall be required to be made by the earliest of (i) the thirtieth day following the termination of the cure period applicable thereto, (ii) the next Quarterly Payment Date if such date is more than ten Business Days following the termination of the cure period applicable thereto, and (iii) the tenth Business Day following the termination of the cure period applicable thereto if the next Quarterly Payment Date is less than ten Business Days following the termination of the cure period applicable thereto.
(f)    Upon completion of the prepayment of Senior Secured Debt then outstanding and cancellation of Senior Secured Debt Commitments as and to the extent required by Sections 7.5(b) and 7.5(c) above, the LNG Sales Mandatory Prepayment Event and underlying breach of Section 7.5(a) or Impairment triggering such LNG Sales Mandatory Prepayment Event shall no longer be continuing under the T4 Financing Documents insofar as the same set of events, facts or circumstances that caused such breach, Impairment and mandatory prepayment are concerned, but without prejudice to the Borrower’s obligations under Section 7.5(a) and this Section 7.5(f) with respect to any other event, fact or circumstance.
7.6.    Compliance with Material Government Approvals, Etc.
(a)    The Borrower shall comply or cause compliance in all material respects with, and ensure that the Development is in compliance in all material respects with all Material Government Approvals.
(b)    The Borrower shall at all times obtain (by the time they are required), renew and maintain, or, use commercially reasonable efforts to cause the RG Facility Entities or any other third party, as allowed pursuant to Government Rule, to obtain, renew or maintain, in full force and effect, all Material Government Approvals as necessary for the Development or the operation of the Rio Grande Facility.
7.7.    Compliance with Government Rules, Etc.
(a)    The Borrower shall comply or cause compliance in all material respects with, and ensure that the Development is in compliance in all material respects, with all material Government Rules applicable to the Borrower or the Development, including Environmental Laws but excluding Government Rules applicable to Taxes, as to which Section 7.3 shall apply.

(b)    The Borrower shall cause the Development to be in compliance in all material respects with the applicable requirements of the Equator Principles and the Environmental and Social Action Plan.
(c)    The Borrower shall, and, upon acquisition thereof, shall cause each of the RG Facility Entities to, comply in all material respects with Sanctions Regulations.
(d)    The Borrower agrees that if it obtains Knowledge or receives any written notice that the Borrower or, upon acquisition thereof, any RG Facility Entity, or any Person holding a legal or beneficial interest therein (whether directly or indirectly) is or becomes a Restricted Person (such occurrence, a “Sanctions Violation”), the Borrower shall within a reasonable time (i) give written notice to the T4 Administrative Agent of such Sanctions Violation and (ii) comply with all applicable Sanctions Regulations with respect to such Sanctions Violation (regardless of whether the party included on the Sanctions List is located within the jurisdiction of the United States), and the Borrower hereby authorizes and consents to the T4 Administrative Agent taking any and all steps the T4 Administrative Agent deems necessary, in its sole discretion, to comply with all applicable Sanctions Regulations with respect to any such Sanctions Violation, including the “freezing” or “blocking” of assets and reporting such action to the applicable Sanctions Authority.
(e)    The proceeds of the Construction/Term Loans will not be used by the Borrower and, upon acquisition thereof, any of the RG Facility Entities, directly or knowingly indirectly, in violation of any Anti-Corruption Laws or Anti-Terrorism and Money Laundering Laws (to the extent applicable), including through the making of any bribe or unlawful payment.
7.8.    Tax Status
The Borrower shall at all times maintain its status as a partnership or as an entity disregarded for U.S. federal, state and local income tax purposes.
7.9.    Project Construction
The Borrower shall construct and complete the Project, and cause the Project to be constructed and completed, in all material respects consistent with Prudent Industry Practices.
7.10.    Interest Rate Hedging
(a)    During the period commencing on the date that is 45 days following the Closing Date until the date that is 45 days following the FERC Remand Satisfaction Date, the Borrower shall maintain in full force and effect at all times, one or more Senior Secured IR Hedge Agreements with respect to Senior Secured IR Hedge Transactions having a notional amount (after giving effect to any Offsetting Transactions) in respect of each Quarterly Payment Date equal to at least fifty percent of the Projected Principal Amount of all Senior Secured Debt outstanding as of each such Quarterly Payment Date; provided, that, for purposes of calculating the foregoing percentage, (i) the principal balance of any Working Capital Debt shall be excluded and (ii) any Senior Secured Debt which bears a fixed interest rate shall be deemed subject to a Senior Secured IR Hedge Agreement.

(b)    From and after the day that is 45 days following the FERC Remand Satisfaction Date, the Borrower shall maintain in full force and effect at all times, one or more Senior Secured IR Hedge Agreements with respect to Senior Secured IR Hedge Transactions having a notional amount (after giving effect to any Offsetting Transactions) in respect of each Quarterly Payment Date (i) not less than 75% of the Projected Principal Amount of all Senior Secured Debt outstanding as of each such Quarterly Payment Date and (ii) except for a period not to exceed (A) at any time prior to the Project Completion Date, 180 consecutive days and (B) at any time on or after the Project Completion Date, 45 consecutive days, not more than 110% of the Projected Principal Amount of all Senior Secured Debt outstanding as of each such Quarterly Payment Date; provided, that, for purposes of calculating the foregoing percentages, (x) the principal balance of the Working Capital Debt shall be excluded, and (y) any Senior Secured Debt which bears a fixed interest rate shall be deemed subject to a Senior Secured IR Hedge Agreement.
7.11.    Access; Inspection
(a)    The Borrower shall keep proper books of record in accordance with GAAP in all material respects and permit representatives and advisors of the T4 Administrative Agent, upon reasonable notice (but other than as required pursuant to Section 7.11(b)), no more than twice per calendar year (unless an Event of Default has occurred and is continuing), to examine, excerpts from its books, records and documents and to make copies thereof, all at such times during normal business hours as such representatives may reasonably request upon thirty days’ advance notice; provided, that all such inspections are conducted during normal business hours and in a manner that does not disrupt the operation of the Project, the Development, or the Rio Grande Facility.
(b)    Site visits to the Project may be conducted upon reasonable request by (i) the Independent Engineer and, if requested, the T4 Administrative Agent (or one alternative representative), or the Environmental Advisor, any such visits to be coordinated between the Independent Engineer, the T4 Administrative Agent, and the Environmental Advisor up to two times per calendar year on or prior to the first anniversary of the Term Conversion Date and one visit per calendar year thereafter except to the extent additional visits may be reasonably required in connection with the occurrence of an Event of Default and (ii) any Consultant to the extent reasonably required for such Consultant to witness any testing or otherwise in connection with or to provide any report, certificate, or confirmation explicitly contemplated by the terms of the T4 Financing Documents. Site visits shall only be conducted during normal business hours, in a manner that does not unreasonably disrupt the construction or operation of the Project in any respect, and subject to the terms and conditions of the Material Project Documents (if any), the confidentiality provisions of Section 15.15 (Termination of Certain Information; Confidentiality) of the Collateral and Intercreditor Agreement or analogous confidentiality restrictions required by the Borrower and observance of all applicable environmental, health and safety, and industrial site visit policies.
7.12.    Survey
The Borrower shall, no later than 120 days following the Term Conversion Date, deliver to the T4 Administrative Agent the “as built” Survey.

7.13.    Allocation of Prepayment of Replacement Debt and Supplemental Debt
Any prepayment of the principal of Replacement Debt or Supplemental Debt must be made on a pro rata basis with the prepayment of principal of the Construction/Term Loans; provided, that if any Funding Shortfall Debt is then outstanding and the interest rate payable in respect of such Funding Shortfall Debt is higher than the interest rate payable in respect of the Construction/Term Loans, prepayments of the principal of such Funding Shortfall Debt may be made on a non-pro rata basis with the prepayment of principal of the Construction/Term Loans.
7.14.    Appointment of Delegates
The Borrower shall ensure at all times that a Delegate of the Borrower that is not an Administrator Affiliate, a Coordinator Affiliate, an Operator Affiliate, or a Pipeline Manager Affiliate is appointed to each of the Facility Committee and Executive Committee.
7.15.    Certain Matters in Respect of the T4 Accounts
(a)    The Borrower shall apply amounts on deposit in the T4 Capital Improvement Account (as defined in the T4 Accounts Agreement) solely to the payment of RCI EPC CAPEX and RCI Owners’ Costs (as each such term is defined in the Definitions Agreement) in respect of Permitted Capital Improvements or as otherwise permitted by the T4 Accounts Agreement.
(b)    The Borrower shall not utilize Loss Proceeds to fund Restoration Work in accordance with Section 9.2(b) (Loss Proceeds) of the Collateral and Intercreditor Agreement unless it first complies with Schedule 7.15(b).
(c)    For purposes of the definition of “DSRA Reserve Amount” set forth in the T4 Accounts Agreement, the amount required to be funded pursuant to this Agreement shall be the Credit Agreement Debt Service Reserve Amount.
7.16.    Flood Insurance
(a)    With respect to all T4 Mortgaged Property located in a Special Flood Hazard Area, the Borrower will obtain and maintain (or cause to be obtained and maintained) at all times flood insurance for all Collateral located on such property as may be required under the Flood Program and will provide (or cause to be provided) to each Construction/Term Lender evidence of compliance with such requirements as may be reasonably requested by such Construction/Term Lender. The timing and process for delivery of such evidence will be as set forth in Section 9.3(a) with respect to the underlying insurance policy within which such flood insurance is obtained. If any Building (as defined in the applicable flood insurance regulations) or Manufactured (Mobile) Home (as defined in the applicable flood insurance regulations) constitutes property that is secured for the benefit of the Credit Agreement Senior Secured Parties pursuant to the T4 Deed of Trust, the Borrower will maintain (or cause to be maintained) in full force and effect flood insurance for such property, structures, and contents in such amount and for so long as required by applicable flood insurance regulation. For the avoidance of doubt, the insurance set forth in the Insurance Program will be deemed to satisfy the requirements of this Section 7.16(a). Notwithstanding anything to the contrary herein, if the Borrower maintains (or causes to be maintained) flood insurance under its operational property insurance, such insurance need not:
(i)    be issued by licensed, admitted or surplus lines insurers;
(ii)    include a 45 day cancellation requirement/renewal notice requirement;
(iii)    include cancellation provisions as restrictive as those in the standard flood insurance policy issued in accordance with the Flood Program; or
(iv)    include any requirement that the Borrower file (or cause to be filed) suit within one year after the date of written denial of all or part of a claim. However, such insurance shall meet the standards for discretionary acceptance under the regulations for the Biggert-Waters Flood Insurance Reform Act of 2012, being:
(A)    the policy provides coverage in sufficient amount under the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 and any successor statutes (the “Flood Program”);
(B)    the policy is from a carrier(s) that are licensed, admitted, or not disapproved by a state insurance regulator;
(C)    the policy covers the Borrower and the applicable Credit Agreement Senior Secured Parties; and
(D)    the policy provides sufficient protection of the designated loan, consistent with general safety and soundness principles.
(b)    The Borrower shall provide (or cause to be provided) 45 days prior notice (or, if within 45 days of the Closing Date, on the Closing Date) to the T4 Administrative Agent before it commences construction of any Building (as defined in the applicable flood insurance regulations) and before it affixes any Manufactured (Mobile) Home (as defined in the applicable flood insurance regulations) to any property that is secured for the benefit of the Credit Agreement Senior Secured Parties pursuant to a deed of trust required under the T4 Financing Documents and that is located in a special flood hazard area (as defined pursuant to applicable flood insurance regulation). The preceding sentence will not affect the obligations of the Borrower under this Section 7.16 to maintain (or cause to be maintained) flood insurance.
(c)    The Borrower will, if requested by a Construction/Term Lender, provide (or cause to be provided) 45 days prior written notice (or, if within 45 days of the Closing Date, on the Closing Date) to the T4 Administrative Agent before it acquires any real property that will be secured for the benefit of the Credit Agreement Senior Secured Parties pursuant to the T4 Deed of Trust.
(d)    The Borrower shall:

(i)    deliver (or cause to be delivered) on the Closing Date a completed “Standard Flood Hazard Determination Form” of FEMA and any successor Government Authority performing a similar function (a “Flood Certificate”) with respect to the T4 Mortgaged Property, which Flood Certificate shall:
(A)    be addressed to the T4 Administrative Agent;
(B)    provide for “life of loan” monitoring; and
(C)    otherwise comply with the Flood Program; and
(ii)    if the Flood Certificate states that any structure comprising a portion of the anticipated T4 Mortgaged Property will be located in a special flood hazard area (as defined pursuant to applicable flood insurance regulations), the Borrower shall provide (or cause to be provided) written acknowledgment upon receipt of written request from the T4 Administrative Agent and any Construction/Term Lender:
(A)    as to the existence of such T4 Mortgaged Property; and
(B)    as to whether the community in which such T4 Mortgaged Property will be located is participating in the Flood Program;
provided, that, in the case of (i) and (ii), the Borrower may instead provide (or cause to be provided) alternative flood documentation, in a form and manner to be reasonably agreed between the Borrower and the applicable Construction/Term Lender requesting the relevant flood insurance documentation prior to the delivery date set forth above as long as the alternative flood documentation complies with applicable law.
7.17.    Intellectual Property
The Borrower shall obtain and maintain, or use commercially reasonable efforts to cause third parties to obtain and maintain, as allowed pursuant to Government Rule, all licenses, trademarks, or patents necessary for the Development, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.18.    Post-Closing Deliverable
The Borrower shall deliver, or cause to be delivered, to the T4 Administrative Agent, in form and substance reasonably satisfactory to the T4 Administrative Agent, an update to the Survey that shows the location of that certain Easement and Right of Way Agreement made effective as of January 1, 2025, by and between Brownsville Navigation District of Cameron County, Texas, as “Grantor”, and AEP Texas, Inc., as “Company” recorded as Document Number 27057 in the Official Records of Cameron County, Texas, on or before November 15, 2025, or such later dates as may be agreed to by the T4 Administrative Agent in its reasonable discretion.
8.    NEGATIVE COVENANTS
The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in Article 5

(Negative Covenants) of the Common Terms Agreement and each of the following supplemental obligations set forth in this Article 8 in favor and for the benefit of the T4 Administrative Agent, and each Construction/Term Lender.
8.1.    Nature of Business
The Borrower shall not engage in any business or activities other than the Permitted Business.
8.2.    Fundamental Changes
(a)    The Borrower shall not change its legal form without providing the T4 Administrative Agent with at least thirty days’ prior notice.
(b)    The Borrower shall not amend its Organic Documents other than (i) any amendments solely to reflect permitted sales or transfers of Equity Interests in the Borrower, (ii) immaterial amendments, and (iii) any amendments that are not, in any material respect, adverse to the interests of the Construction/Term Lenders or the Borrower’s ability to comply with the T4 Financing Documents.
8.3.    Asset Sales
(a)    The Borrower shall not convey, sell, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, any assets in excess of $100,000,000 per year except:
(i)    dispositions of assets in compliance with any applicable court or governmental order;
(ii)    [reserved];
(iii)    sales, transfers, or other dispositions of assets that are obsolete, worn-out, damaged, surplus or no longer used or useful in the Borrower’s business in the ordinary course of the Borrower’s business and that could not reasonably be expected to result in a Material Adverse Effect;
(iv)    non-exclusive licenses, covenants not to sue, releases, waivers or other rights under intellectual property, in each case, granted in the ordinary course of business in connection with the construction or operation of the Project as contemplated by the Credit Agreement Transaction Documents;
(v)    dispositions of other Property if the Borrower has obtained a binding commitment to replace such Property, and replaces such Property, within 270 days after such disposition;
(vi)    sales or other dispositions of (A) LNG, Gas, or natural gas liquids (or other commercial products) in accordance with the Project Documents, (B) any LNG in accordance with Section 8.13 or Gas in the ordinary course of business, and (C) NGLs and other petroleum by-products of liquefaction;

(vii)    payments, transfers, or other dispositions of cash or Cash Equivalents in accordance with the Project Documents to the extent such payment, transfer or other disposition is made in accordance with the T4 Accounts Agreement and the Common Accounts Agreement;
(viii)    sales, transfers, or other dispositions of Permitted Investments in accordance with the T4 Accounts Agreement and the Common Accounts Agreement;
(ix)    Distributions made in accordance with the T4 Financing Documents;
(x)    sales of liquefaction and other services in the ordinary course of business;
(xi)    transfers or novations of Senior Secured Hedge Agreements in accordance with Section 8.5 of this Agreement or Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement;
(xii)    disposals of materials developed or obtained in the excavation or other operations of any construction contractor pursuant to the construction contract related to the Project;
(xiii)    settlements, releases, waivers or surrenders of contract, tort or other claims in the ordinary course of business or grants of Liens not prohibited by the T4 Financing Documents;
(xiv)    conveyances of gas interconnection or metering facilities to gas transmission companies and conveyances of electricity substations to electricity providers pursuant to its electricity purchase arrangements for operating the Rio Grande Facility;
(xv)    the AEP Land Release; and
(xvi)    contributions to CFCo in accordance with the CFCo LLCA (as defined in the Definitions Agreement) and the T4 Common Facilities Contribution Agreement and redemption of an Equity Interest in CFCo owned by the Borrower pursuant to the CFCo LLCA.
(b)    The Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless (i) such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under the CFAA, or (ii) such removal or alteration is (A) in accordance with Prudent Industry Practices (as certified by the Independent Engineer) and could not reasonably be expected to result in a Material Adverse Effect or (B) required by applicable Government Rule.
(c)    For the avoidance of doubt, if any sale, transfer, assignment, distribution, conveyance, lease or other disposition is permitted under Section 5.3 (Asset Sales) of the Common Terms Agreement but disallowed pursuant to this Section 8.3, such sale, transfer, assignment, distribution, conveyance, lease or other disposition shall not be permitted prior to the Credit Agreement Discharge Date.

8.4.    Restrictions on Indebtedness
(a)    Debt Incurrence. For purposes of this Section 8.4, Senior Secured Debt shall be deemed “incurred” upon (i) at the election of the Borrower, either (A) the execution of the Senior Secured Debt Instruments in respect thereof or (B) upon the satisfaction or waiver of the conditions precedent thereunder to the initial disbursement thereof or initial issuance of letters of credit thereunder and (ii) any subsequent Economic Terms Modification.
(b)    Credit Agreement Permitted Indebtedness. The Borrower shall not directly or indirectly create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to any Indebtedness other than Credit Agreement Permitted Indebtedness; provided, that the provisions of Sections 5.4(c)-(e) (Restrictions on Indebtedness) of the Common Terms Agreement shall not apply to this Section 8.4.
(c)    Replacement Debt.
(i)    The Borrower shall not incur Replacement Debt prior to the Credit Agreement Discharge Date unless each of the conditions in Section 2.4 (Replacement Debt) of the Common Terms Agreement are complied with and:
(A)    no Event of Default has occurred and is continuing or could reasonably be expected to occur after giving effect to and as a result of the incurrence of the Replacement Debt, unless such Event of Default shall be cured by the incurrence of such Replacement Debt;
(B)    the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Replacement Debt) the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the expiration of the term of the Notional Amortization Period shall not be less than 1.35:1.00; provided, that for purposes of this Section 8.4(c) the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume, if such Replacement Debt is incurred prior to the Term Conversion Date, that all Senior Secured Debt Commitments will be fully drawn;
(C)    the weighted average life to maturity of the Replacement Debt shall be longer than the weighted average life to maturity of the Senior Secured Debt being repaid or replaced, taken as a whole;
(D)    the final maturity date of the Replacement Debt shall occur on or after the maturity date of the Senior Secured Debt being prepaid or replaced; and
(E)    such Replacement Debt is denominated in Dollars.
(ii)    The Borrower shall not cancel the commitments in respect of Replacement Debt unless the funds under the cancelled commitment are not reasonably expected to be necessary to achieve the Project Completion Date by the Date Certain (as confirmed by the T4 Administrative Agent in consultation with the Independent Engineer).
(iii)    All proceeds of Replacement Debt shall be applied to the mandatory prepayment of the Construction/Term Loans in accordance with Section 3.9(a)(iii) prior to the application thereto to any other Replacement Debt or any Supplemental Debt; provided, that if any Funding Shortfall Debt is then outstanding and the interest rate payable in respect of such Funding Shortfall Debt is higher than the interest rate payable on the Construction/Term Loans, the proceeds of Replacement Debt may be applied first to such Funding Shortfall Debt and thereafter to the Construction/Term Loans. The Borrower shall not incur any Replacement Debt or Supplemental Debt that would result in an inability to comply with this Section 8.4(c)(iii).
(d)    Relevering Debt. Notwithstanding Section 2.5 (Relevering Debt) of the Common Terms Agreement, the Borrower shall not incur Relevering Debt prior to the Credit Agreement Discharge Date other than Reinstatement Debt and Incremental Debt. The Borrower shall not incur Reinstatement Debt or Incremental Debt unless no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur after giving effect to and as a result of the incurrence of the Reinstatement Debt or the Incremental Debt (as applicable), unless such Default or Event of Default shall be cured by the incurrence of such Reinstatement Debt or Incremental Debt (as applicable).
(e)    Working Capital Debt. The Borrower shall not incur Working Capital Debt (other than Working Capital Debt incurred under this Agreement) prior to the Credit Agreement Maturity Date unless no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur after giving effect to and as a result of the incurrence of the Working Capital Debt, unless such Default or Event of Default shall be cured by the incurrence of such Working Capital Debt, and such Working Capital Debt is denominated in Dollars. Prior to the Credit Agreement Maturity Date, the Borrower shall not incur Working Capital Debt in excess of $1,000,000,000.
(f)    Supplemental Debt. The Borrower shall not incur Supplemental Debt prior to the Credit Agreement Discharge Date unless each of the conditions in Section 2.6 (Supplemental Debt) of the Common Terms Agreement are complied with and:
(i)    no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur after giving effect to and as a result of the incurrence of the Supplemental Debt, unless such Default or Event of Default shall be cured by the incurrence of such Supplemental Debt;
(ii)    the aggregate principal amount of all Supplemental Debt (other than Funding Shortfall Debt) at any time outstanding does not exceed $200,000,000;
(iii)    the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Supplemental Debt) the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the Notional Amortization Period shall not be less than 1.40:1.00 (or, in the case of any Supplemental Debt that is Funding Shortfall Debt, 1.35:1.00); provided, that, for purposes of this Section 8.4(f), the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume that all commitments for Supplemental Debt will be fully drawn as of the date on which such Supplemental Debt is incurred;
(iv)    the weighted average life to maturity of the Supplemental Debt shall be longer than the weighted average life to maturity of the then outstanding Construction/Term Loans prior to the incurrence of such Supplemental Debt;
(v)    the final maturity date of the Supplemental Debt shall occur on or after the Credit Agreement Maturity Date; and
(vi)    such Supplemental Debt is denominated in Dollars.
(g)    Terms of Senior Secured Debt Instruments. In addition to the requirements set forth in the Common Terms Agreement, concurrently with the certificate of the Borrower provided in accordance with Section 2.3(c) (Working Capital Debt), Section 2.4(c) (Replacement Debt), Section 2.5(c) (Relevering Debt), and Section 2.6(c) (Supplemental Debt) of the Common Terms Agreement, the Borrower shall deliver to the T4 Administrative Agent a copy of each proposed Senior Secured Debt Instrument relating to the relevant Senior Secured Debt (which may be an amendment to an existing Senior Secured Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and amortization schedule of such Senior Secured Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Senior Secured Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto.
(h)    Executed Copies of Senior Secured Debt Instruments.
(i)    Concurrently with the delivery of each Common Terms Accession Agreement and CIA Accession Confirmation pursuant to Section 2.7 (Accession Agreements) of the Common Terms Agreement, the Borrower shall deliver to the T4 Administrative Agent a copy of the relevant duly executed Senior Secured Debt Instrument.
(ii)    The Borrower shall promptly provide to the T4 Administrative Agent copies of all amendments, modifications and waivers to any Senior Secured Debt Instrument; provided, that such amendments, modifications and waivers shall only be made in accordance with terms and conditions set forth in the Collateral and Intercreditor Agreement and the relevant Senior Secured Debt Instrument.
(i)    Notwithstanding anything set forth in this Agreement to the contrary, the Borrower may incur Replacement Debt, Relevering Debt, or Supplemental Debt if all Construction/Term Loans outstanding immediately prior to the incurrence thereof will be repaid in full or returned and cancelled, as the case may be, and all remaining available Construction/Term Loan Commitments are terminated.

(j)    The Borrower shall not incur any Indebtedness to fund the development of any Train Facility other than the Train 4 Facility without the consent of all Construction/Term Lenders.
(k)    For the avoidance of doubt, (i) if the incurrence of any Indebtedness is permitted under the Common Terms Agreement (including pursuant to Section 5.4 (Restrictions on Indebtedness), Section 2.3 (Working Capital Debt), Section 2.4 (Replacement Debt), Section 2.5 (Relevering Debt), or Section 2.6 (Supplemental Debt) of the Common Terms Agreement) but disallowed pursuant to this Section 8.4, such incurrence shall not be permitted prior to the Credit Agreement Discharge Date and (ii) any Extension Amendment shall not be deemed to be a “Replacement Debt”, “Relevering Debt”, or “Supplemental Debt” and shall be deemed permitted under this Agreement.
8.5.    Interest Rate Hedging Agreements
The Borrower shall not permit the aggregate notional amounts (after giving effect to any Offsetting Transactions) under the Senior Secured IR Hedge Agreements in respect of any Quarterly Payment Date to exceed at any time, except for a period of no more than (a) at any time prior to the Term Conversion Date, 180 consecutive days and (b) at any time on or after the Term Conversion Date, 45 consecutive days, 110% of the Projected Principal Amount of all Senior Secured Debt on such Quarterly Payment Date; provided, that, for purposes of calculating the foregoing percentages, (i) the principal balance of any Working Capital Debt shall be excluded, and (ii) any Senior Secured Debt which bears a fixed interest rate shall be deemed subject to a Senior Secured IR Hedge Agreement.
8.6.    Transactions with Affiliates
(a)    The Borrower will not, directly or indirectly, enter into any Affiliate Transaction except:
(i)    (A) the Project Documents in existence on the Closing Date, (B) any Affiliate Transactions required or contemplated by such Project Documents, and (C) any amendments to or replacements of such contracts, agreements or understandings referenced in this clause (i);
(ii)     to the extent required by Government Rules or Government Approvals;
(iii)    upon terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Project and the counterparties), or, if no comparable arm’s-length transaction with a Person that is not an Affiliate is available, then on terms reasonably determined by the Borrower to be fair and reasonable;
(iv)    in respect of Permitted Subordinated Debt;

(v)    any officer or director indemnification agreement or any similar arrangement entered into by the Borrower in the ordinary course of business and payments pursuant thereto;
(vi)    any sale of Credit Agreement Supplemental Quantities of LNG;
(vii)    Distributions made in accordance with the T4 Financing Documents;
(viii)    the ownership of Equity Interests in any RG Facility Entity; and
(ix)    the issuance of Equity Interests of the Borrower (other than Disqualified Stock).
(b)    For the avoidance of doubt, if the entering into of any Affiliate Transaction is permitted under Section 5.11 (Transactions with Affiliates) of the Common Terms Agreement but disallowed pursuant to this Section 8.6, such Affiliate Transaction shall not be permitted prior to the Credit Agreement Discharge Date.
8.7.    Involuntary Liens of RG Facility Entities
At any time after the Borrower’s acquisition of its Equity Interests in the RG Facility Entities, the Borrower will not permit any Involuntary Liens to exist upon the Properties of any RG Facility Entity, other than such Involuntary Liens that are RG Facility Entity Permitted Liens.
8.8.    Energy Regulatory
The Borrower shall not be or become (nor shall it permit any RG Facility Entity at any time after the Borrower acquires its Equity Interests in the RG Facility Entities, to be or become) subject to regulation (a) as a “natural-gas company” as such term is defined in the Natural Gas Act except to the extent that the Borrower (or any RG Facility Entity) is considered so when offering transportation services solely for the purpose of releasing firm transportation capacity on the pipeline owned by Rio Bravo Pipeline, LLC if the Rio Bravo Pipeline is elected by the Borrower to be an Alternative Pipeline in accordance with Section 5.32, or other interstate natural gas pipeline subject to the Natural Gas Act, (b) under PUHCA, (c) as a “public utility,” as defined in the Federal Power Act, (d) under PURA or the PUCT Substantive Rules of the State of Texas as a “public utility,” or an “electric utility”, or be subject to rate regulation in the same manner as an “electric utility,” “public utility,” “retail electric provider,” “power marketer” or “transmission and distribution utility,” or (e) as a “gas utility” or be subject to rate regulation in the same manner as a “gas utility” pursuant to GURA.
8.9.    Use of Proceeds
The Borrower shall not apply the proceeds of the Construction/Term Loans other than for the purposes set forth in Section 2.1(d).
8.10.    Distributions
(a)    The Borrower will not make or agree to make, directly or indirectly, any Distributions (other than Extraordinary Distributions) unless on the Distribution Date each of the following conditions has been satisfied:

(i)    No Default or Event of Default has occurred and is continuing;
(ii)    (A) no actual LNG Sales Mandatory Prepayment Event or Unmatured LNG Sales Mandatory Prepayment Event has occurred and is continuing as of the date of the proposed Distribution in respect of which the prepayment or cancellation of Senior Secured Debt, if any, required by the occurrence of such event pursuant to Section 7.5(b) has not been made in full or (B) T4 Distribution Collateral has been provided to the T4 Collateral Agent in an amount equal to the lesser of (1) the amount of the Distribution that is proposed to be made and (2) the maximum amount that would be mandatorily payable pursuant to Section 7.5(b) as a result of the relevant LNG Sales Mandatory Prepayment Event, that will be drawn or called and deposited in cash in accordance with the T4 Accounts Agreement by the Borrower in the event that a mandatory prepayment of Senior Secured Debt is triggered pursuant to Section 7.5(b) if the Borrower does not have sufficient cash available pursuant to Section 3.10(f) (T4 Debt Prepayment Account) of the T4 Accounts Agreement to make such mandatory prepayment;
(iii)    (A) the Historical DSCR as of the Fiscal Quarter most recently ended is at least 1.25:1.00 and (B) the Credit Agreement Projected DSCR for the next four Fiscal Quarter period is at least 1.25:1.00;
(iv)    the CD Senior Loan DSRA is funded in accordance with the T4 Accounts Agreement in an amount equal to or greater than its then-required DSRA Reserve Amount;
(v)    the Term Conversion Date has occurred; and
(vi)    the Borrower shall have delivered to the T4 Administrative Agent a certificate of an Authorized Officer of the Borrower (A) to the effect that all conditions for a Distribution in Section 5.10 (Distributions) of the Common Terms Agreement and this Section 8.10 have been satisfied and (B) setting forth in reasonable detail the calculations for computing each of the Historical DSCR and the Credit Agreement Projected DSCR for the relevant periods in clause (iii) above.
(b)    The Borrower will not make or agree to make, directly or indirectly, (i) any Extraordinary Distributions contemplated by clause (e) of the definition thereof with respect to Extraordinary Distributions under clause (e) of the definition of T4 Project Costs unless, as of the Distribution Date, the conditions precedent in Section 6.2 have been satisfied or waived or (ii) any Extraordinary Distributions contemplated by clause (i) of the definition of T4 Project Costs unless, after giving pro-forma effect to such Extraordinary Distribution, no funding shortfall in the Construction Budget and Schedule would occur as a result of such Extraordinary Distribution.
(c)    For the avoidance of doubt, if any Distribution is permitted under Section 5.10 (Distributions) of the Common Terms Agreement but disallowed pursuant to this Section 8.10, such Distribution shall not be permitted prior to the Credit Agreement Discharge Date.

8.11.    RG Facility Entity Voting
At any time after the Borrower acquires its Equity Interests in the RG Facility Entities, the Borrower shall not exercise any voting, consent, or other rights or powers in respect of its Equity Interests in any RG Facility Entity in a way so as to allow such RG Facility Entity to:
(a)    change its legal form, amend its limited liability company agreement or any other constitutive document, merge into or consolidate with, or acquire (in one transaction or series of related transactions) all or any portion of any business, any Equity Interests in or any material part of the assets or property of any other Person or liquidate, wind up, reorganize, terminate or dissolve;
(b)    engage in any business or activities other than the development, engineering, construction, commissioning, operation and maintenance of the Rio Grande Facility and expansions to or modifications of the Rio Grande Facility and any activities incidental thereto made in accordance with the Credit Agreement Transaction Documents to which such Person is a party;
(c)    dispose of, in one transaction or a series of transactions (other than the AEP Land Release and as otherwise required under the Credit Agreement Transaction Documents), any portion of the Land or any lease, easement or other interest in the Land that is material to the development, engineering, construction, commissioning, operation or maintenance of the Rio Grande Facility;
(d)    dispose of, in one transaction or a series of transactions, any portion of the Common Facilities or any other Properties or assets of any RG Facility Entity, other than (i) sales or other dispositions of assets comprising the Common Facilities or such other Properties or assets that are no longer used or useful in the business of the Rio Grande Facility in the ordinary course of the Rio Grande Facility’s business and that could not reasonably be expected to result in a Material Adverse Effect, (ii) any dividend or other distribution by the RG Facility Entity (in cash or Cash Equivalents) in accordance with the Facility Subsidiary Document of such RG Facility Entity, including proceeds CFCo receives from any other Liquefaction Owner pursuant to Section 12.3 (Contributions to CFCo) or Section 14.4.4 (Mandatory Capital Improvements) of the CFAA, (iii) dispositions of any insurance proceeds received by InsuranceCo in accordance with the CFAA and the other Project Documents, (iv) any other payments, transfers, or other dispositions of cash or Cash Equivalents made in accordance with the Project Documents and Permitted Investments to the extent so paid, transferred, or disposed of in accordance with the Common Accounts Agreement, or (v) pursuant to the TIC Deeds;
(e)    suspend, cancel, or terminate any Material Government Approval applicable to such RG Facility Entity or consent to or accept any cancellation or termination thereof;
(f)    suspend, cancel, or terminate any Facility Easement Agreement or other agreement granting interests in the Land to the Borrower or consent to or accept any cancellation or termination thereof;
(g)    propose or consent to any amendment of any material provision of the LandCo Site Lease (other than in connection with the AEP Land Release) or the Common Facilities Sublease in an adverse manner;

(h)    directly or indirectly create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to any Indebtedness other than (i) Indebtedness of the types specified in clauses (c), (e), (f), (h), (i), (k), and (l) of the definition of Credit Agreement Permitted Indebtedness in each case, individually or in the aggregate of $50,000,000 for all RG Facility Entities and (ii) to the extent constituting Indebtedness, any Indebtedness under any Material Project Document, the Facility Easement Agreements, the Tug Services Agreement (or any similar agreement or arrangement for the provision of tug services), the Train Facility Subleases, or the Common Facilities Sublease;
(i)    (other than as required or expressly permitted under the Credit Agreement Transaction Documents) create, assume, incur, permit, or suffer to exist any Lien upon the property of such RG Facility Entity, whether now owned or hereafter acquired, except for RG Facility Entity Permitted Liens;
(j)    take any action in respect of a Common Account that is not permitted by the T4 Financing Documents;
(k)    employ any employees;
(l)    sponsor, maintain, administer, or have any obligation to contribute to, or any liability under any defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or plan that provides for post-retirement welfare benefits;
(m)    acquire any class of stock of (or other Equity Interest in) another Person;
(n)    (other than (x) the entry by InsuranceCo into any contract, undertaking, or agreement contemplated by the Insurance Program and (y) the entry into any Material Project Documents, the Facility Easement Agreements, the Tug Services Agreement (or any similar agreement or arrangement for the provision of tug services), the Train Facility Subleases, or the Common Facilities Sublease) enter into any contract, undertaking, agreement or other instrument (i) providing for payments or revenue receipts by any RG Facility Entity in excess of $10,000,000 in any twelve-month period or (ii) a termination of which could reasonably be expected to result in a Material Adverse Effect;
(o)    contest or disaffirm the enforceability of any RG Facility Agreement;
(p)    open or become the beneficiary of any bank account other than as permitted by the RG Facility Agreements or the Common Accounts Agreement;
(q)    change its accounting or financial reporting policies other than as permitted in accordance with GAAP; or
(r)    delegate any of the Borrower’s voting rights under any Facility Subsidiary Document to any other Person other than the T4 Intercreditor Agent in the event of an Enforcement Action (as defined in the Collateral and Intercreditor Agreement).
For the avoidance of doubt, if any vote, consent or other right is permitted under Section 5.12 (RG Facility Entity Voting) of the Common Terms Agreement but disallowed pursuant to this Section 8.11, such vote, consent or other right shall not be permitted prior to the Credit Agreement Discharge Date.

8.12.    Material Project Documents
(a)    The Borrower shall not:
(i)    sell, transfer, assign or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of its interest in or rights or obligations under any Material Project Document except assignments pursuant to the Senior Security Documents;
(ii)    consent to any sale, transfer, assignment or disposition of any Material Project Party’s interest in or rights or obligations under any Material Project Document (if the Borrower has such consent rights under the applicable Material Project Document) except for (A) as could not reasonably be expected to have a Material Adverse Effect, (B) any assignments and transfers permitted or contemplated in the T4 Collateral Documents, and (C) assignments by a counterparty to its Affiliate as contemplated in, and in accordance with the terms of, the applicable Material Project Document;
(iii)    approve any Major Decision;
(iv)    initiate or settle an arbitration proceeding under any Material Project Document unless the initiation or settlement of such arbitration proceeding could not reasonably be expected to have a Material Adverse Effect or an Event of Default; or
(v)    agree to any amendment or modification, or waiver of, or waiver relating to any Material Project Document to which it is a party that could reasonably be expected to have a Material Adverse Effect; provided, that (A) Change Orders not prohibited by Section 8.12(d) shall in any case be permitted and (B) amendments or modifications to, or waivers under, Credit Agreement Designated Offtake Agreements as permitted under Section 8.12(b) shall in any case be permitted.
(b)    The Borrower shall not agree to:
(i)    any amendment or modification of the price or quantity provisions of any Credit Agreement Designated Offtake Agreement:
(A)    if such amendment or modification results in a breach of Section 8.13(a); and
(B)    unless after giving effect to such amendment or modification, (excluding principal amounts and commitments in respect of any Working Capital Debt) the Credit Agreement Projected DSCR for the period starting from the first Quarterly Payment Date for the repayment of principal after the date of such amendment or modification to the end of the calendar year in which such Quarterly Payment Date occurs, and for each calendar year thereafter through the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements in effect at such time, is at least 1.40:1.00; or

(ii)    any amendment or modification of any Credit Agreement Designated Offtake Agreement that:
(A)    could reasonably be expected to have a Material Adverse Effect;
(B)    would not be on Market Terms with respect to the Borrower; or
(C)    would otherwise be materially inconsistent with the terms of the T4 Financing Documents.
(c)    Unless required or contemplated by (x) a Material Project Document to which it is a party (including any replacement or substitute Material Project Document and any guarantee thereof), (y) this Agreement, or (z) any other T4 Financing Document, the Borrower shall not enter into any Additional Material Project Document without the prior written consent of the Majority Construction/Term Lenders; provided, that such consent will not be required if such Additional Material Project Document is:
(i)    substantially in the form of such agreement (or an equivalent agreement) in place as of the Closing Date;
(ii)    a Credit Agreement Designated Offtake Agreement (and any guaranty thereof) that meets the conditions in Section 7.5 or any other Offtake Agreement permitted by Section 8.13;
(iii)    entered into by the Borrower in connection with a Capital Improvement permitted by Section 8.14 and Section 5.14 (Capital Improvements) of the Common Terms Agreement; and
(iv)    the Honeywell License Agreement.
(d)    The Borrower shall not, nor shall it permit the T4 CASA Advisor to, except for Change Orders specified in Schedule 8.12(d), without the consent of the T4 Administrative Agent (upon the approval of the Majority Construction/Term Lenders in consultation with the Independent Engineer), initiate or consent to any Change Order or Change Directive (as defined in the T4 EPC Contract) that:
(i)    increases the aggregate contract price payable under the T4 EPC Contract as of the Closing Date; provided, that:
(A)    the Borrower may, subject to the remainder of this Section 8.12(d), enter into any Change Order or make payment of any claim under the T4 EPC Contract, if (1) the T4 Administrative Agent has received an IE Confirming Certificate and (2) the amount of such Change Order is equal to or less than $50,000,000 (taking into account increases and decreases within such Change Order on a net basis and calculated, in the case of a Change Order arising due to loss or damage to Project assets, after taking into account insurance proceeds reasonably expected to be available under its insurance policies to cover such loss or damage and permitted to be so applied in accordance with the terms of the T4 Financing Documents) so long as the aggregate amount of all Change Orders under this clause (A) (taken together on a net basis) does not exceed the amount of the then-remaining Contingency in the then current Base Case Forecast;
(B)    if the T4 EPC Contractor requests a Required EPC Change Order to which it is entitled under the terms of the T4 EPC Contract then, subject to the remainder of this Section 8.12(d), the Borrower shall be entitled to authorize such change without first obtaining the consent of the T4 Administrative Agent if the amount of such change is within the remaining Contingency set forth in the Construction Budget and Schedule, or to the extent that such amount exceeds such remaining Contingency, (x) the aggregate commitment under the T4 Equity Contribution Agreement has been irrevocably and unconditionally increased in the amount at least sufficient to cover such excess amount or (y) the Borrower certifies to the T4 Administrative Agent that it reasonably expects to have (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the T4 Construction Account or the Distribution Account, committed equity, and projected Contracted Revenues under the Credit Agreement Designated Offtake Agreements) sufficient funds in addition to those already set forth in the then current Construction Budget and Schedule for such excess amount; and
(C)    the Borrower may enter into any Change Order under the T4 EPC Contract for amounts in excess of the amounts specified in Section 8.12(d)(i)(A) but subject to the remainder of this Section 8.12(d); provided, that, with respect to this Section 8.12(d)(i)(C), (1) the T4 Administrative Agent has received an IE Confirming Certificate and (2) the amount of such change is within the remaining Contingency set forth in the Construction Budget and Schedule, or to the extent that such amount exceeds such remaining Contingency, (x) the aggregate commitment under the T4 Equity Contribution Agreement has been irrevocably and unconditionally increased in the amount at least sufficient to cover such excess amount or (y) the Borrower certifies to the T4 Administrative Agent that it reasonably expects to have (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the T4 Construction Account or the Distribution Account, and committed equity) sufficient funds in addition to those already set forth in the then current Construction Budget and Schedule for such excess amount;
(ii)    extends any Guaranteed Substantial Completion Date under and as defined in the T4 EPC Contract to a date that could reasonably be expected to result in the failure by the Borrower to achieve Substantial Completion under the T4 EPC Contract by the Date Certain;
(iii)    except as otherwise permitted pursuant to the terms hereof or as a result of a Required EPC Change Order (provided, that the Independent Engineer concurs (which concurrence shall not be unreasonably withheld, conditioned or delayed)

to the Borrower’s consent to such Change Order pursuant to the T4 EPC Contract), modifies the Performance Guarantees of the T4 EPC Contractor pursuant to the T4 EPC Contract or the criteria or procedures for the conduct or measuring of the results of the performance tests under the T4 EPC Contract, in each case in a manner that could reasonably be expected to have a material adverse effect on the Borrower’s ability to meet its LNG delivery obligations under each of its then-existing Credit Agreement Designated Offtake Agreements or otherwise have a material adverse effect on the ability of the Borrower to achieve the Term Conversion Date by the Date Certain;
(iv)    adjusts the payment schedule under the T4 EPC Contract or provides a bonus to be paid to the T4 EPC Contractor thereunder, other than if such changes are made to track changes in the payment schedule as a result of any Change Order that is (1) permitted under this Section 8.12(d) or (2) a Required EPC Change Order;
(v)    causes any material component or material design feature or aspect of the Project to materially deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to the T4 EPC Contract (other than as the result of a Change Order which is permitted by Section 8.12(d)(i) above, any Required EPC Change Order, or otherwise permitted by this Agreement);
(vi)    (A) reduces the per-day nominal dollar value of any of the delay liquidated damages provisions or the per-percentage shortfall nominal dollar value of any of the performance liquidated damage provisions under the T4 EPC Contract or (B) waives or otherwise releases the T4 EPC Contractor from any liability to pay any such delay or performance liquidated damages which would otherwise be due and owing under the T4 EPC Contract (provided, that a Required EPC Change Order that the T4 EPC Contractor is entitled to under the T4 EPC Contract that modifies a Guaranteed Substantial Completion Date (as defined in the T4 EPC Contract) and that is in compliance with Section 8.12(d)(ii) shall not be deemed to violate this clause (B));
(vii)    waives or results in an adverse modification of the specific provisions under the T4 EPC Contract setting forth the terms of default, termination, or suspension or constitutes a waiver by the Borrower of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate the T4 EPC Contract;
(viii)    except as a result of a Required EPC Change Order, impairs the ability of the Project to satisfy the Minimum Acceptance Criteria or the Performance Guarantees under the T4 EPC Contract;
(ix)    results in the revocation or adverse modification of any Material Government Approval that could reasonably be expected to (A) impair the ability of the Project to satisfy the Minimum Acceptance Criteria or the Performance Guarantees under the T4 EPC Contract or to achieve Substantial Completion under and as defined in the T4 EPC Contract by the Term Conversion Date or

(B) materially adversely affect the Borrower’s ability to satisfy its obligations under its Credit Agreement Designated Offtake Agreements; and
(x)    cause the Borrower or the Project not to comply with Section 7.4(b).
(e)    Notwithstanding anything to the contrary in the Common Terms Agreement or any other T4 Financing Document, any Guaranteed Substantial Completion Date (as defined in the T4 EPC Contract) shall not be modified by any Change Order unless the execution of such Change Order is permitted hereby or has been approved by the Majority Construction/Term Lenders.
8.13.    Offtake Agreements
The Borrower shall not enter into any Offtake Agreements other than (a) Credit Agreement Designated Offtake Agreements and (b) Offtake Agreements in respect of Credit Agreement Supplemental Quantities of LNG of any duration, on any terms and to buyers of any credit quality so long as (i) each buyer thereunder is instructed to pay the proceeds of sales of LNG to, (A) prior to the Term Conversion Date, the T4 Construction Account and, (B) after the Term Conversion Date, the T4 Revenue Account, and (ii) performance under such Offtake Agreement could not reasonably be expected to have a material adverse effect on the ability of the Borrower to meet its obligations under the Credit Agreement Designated Offtake Agreements.
8.14.    Capital Improvements
(a)    Subject to Section 8.14(b) and notwithstanding anything to the contrary in Section 5.14 (Capital Improvements) of the Common Terms Agreement, the Borrower shall not make any Discretionary Capital Improvements that are Major Capital Improvements or are funded by Supplemental Debt unless (i) (A) the plans and specifications of such Discretionary Capital Improvement have been reviewed and confirmed reasonable by the Independent Engineer in the Capital Improvement IE Certificate and (B) the Independent Engineer confirms in the Capital Improvement IE Certificate that such Discretionary Capital Improvement could not reasonably be expected to have a material and adverse impact on the Project or (ii) such Capital Improvements constitute Restoration Work.
(b)    The Borrower may only fund Permitted Capital Improvements using (i) proceeds of Supplemental Debt, (ii) capital contributions or Permitted Subordinated Debt provided by the Pledgor or the Equity Owners that are in addition to the Cash Equity Financing, (iii) such funds on deposit in the Distribution Account or the T4 Distribution Reserve Account that are permitted to be distributed pursuant to Section 3.6 (T4 Distribution Reserve Account) of the T4 Accounts Agreement, (iv) subject to Section 7.15(b), Loss Proceeds, or (v) Indebtedness referred to in clause (m) of the definition of Credit Agreement Permitted Indebtedness. Prior to the commencement of work on such Permitted Capital Improvements, the Borrower shall provide evidence satisfactory to the T4 Administrative Agent that it has funds required to pay its allocated share of such Permitted Capital Improvements under the CFAA from the sources described in the previous sentence.

8.15.    Material Government Approvals
The Borrower shall not amend or modify a Material Government Approval or any conditions thereof; provided, that the Borrower may amend or modify such Government Approvals and any conditions thereof so long as such amendment or modification could not reasonably be expected to have a Material Adverse Effect or result in the Impairment of the DOE Export Authorization.
8.16.    Performance Tests
The Borrower shall not permit any Performance Test to be performed without giving the T4 Administrative Agent and the Independent Engineer at least five Business Days prior written notice of such Performance Test (or such shorter period as agreed by the Independent Engineer).
8.17.    Historical DSCR
(a)    Together with the delivery of financial statements in accordance with Section 9.1(a) in respect of each full Fiscal Quarter occurring after the Initial Principal Payment Date, the Borrower shall calculate and deliver to the T4 Administrative Agent its calculation of the Historical DSCR.
(b)    The Borrower shall not permit the Historical DSCR as of the end of any Fiscal Quarter from and following the Initial Principal Payment Date to be less than 1.10:1.00; provided, that a failure to meet the required ratio as a result of a failure to maintain a Credit Agreement Designated Offtake Agreement shall be addressed pursuant to Section 7.5(a) and not pursuant to this Section 8.17; provided, further, that, notwithstanding anything to the contrary herein or in any T4 Financing Document, if the Historical DSCR as of the end of any Fiscal Quarter following the Initial Principal Payment Date is (or would be) less than 1.10:1.00, then any direct or indirect owner of the Borrower shall have the right to provide cash to the Borrower, not later than twenty Business Days following the date of delivery of the calculation of the Historical DSCR as required pursuant to Section 8.17(a) (the “Anticipated Cure Deadline”) by (A) transferring from the Distribution Account to the T4 Revenue Account or (B) causing the Equity Owners to deposit in the T4 Revenue Account such amount as, when added to the otherwise applicable Cash Flow for purposes of calculating Historical CFADS for the applicable period, would cause the Historical DSCR for such period to equal or exceed 1.10:1.00 (and upon such transfer or deposit, any default under this Section 8.17(b) shall be deemed immediately cured) (provided, that the Borrower shall not have the right to cure a default of this Section 8.17(b) by operation hereof in respect of more than four Fiscal Quarters in aggregate over the term of the Construction/Term Loans).
(c)    Notwithstanding anything herein to the contrary, the Construction/Term Lenders shall not be permitted to accelerate Construction/Term Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the financial covenant set forth in this Section 8.17, unless such failure is not cured pursuant to the exercise of the cure right set forth in this Section 8.17 on or prior to the Anticipated Cure Deadline in respect of the relevant Fiscal Quarter; provided, in each case, that the Borrower shall have notified the T4 Administrative Agent in writing of the exercise of such cure right on or prior to the Anticipated Cure Deadline.

8.18.    Accounts
The Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account other than the T4 Accounts, the Common Accounts, and the Distribution Account (if applicable).
8.19.    GAAP
The Borrower shall not change its Fiscal Year without the prior written consent of the T4 Administrative Agent. The Borrower shall not change its accounting or financial reporting policies other than as permitted in accordance with GAAP.
8.20.    Margin Stock
The Borrower shall not use any part of the proceeds of any Construction/Term Loans to purchase or carry any Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use any proceeds of the Construction/Term Loans in a manner that could violate or be inconsistent with the provisions of Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.
8.21.    Sanctions
The Borrower shall not, and shall not permit or authorize any Person to, directly or knowingly indirectly, have any investment in or engage in any dealing or transaction (including using, lending, making payments of, contributing or otherwise making available, all or any part of, the proceeds of the Construction/Term Loans or other transactions contemplated by this Agreement or any other T4 Financing Document), with any Person if such investment or transaction (i) involves or is for the benefit of any Restricted Person or any Sanctioned Country except to the extent permitted for a Person required to comply with Sanctions Regulations, (ii) would cause any Construction/Term Lender or any Affiliate of such Construction/Term Lender to be in violation of, or the subject of, applicable Sanctions Regulations, or (iii) in any other manner that could reasonably be expected to result in any Person (including any Person participating in the Construction/Term Loans) being in breach of any Sanctions Regulations (if any to the extent applicable to any of them) or becoming a Restricted Person.
9.    REPORTING COVENANTS
The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in Article 6 (Reporting Requirements) of the Common Terms Agreement and each of the following supplemental obligations set forth in this Article 9 in favor and for the benefit of the T4 Administrative Agent and each Construction/Term Lender.
9.1.    Financial Statements
As soon as available and in any event prior to the date specified below the Borrower shall deliver:

(a)    on or prior to the sixtieth day after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower:
(i)    unaudited consolidated statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period; and
(ii)    the related unaudited balance sheet as at the end of such period, setting forth, in each case, in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year; provided, that the Borrower shall not be required to deliver comparative financial statements for the first three Fiscal Quarters following the Closing Date;
(b)    on or prior to the date that is 120 days after the end of each Fiscal Year of the Borrower, audited consolidated statements of income, member’s equity and cash flows of the Borrower for such year and the related audited balance sheets as at the end of such Fiscal Year, and accompanied by an opinion of KPMG LLP or other independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such Fiscal Year on a consolidated basis in accordance with GAAP;
(c)    concurrently with the delivery of the financial statements pursuant to Section 9.1(a) or Section 9.1(b):
(i)    a certificate executed by the Borrower certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower on the dates and for the periods indicated in accordance with GAAP, subject, in the case of quarterly financial statements, to the absence of notes and normal year-end audit adjustments; and
(ii)    a certificate executed by the Borrower certifying that, no Default or Event of Default or default or event of default under any Senior Secured Debt Instrument exists as of the date of such certificate or, if any default or event of default under any Senior Secured Debt Instrument exists, describing the same in reasonable detail and describing what action the Borrower has taken and proposes to take with respect thereto; and
(d)    at any time after the acquisition of the RG Facility Entities, to the extent that the RG Facility Entities are not consolidated with the Borrower for purposes of the Borrower’s financial statements and thus not included on a consolidated basis in the financial statements furnished pursuant to Section 9.1(a) and Section 9.1(b) above, the Borrower shall, concurrently with the delivery of the financial statements furnished pursuant to Section 9.1(a) and Section 9.1(b) above, deliver to the T4 Administrative Agent copies of quarterly unaudited and annual audited financial statements for the RG Facility Entities, respectively.

9.2.    Notice of Defaults, Events of Default and Other Events
As soon as practicable and in any event, unless otherwise specified, the Borrower shall deliver within five Business Days after the Borrower obtains Knowledge of any of the following, written notice to the T4 Administrative Agent of:
(a)    any Default or Event of Default and describing any action being taken or proposed to be taken with respect thereto;
(b)    any cessation of material activities related to the development, construction, operation and/or maintenance of the Project not otherwise reflected in the Construction Budget and Schedule and that could reasonably be expected to exceed sixty consecutive days;
(c)    change in ultimate beneficial ownership information of Borrower required to be provided in the Beneficial Ownership Certification most recently delivered to the T4 Administrative Agent;
(d)    any event, occurrence or circumstance that could reasonably be expected to cause (i) an increase of more than $150,000,000 individually or in the aggregate in T4 Project Costs or (ii) the actual expenditure with respect to any category of expenditure or any line item contained in the Annual Facility Budget to exceed the budgeted amount set forth in the Annual Facility Budget by any amount that would give rise to a vote of one or more Liquefaction Owners pursuant to the CFAA;
(e)    (i) the outage or disability of any Train Facility or Common Facilities for a period of longer than seven days (except for regularly scheduled outages) or (ii) any event which would entitle the Borrower to receive liquidated damages pursuant to Section 14.2.8 (Subsequent Train Facilities) of the CFAA or to receive and schedule “Default Quantities” pursuant to Section 14.2.9 (Subsequent Train Facilities) of the CFAA, and, in each case, any additional information available to the Borrower as may be reasonably requested by the T4 Intercreditor Agent in connection therewith;
(f)    any proposed appointment, removal or change in the identity of the Facility Independent Engineer pursuant to the CFAA;
(g)    any material dispute between any Loan Party and the relevant tax authorities;
(h)    any material litigation, arbitration, administrative proceeding, investigation, claim or proceeding and any material developments with respect thereto, in each case, relating to the Project (i) in which the amount involved is in excess of $150,000,000 or (ii) that could reasonably be expected to have a Material Adverse Effect;
(i)    the commencement of commercial exports of LNG from the Rio Grande Facility;
(j)    any ERISA Event that could reasonably be expected to result in material liability to any Loan Party under ERISA or under the Code with respect to any Plan or Multiemployer Plan;
(k)    any event (other than any event specified above) that could reasonably be expected to have a Material Adverse Effect on the Project; and

(l)    copies of any similar notices to those set forth in this Section 9.2 or in Section 6.2 (Notice of CTA Default and CTA Event of Default) of the Common Terms Agreement given in connection with additional Working Capital Debt, Replacement Debt or Supplemental Debt, including any notices of any default or event of default under any other Senior Secured Debt Instrument.
9.3.    Notices under Material Project Documents
(a)    Promptly upon delivery to any Material Project Party pursuant to a Material Project Document, the Borrower shall deliver to the T4 Administrative Agent copies of all material written notices or other material documents delivered to such Material Project Party by the Borrower (other than routine written notices or other documents delivered in the ordinary course of the administration of such agreements), including each of the notices set forth on Exhibit I (Rio Grande Facility Notices) to the CFAA.
(b)    Promptly upon such documents becoming available (and, in the case of the documents described in clauses (iv)-(vii) below, no later than two Business Days following receipt thereof), the Borrower shall deliver to the T4 Administrative Agent copies of all material written notices or other material documents received by the Borrower pursuant to any Material Project Document, other than routine written notices or other documents delivered in the ordinary course of administration of such agreements, but in any event including any notice or other document relating to (i) a failure by the Borrower to perform any of its material covenants or obligations under such Material Project Document; (ii) termination of a Material Project Document; (iii) a force majeure event under a Material Project Document; (iv) (x) any STF Development Plan (as defined in the Definitions Agreement) received, and, upon finalization, finalized, pursuant to Section 14.2 (Subsequent Train Facilities) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and any additional information or notice of disagreement received or modification proposed pursuant to Section 14.2.5 (Subsequent Train Facilities) of the CFAA (together with any information and documents received in support thereof) and (y) any notice received pursuant to Section 14.2.11 (Subsequent Train Facilities) of the CFAA; (v) (x) any Capital Improvement Plan received, and, upon finalization, finalized, pursuant to Section 14.3 (Capital Improvements Generally) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and (y) any Facility Independent Engineer confirmation received pursuant to Section 14.3.7 (Capital Improvements Generally) of the CFAA; (vi) (x) any Restoration Plan received, and, upon finalization, finalized, pursuant to Section 22.1 (Notice; Restoration Plan) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and (y) any Facility Independent Engineer confirmation received pursuant to Section 22.2.3 (Events of Loss Affecting Common Facilities; Restoration Plans) of the CFAA; and (vii) each of the notices set forth on Exhibit I (Rio Grande Facility Notices) to the CFAA.
(c)    Prior to entering into or otherwise approving the entry into of any amendments, modifications, variations, or supplements to any RG Facility Agreements that would not constitute a Major Decision, the Borrower shall give prior written notice to the T4 Administrative Agent.

9.4.    Construction Period Reports
(a)    The Borrower shall promptly, and in any event within five Business Days, after receipt from the T4 CASA Advisor, deliver to the T4 Administrative Agent and the Independent Engineer a copy of any material written statement, budget, plan or reports delivered to the Borrower under the T4 CASA (including any such statements, budget, plan or report with respect to the Rio Grande Facility) and all lien and claim waivers with respect to the Rio Grande Facility required to be delivered pursuant to Section 3.10(c) (Other Services) of the T4 CASA.
(b)    Not later than thirty days after the end of each month following the month during which the Closing Date occurs up to and including the month during which the Project Completion Date occurs, the Borrower shall deliver to the T4 Administrative Agent a monthly construction report from the Independent Engineer regarding the construction activities in relation to the Project carried out during such month based on the report delivered by the T4 CASA Advisor under Section 3.3(j) (Requirements of Independent Engineers) of the T4 CASA and such other information reasonably requested by the Independent Engineer.
(c)    The Borrower shall promptly, and in any event within five Business Days, after receipt from the T4 EPC Contractor, deliver to the T4 Administrative Agent and the Independent Engineer a copy of the Substantial Completion Certificate (as defined in the T4 EPC Contract).
9.5.    Operating Period Reports
The Borrower shall promptly, and in any event within five Business Days, after receipt from the Operator, deliver to the T4 Administrative Agent and the Independent Engineer a copy of any operating and other reports (including production and maintenance forecasts, quarterly operating statements and monthly, semi-annual and annual operating reports and any other reports delivered pursuant to Section 3.7 (Reports) of the O&M Agreement) delivered to the Borrower under the O&M Agreement.
9.6.    Other Documents and Information
The Borrower shall furnish the T4 Administrative Agent:
(a)    promptly after the filing thereof, a copy of each filing made by the Borrower (i) with FERC with respect to the Project and (ii) with DOE/FE with respect to the export of LNG from, or the import of LNG to, the Project, except in the case of clause (i) or (ii) such as are routine or ministerial in nature;
(b)    promptly after obtaining Knowledge thereof, a copy of each filing with respect to (i) the Project made with FERC by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature, or (ii) the import of LNG to, or the export of LNG from, the Project made with DOE/FE by any Person other than the Borrower in any proceeding before DOE/FE in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature;

(c)    any material amendment to any Material Government Approval, together with a copy of such amendment;
(d)    promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Material Government Approvals or DOE Export Authorizations to be obtained or filed by the Borrower with any Government Authority, except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect or to materially Impair any DOE Export Authorization;
(e)    any material order issued by FERC or DOE/FE relating to the Project (including any Capital Improvement) or any Material Project Document; or
(f)    in the event any Replacement Debt, Supplemental Debt, or Working Capital Debt is incurred by the Borrower, a copy of any report from the Independent Engineer and any other consultant that the Holders of such Senior Secured Debt are entitled to receive.
9.7.    Annual Budgets and Plans
(a)    Promptly, and in no event later than five Business Days, after each such document is approved in accordance with the terms of the CFAA, the Borrower shall provide a copy of the Annual Facility Budget, the Annual Facility Plan, the Annual Operating Budget, the Annual Capital Budget, the Annual Operating Plan, and the Annual Capital Plan to the Independent Engineer and the T4 Administrative Agent.
(b)    Promptly, and in no event later than five Business Days after each document is approved in accordance with the terms of the O&M Agreement, the Borrower shall provide a copy of the Annual O&M Budget and the Annual O&M Plan to the Independent Engineer and the T4 Administrative Agent.
9.8.    DSCR Certificates
Together with the delivery of financial statements in accordance with Sections 9.1(a) and 9.1(b) in respect of each Fiscal Quarter occurring after the Project Completion Date, the Borrower shall deliver to the T4 Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth (a) the Historical DSCR for the four Fiscal Quarter period ended on such Quarterly Payment Date and (b) the Credit Agreement Projected DSCR for the four Fiscal Quarter period commencing on such Quarterly Payment Date, in each case together with the calculation in reasonable detail and supporting data to confirm such calculations.
9.9.    Additional Material Project Documents
(a)    No later than five Business Days after the execution thereof, the Borrower shall deliver copies of any Additional Material Project Documents to the T4 Administrative Agent.
(b)    No later than five Business Days after the execution thereof, the Borrower shall deliver copies of all material amendments, supplements or modifications (including any change order) of any Material Project Documents.

9.10.    Environmental and Social Reporting
(a)    Prior to Substantial Completion, the Borrower shall deliver to the T4 Administrative Agent copies of environmental and social information contained in periodic reports prepared by or for the Borrower, which will include a summary of the T4 EPC Contractor’s performance against certain key performance indicators and other appropriate environmental and social statistics, such as (i) lost time incidents, (ii) oil spills and releases of hazardous materials, and (iii) other material environmental and social events.
(b)    Within sixty days following each June 30 and December 31 to occur after the Closing Date and prior to Substantial Completion, the Borrower shall deliver to the T4 Administrative Agent and the Independent Engineer a semi-annual environmental and social report prepared by the Environmental Advisor analyzing the Borrower’s compliance with the Equator Principles and the Environmental and Social Action Plan.
(c)    Within 120 days following December 31 of each calendar year prior to the Credit Agreement Maturity Date beginning with the first calendar year following the year in which Substantial Completion has occurred, the Borrower shall deliver to the T4 Administrative Agent and the Independent Engineer an annual environmental and social report prepared by the Environmental Advisor analyzing the Borrower’s compliance with the Equator Principles and the Environmental and Social Action Plan.
(d)    As soon as practicable and in any event, unless otherwise specified, within seven Business Days after the Borrower obtains Knowledge of any of the following, written notice to the T4 Administrative Agent of (i) any material Release of Hazardous Materials, (ii) any Environmental and Social Incident (which notice may be subject to subsequent investigation and clarification), (iii) any event or circumstance that could reasonably be expected to give rise to a material Environmental Claim, constitute a breach in any material respect of the Environmental and Social Action Plan, or result, or which has resulted, in a failure by the Borrower to comply in all material respects with Environmental Laws and the Equator Principles, and (iv) other material written notice from Government Authorities related to any of the foregoing or otherwise related to the need to investigate, respond, clean up, or remediate Hazardous Materials or any Environmental and Social Incident.
(e)    As soon as practicable and in any event, unless otherwise specified, within seven Business Days following either (i) delivery to the Borrower of any report prepared for the Borrower regarding any Environmental and Social Incident or (ii) the occurrence of a material development in respect of any Environmental and Social Incident, the Borrower shall deliver to the T4 Administrative Agent a notice, report or update, as applicable, from the Borrower (which may, but need not, be a copy of the report referred to in sub-clause (e)(i) above) in respect of such material development (and, for the avoidance of doubt, no such notice, report or update will require delivery of any document prepared for internal purposes).

9.11.    Insurance Reporting
As soon as practicable and in any event, unless otherwise specified, the Borrower shall deliver within five Business Days after the Borrower obtains Knowledge of any of the following, written notice thereof to the T4 Administrative Agent:
(a)    the occurrence of any Event of Loss or Event of Taking in excess of $75,000,000 in value or any series of such events or circumstances during any twelve month period in excess of $250,000,000 in value in the aggregate, or the initiation of any insurance claim proceedings with respect to any such Event of Loss or Event of Taking;
(b)    the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained with respect to the Project in excess of $75,000,000 with copies of any material document relating thereto that are available to the Borrower;
(c)    any failure to pay any premium, cancellation, termination, suspension, or actual or reasonably anticipated material reductions in the coverages or amounts of any insurance required pursuant to the Insurance Program;
(d)    any reduction in the financial rating of any insurer providing insurance such that the rating no longer meets the requirements set forth in the Insurance Program;
(e)    any notices or other documents delivered by or to the Borrower pursuant to Exhibit E (Insurance Requirements) of the CFAA;
(f)    any material claims on insurance carried by the T4 EPC Contractor under the T4 EPC Contract and a summary of the progress and status of such claims;
(g)    the renewal or replacement of any insurance policy required under the Insurance Program, within thirty days thereof;
(h)    without prejudice to its other obligations under this Section 9.11 or the CFAA, any fact, event or circumstance that has caused, or that with the giving of notice, lapse of time or making of a determination would cause, it to be in breach of any provision of Section 7.16 or the CFAA or the requirements of any of the insurance policies in the Insurance Program and (i) the steps it proposes to take in order to remedy such breach or, if such breach cannot be remedied, to mitigate the risk or liability to which the Project has been or shall reasonably be expected to be exposed by virtue of the occurrence of such breach and (ii) its good faith estimate of the period required to implement, and the cost of, such steps; and
(i)    any information equivalent to the foregoing that the Borrower has received from CFCo or InsuranceCo with respect to the Insurance Program.
9.12.    Gas Supply Reporting
For the Borrower’s gas supply requirements in connection with its then-existing Credit Agreement Designated Offtake Agreements, within 45 days following the end of each calendar quarter for the first two years after commissioning of the fourth Train under and as defined in the

T4 EPC Contract and, thereafter, within 45 days following the end of each June 30 and December 31 of each calendar year, the Borrower will deliver to the T4 Administrative Agent reports on the status of its gas supply arrangements (excluding any commercially sensitive trade information) for the Project during the three- or six- month period prior to the end of such quarter or semi-annual period, as applicable, including:
(a)    a summary list of gas suppliers with which the Borrower entered into material gas supply contracts during the covered period; and
(b)    a summary of material gas purchases made and hedges entered into by the Borrower during the covered period, detailing aggregate outstanding contract volumes, remaining tenor (after commencement of services), price ranges of such gas purchases and hedges and aggregate gas purchase, price indexation used and hedge payables with respect to material gas supply contracts and hedges during such covered period.
9.13.    Other Information
(a)    The Borrower shall provide to the T4 Administrative Agent such other information reasonably requested by the T4 Administrative Agent.
(b)    Notwithstanding anything to the contrary herein, the Borrower shall not be obligated under this Article 9 to disclose any information (or provide any notices) that is protected by attorney-client privilege, constitutes attorney work product, is a trade secret or not permitted to be disclosed under the terms of non-disclosure agreements (provided the Borrower shall use commercially reasonable efforts to obtain consent for such disclosures).
10.    EVENTS OF DEFAULT
The CTA Events of Default set forth in Article 7 (Events of Default) of the Common Terms Agreement shall constitute Events of Default under this Agreement, subject to all of the provisions of such Article 7 (Events of Default) in the Common Terms Agreement, and each of the following events or occurrences set forth in this Article 10 shall be a supplemental Event of Default.
10.1.    Non-Payment of Senior Secured Obligations
(a)    The Borrower shall (i) fail to pay when due any principal of any Construction/Term Loans (unless (x) such failure is caused by an administrative or technical error and (y) payment is made within three Business Days of its due date), (ii) fail to pay when due any interest in respect of the Construction/Term Loans, and such failure continues unremedied for a period of three Business Days, or (iii) fail to pay when due any Commitment Fees and such failure continues unremedied for a period of five Business Days.
(b)    The Borrower shall (i) fail to pay when due any principal of any Senior Secured Debt (other than the Construction/Term Loans) in a principal amount in excess of $125,000,000 unless (A) such failure is caused by an administrative or technical error and (B) payment is made within the cure period permitted pursuant to such Senior Secured Debt Instrument or (ii) fail to pay when due any interest on any Senior Secured Debt

(other than the Construction/Term Loans), any periodic settlement payment or termination payment in respect of any Senior Secured Hedge Agreement, or any commitment fees, letter of credit fees, or similar fee payable by it under any Senior Secured Debt Instrument (other than this Agreement) when due and, in each of the cases set forth in this clause (b), such failure continues unremedied beyond the cure period permitted pursuant to such Senior Secured Debt Instrument or Senior Secured Hedge Agreement, as applicable.
(c)    The Borrower shall fail to pay any other Senior Secured Obligation payable by it under any T4 Financing Document other than those set forth in Section 10.1(a) and Section 10.1(b) above and such failure continues unremedied for a period of ten Business Days.
10.2.    Cross-Acceleration
Any default shall occur with respect to (x) any Senior Secured Debt (other than the Construction/Term Loans incurred under this Agreement) or (y) any other Indebtedness of the Borrower (other than Senior Secured Debt and Permitted Subordinated Debt) having drawn or undrawn principal amounts in excess of $125,000,000 in the aggregate and shall have continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this Section 10.2 to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this Section 10.2 remains unpaid or the acceleration of its stated maturity unrescinded.
10.3.    Breaches of Covenant
(a)    The Borrower defaults in the due performance and observance of any of its obligations under any of the following Section 7.1, Section 7.2(a), Section 8.2(b), Section 8.4, Section 8.9, Section 8.10, Section 8.11, or Section 8.17 of this Agreement.
(b)    The Borrower defaults in the due performance and observance of any of its obligations under (i) Section 7.7(a) (other than in relation to any Environmental Laws), Section 7.7(c), Section 7.7(d), Section 7.7(e), Section 8.2(a), Section 8.3(a), or Section 8.21 of this Agreement and (ii) Section 4.8 (Taxes) or Section 5.9 (Permitted Investments) of the Common Terms Agreement, and such Default continues unremedied for a period of sixty days after the earlier of (x) the date on which the Borrower receives written notice of such Default from the T4 Administrative Agent or (y) the date on which the Borrower obtains Knowledge of such Default.
(c)    The Borrower defaults in the due performance and observance of any of its material obligations under Section 7.15.
(d)    The Pledgor defaults in the due performance and observance of any of its obligations under Sections 5.1(b)-(d) (Covenants of the Pledgor) of the T4 Pledge Agreement that is not corrected or cured within thirty days after the earlier of (x) the date on which the Pledgor became aware of such failure and (y) notice from the T4 Collateral Agent to the Borrower and the Pledgor.
(e)    The Pledgor fails to make requested contributions to the Borrower pursuant to the T4 Equity Contribution Agreement if such failure is not cured within fifteen Business Days;

provided, that amounts received by the T4 Collateral Agent by drawing upon any Equity Credit Support (or in the case of any T4 Equity Guaranty, demand thereunder and payment by the applicable T4 Equity Guarantor within five Business Days after such demand) in accordance with Section 2.2(c) (Equity Credit Support) of the T4 Equity Contribution Agreement shall be taken into account in the determination of the cure of any such default.
(f)    Failure by the Borrower or the Pledgor, or any T4 Equity Guarantor to comply in any material respect with any covenant or agreement hereunder (other than as otherwise set forth in this Article 10), under the Common Terms Agreement (other than as otherwise set forth in Article 7 (Events of Default) of the Common Terms Agreement), or in any other T4 Financing Document (excluding (x) any covenants or agreements set forth in any Senior Secured Debt Instrument other than this Agreement and (y) any covenants or agreements in any Senior Secured Debt Instrument as they may apply to any event affecting any Offtake Agreement to the extent that such event triggers an “Event of Default” (howsoever defined) or a prepayment remedy thereunder); provided, that if such Default is capable of cure, no Event of Default shall have occurred pursuant to this Section 10.3(f) if such Default has been cured within sixty days after Borrower’s Knowledge of such Default; provided, further, that if such breach is not capable of cure within such sixty day period, then such sixty day period shall be extended to a total period of ninety days so long as (i) such Default is subject to cure, (ii) the Borrower is diligently pursuing a cure, and (iii) such additional cure period could not reasonably be expected to result in a Material Adverse Effect; it being understood, for the avoidance of doubt, that any breach of Section 18.1(a) (Meaning of Event of Default) of the CFAA shall not be subject to extension pursuant to the foregoing provision.
10.4.    Breach of Representation or Warranty
Except to the extent constituting an Event of Default under Section 10.11 (in which case Section 10.11 would apply), any representation or warranty made or deemed made by the Borrower or the Pledgor in this Agreement, the Common Terms Agreement, or any other T4 Financing Document shall prove to have been false as of the time made or deemed made, confirmed, or furnished, such falsity (if capable of being remedied) is not remedied within sixty days after the earlier of notice or Borrower’s Knowledge of such misrepresentation or false statement, and such falsity or any adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.
10.5.    Bankruptcy
A Bankruptcy shall occur with respect to the Borrower and/or notwithstanding Section 7.5(b) (Bankruptcy) of the Common Terms Agreement, a Bankruptcy shall occur with respect to any RG Facility Entity.
10.6.    Litigation
A final judgment or series of judgments in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid) against the Borrower shall be rendered by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over the Borrower, and the same remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed, for a period of ninety or more days from the date of entry of such judgment or series of judgments; provided, that such ninety-day period will be stayed if an appeal in respect of such judgment or series of judgments has been filed and not dismissed.
10.7.    Illegality or Unenforceability
This Agreement or any other T4 Financing Document (other than (x) any Senior Secured Debt Instrument that is not a Necessary Senior Secured Debt Instrument or (y) Consent Agreement in respect of any Material Project Document that is not a Credit Agreement Designated Offtake Agreement then in full force and effect or any Consent Agreement where the occurrence of this Event of Default has been triggered by an event affecting the underlying Material Project Document and a prepayment remedy or other “Event of Default” (howsoever defined) is available under the applicable T4 Financing Documents) or any material provision thereof, (a) is declared by a court of competent jurisdiction to be illegal or unenforceable and such unenforceability or illegality is not cured within five Business Days following the date of entry of such judgment (provided, that such five Business Day period will apply only so long as the relevant party is attempting in good faith to cure such unenforceability), (b) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration or termination in accordance with its terms in the ordinary course (and not related to any default hereunder or thereunder)), or (c) is expressly terminated, contested or repudiated by the Borrower, the Pledgor, or any T4 Equity Guarantor party thereto.
10.8.    Abandonment
An Event of Abandonment occurs or is deemed to have occurred.
10.9.    Insurance
Any insurance required in the Insurance Program to be obtained and maintained by InsuranceCo is not obtained and maintained as and when required by the Insurance Program and such failure shall remain unremedied for sixty days after the earlier of (a) the Borrower’s Knowledge of such failure and (b) the notice from T4 Collateral Agent or the T4 Intercreditor Agent to the Borrower, such cure period to be extended to a total of ninety days so long as the breach is subject to cure, the Borrower is diligently pursuing a cure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect.
10.10.    Material Government Approvals
Any Material Government Approval (whether or not such Material Government Approval is identified on Schedule 5.6(b), Schedule 5.6(c), Schedule 5.6(e), or Schedule 5.6(f) but excluding the DOE Export Authorization and any Material Government Approvals required under Environmental Laws) related to the Borrower, the Development or the Project shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect; unless: (a) the Borrower provides a reasonable remediation plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than thirty Business Days following the date that the Borrower has Knowledge of the occurrence of such Impairment, (b) the Borrower diligently pursues the implementation of such remediation plan, and (c) such Impairment is cured no later than ninety days following the occurrence thereof.

10.11.    Project Environmental Default
There shall have occurred a breach by the Borrower of the covenants described in Section 7.7(a) (in relation to any Environmental Laws) or Section 7.7(b) unless (a) the Borrower or the Operator, as applicable, provides a reasonable remedial plan (which remedial plan sets forth in reasonable detail the proposed steps to be taken to cure such breach), no later than thirty Business Days following the date that the Borrower has Knowledge of the occurrence of such breach, (b) the Borrower diligently pursues the implementation of such remedial plan, as applicable, and (c) such breach is cured no later than ninety days following the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto but only as may be reasonably necessary to cure such breach or required by a Government Authority).
10.12.    Material Project Document Defaults
(a)    Any RG Facility Agreement, the Common Accounts Agreement or the T4 CASA shall at any time for any reason cease to be valid and binding or in full force and effect (other than (x) in respect of the DOE Authorization Administration Agreement, in accordance with Section 2.10 (Effect of Change in Government Rules) thereof or (y) in respect of the T4 CASA, in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right under the T4 CASA)) or shall be materially Impaired; provided, that no Event of Default shall have occurred pursuant to this Section 10.12(a) if the RG Facility Agreement, the Common Accounts Agreement or the T4 CASA, as applicable, shall have been replaced with a replacement agreement on the same terms, subject to the same conditions, and with the same counterparties (other than the Administrator, the Operator, the Coordinator, the T4 CASA Advisor, or the Export Administrator, as applicable, to the extent replaced in accordance with the Definitions Agreement) as such agreement being replaced within sixty days.
(b)    (i) The Coordinator shall be in material breach or default of its obligations under the Lifting and Scheduling Agreement in a manner that has a material impact on the ability of the Borrower to perform its obligations under the Credit Agreement Designated Offtake Agreements, (ii) the Administrator, the Operator, the T4 CASA Advisor, or the Export Administrator shall be in material breach or default of their obligations under any RG Facility Agreement (other than the Lifting and Scheduling Agreement) or the T4 CASA in a manner that has a material and adverse effect on the Development or the Borrower, or (iii) the Coordinator, the Administrator, the Operator, the T4 CASA Advisor, or the Export Administrator shall contest the enforceability of any RG Facility Agreement, any Cash Account Control Agreement (as defined in the Common Accounts Agreement) or the T4 CASA or disaffirm any such agreement in writing; provided, that no Event of Default shall have occurred pursuant to this Section 10.12(b) if such breach or default is cured within sixty days of such breach or default or if the Coordinator, the Administrator, the Operator, the T4 CASA Advisor, or the Export Administrator (as applicable) has been replaced (or is being replaced during the term of any transition period in accordance with the relevant RG Facility Agreement) in accordance with the Definitions Agreement within sixty days of such breach or default.
(c)    Any Material Project Document (other than any Credit Agreement Designated Offtake Agreement and any other Material Project Document otherwise set forth in this

Section 10.12) (i) is expressly repudiated in writing by the Material Project Party that is the counterparty thereto and such repudiation could reasonably be expected to have a Material Adverse Effect, (ii) is declared unenforceable in a final judgment of a court of competent jurisdiction against any party, such unenforceability is not cured, and such unenforceability could reasonably be expected to have a Material Adverse Effect, or (iii) shall have been terminated or shall for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) and such termination, failure to be valid, binding, or in full force and effect, or material Impairment could reasonably be expected to have a Material Adverse Effect; provided, that no Event of Default shall have occurred pursuant to this Section 10.12(c) if (x) such event or circumstance is cured within sixty days of such event or circumstance or (y) the Borrower notifies the T4 Administrative Agent that it intends to replace such Material Project Document and diligently pursues such replacement and the applicable Material Project Document is replaced within sixty days with an Additional Material Project Document which has substantially similar or more favorable economic effect for Borrower, as applicable, when taken as a whole together with any other agreements related thereto and which has substantially similar or more favorable non-economic terms (taken as a whole together with any other agreements related thereto) for Borrower, as applicable, as the Material Project Document being replaced.
10.13.    Event of Loss
An Event of Loss occurs with respect to all or substantially all of the Project and (a) the Borrower (i) elects not to Restore, (ii) fails to make an election to proceed with the Restoration of the Rio Grande Facility or defer such election in accordance with Section 22.3.1 (Events of Loss Affecting Train Facilities) of the CFAA, or (iii) elects to defer its election to proceed or not proceed with the Restoration of the Rio Grande Facility in accordance with Section 22.3.1 (Events of Loss Affecting Train Facilities) of the CFAA but thereafter does not elect to proceed with such Restoration of the Rio Grande Facility within sixty days of receipt of a Restoration Plan issued in accordance with Section 22.1.2 (Notice; Restoration Plan) of the CFAA or (b) the conditions set forth in paragraph (b) of Schedule 7.15(b) have not been satisfied in accordance with the requirements set forth therein within the ninety-day period specified therein; provided, that if an Event of Loss occurs with respect to a material portion of the Project, the Borrower may elect not to Restore such a material portion of the Project, to the extent that, after giving pro forma effect to the Restoration of any remaining portion of the Project in accordance with the relevant Restoration Plan, the Borrower certifies (and the Independent Engineer reasonably concurs with such certification in writing) (i) the Borrower will be capable of complying in all material respects with the Credit Agreement Designated Offtake Agreements and (ii) the Borrower reasonably expects to have (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the T4 Construction Account or the Distribution Account, committed equity (including the Cash Equity Financing), and projected Contracted Revenues under the Credit Agreement Designated Offtake Agreements) sufficient funds to Restore the Project following such Event of Loss, in each case of clauses (i) and (ii), confirmed by the Independent Engineer.

10.14.    Change of Control
A Change of Control occurs.
10.15.    ERISA Events
An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
10.16.    Liens
The Liens in favor of the Senior Secured Debt Holders under the Senior Security Documents on any portion of the Collateral (a) with a value greater than $75,000,000 (in the aggregate) or (b) the loss of which would have a Material Adverse Effect on the operations of the Borrower, shall, other than by reason of a release of Collateral in accordance with the terms of this Agreement and the Senior Security Documents, at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens) and five Business Days have elapsed following the earlier of (i) the Borrower’s having Knowledge of the occurrence of such event or circumstance and (ii) the notice from T4 Collateral Agent or the T4 Intercreditor Agent to the Borrower thereof.
10.17.    Term Conversion
The failure to achieve the Term Conversion Date by the Date Certain.
10.18.    FERC Remand Condition
The failure to achieve the FERC Remand Satisfaction Date by the FERC Remand Longstop Date.
11.    REMEDIES
11.1.    Acceleration Upon Bankruptcy
If any CTA Event of Default described in Section 7.5(a) (Bankruptcy) of the Common Terms Agreement occurs with respect to the Borrower, all outstanding Construction/Term Loan Commitments, if any, shall automatically terminate, the outstanding principal amount of the Construction/Term Loans and all other Obligations shall automatically be and become immediately due and payable, in each case without notice, demand or further act of the T4 Administrative Agent or the Construction/Term Lenders.
11.2.    Acceleration Upon Other Event of Default
If any Event of Default occurs for any reason other than set forth in Section 11.1 and is continuing (unless cured during any applicable cure period), the T4 Administrative Agent may, or upon the direction of the Majority Construction/Term Lenders shall, by written notice to the Borrower take any or all of the following actions:
(a)    declare the outstanding principal amount of the Construction/Term Loans and all other Obligations that are not already due and payable to be immediately due and payable; and

(b)     terminate all outstanding Construction/Term Loan Commitments.
The full unpaid amount of such Construction/Term Loans and other Obligations that have been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and such outstanding Construction/Term Loan Commitments shall terminate. Any declaration made pursuant to this Section 11.2 may, should the Majority Construction/Term Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Construction/Term Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided, that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.
11.3.    Action Upon Event of Default
Subject to the terms of the Collateral and Intercreditor Agreement, if any Event of Default occurs for any reason and is continuing (after giving effect to any cure of the applicable Event of Default), then, the T4 Administrative Agent may, or upon the direction of the Majority Construction/Term Lenders shall, by written notice to the Borrower of its intention to exercise any remedies hereunder, under the other T4 Financing Documents or at law or in equity, and without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by the Borrower, exercise any or all of the following rights and remedies, in any combination or order that the T4 Administrative Agent or the Majority Construction/Term Lenders may elect, in addition to such other right or remedies as the T4 Administrative Agent and the Construction/Term Lenders may have hereunder, under the other T4 Financing Documents or at law or in equity:
(a)    pursuant to the terms of the Common Terms Agreement and the Collateral and Intercreditor Agreement, vote in favor of the taking of any and all actions necessary or desirable to implement any available remedies with respect to the Collateral under any of the T4 Collateral Documents;
(b)    without any obligation to do so, make disbursements or Construction/Term Loans as provided in Section 2.1 to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Material Project Documents (or any other contract to which the Borrower is a party) as the Majority Construction/Term Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Construction/Term Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be Senior Secured Obligations, notwithstanding that such expenditures may, together with amounts theretofore advanced under this Agreement, exceed the amount of the Construction/Term Loan Commitments; or
(c)    take (or vote in favor of the taking) other action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the

Borrower under this Agreement, the Common Terms Agreement or the Collateral and Intercreditor Agreement.
11.4.    Application of Proceeds
Subject to the terms of the Collateral and Intercreditor Agreement, any moneys received by the T4 Administrative Agent from the T4 Collateral Agent after the occurrence and during the continuance of an Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the T4 Administrative Agent against the Obligations in the following order of priority (but without prejudice to the right of the Construction/Term Lenders, subject to the terms of the Collateral and Intercreditor Agreement, to recover any shortfall from the Borrower):
(a)    first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel) payable to the T4 Administrative Agent in their respective capacities as such;
(b)    second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article 4) payable to the Construction/Term Lenders ratably in proportion to the amounts described in this clause second payable to them, as certified by the T4 Administrative Agent;
(c)    third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Construction/Term Loans, payable to the Construction/Term Lenders ratably in proportion to the respective amounts described in this clause third payable to them, as certified by the T4 Administrative Agent;
(d)    fourth, to payment, on a pro rata basis, of that principal amount of the Construction/Term Loans payable to the Construction/Term Lenders (in inverse order of maturity), ratably among the Construction/Term Lenders in proportion to the respective amounts described in this clause fourth held by them, as certified by the T4 Administrative Agent; and
(e)    fifth, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable Government Rule.
12.    THE T4 ADMINISTRATIVE AGENT
12.1.    Appointment and Authority
(a)    Each of the Construction/Term Lenders hereby appoints, designates and authorizes MUFG Bank, Ltd., as its T4 Administrative Agent under and for purposes of each T4 Financing Document to which the T4 Administrative Agent is a party, and in its capacity as the T4 Administrative Agent, to act on its behalf as Senior Secured Debt Holder Representative for the Construction/Term Lenders. MUFG Bank, Ltd. hereby accepts this appointment and agrees to act as the T4 Administrative Agent for the Construction/Term Lenders in accordance with the terms of this Agreement, and to act as Senior Secured Debt Holder Representative for the Construction/Term Lenders in accordance with the

Common Terms Agreement. Each of the Construction/Term Lenders appoints and authorizes the T4 Administrative Agent to act on behalf of such Construction/Term Lender under each T4 Financing Document to which it is a party and in the absence of other written instructions from the Majority Construction/Term Lenders received from time to time by the T4 Administrative Agent (with respect to which the T4 Administrative Agent agrees that it will comply, except as otherwise provided in this Section 12.1 or as otherwise advised by counsel, and subject in all cases to the terms of the Collateral and Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the T4 Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any T4 Financing Document, the T4 Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the T4 Administrative Agent have or be deemed to have any fiduciary relationship with any Construction/Term Lender or other Credit Agreement Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any T4 Financing Document or otherwise exist against the T4 Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the T4 Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    The provisions of this Section 12.1 are solely for the benefit of the T4 Administrative Agent, the Construction/Term Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Section 12.7(a) and Section 12.7(b).
12.2.    Rights as a Construction/Term Lender
Each Person serving as the T4 Administrative Agent hereunder or under any other T4 Financing Document shall have the same rights and powers in its capacity as a Construction/Term Lender, as the case may be, as any other Construction/Term Lender and may exercise the same as though it were not the T4 Administrative Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the T4 Administrative Agent hereunder and without any duty to account therefor to any Construction/Term Lender.
12.3.    Exculpatory Provisions
(a)    The T4 Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other T4 Financing Documents. Without limiting the generality of the foregoing, the T4 Administrative Agent shall not:
(i)    be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other T4 Financing Documents that the T4 Administrative Agent is required to exercise as directed in writing by the Majority Construction/Term Lenders (or such other number or percentage of the Construction/Term Lenders as shall be expressly provided for herein or in the other T4 Financing Documents); provided, that the T4 Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the T4 Administrative Agent to liability or that is contrary to any T4 Financing Document or applicable Government Rule; or
(iii)    except as expressly set forth herein and in the other T4 Financing Documents, have any duty to disclose, nor shall the T4 Administrative Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the T4 Administrative Agent or any of its Affiliates in any capacity.
(b)    The T4 Administrative Agent shall not be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Majority Construction/Term Lenders (or such other number or percentage of the Construction/Term Lenders as may be necessary, or as the T4 Administrative Agent may believe in good faith to be necessary, under the circumstances as provided in Section 13.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final and Non-Appealable judgment of a court of competent jurisdiction. The T4 Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the T4 Administrative Agent in writing by the Borrower or a Construction/Term Lender.
(c)    The T4 Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other T4 Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other T4 Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Senior Security Document, or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the T4 Administrative Agent.
(d)    The T4 Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the T4 Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Construction/Term Lender or Participant or prospective Construction/Term Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Construction/Term Loans, or disclosure of confidential information, to any Disqualified Institution.
12.4.    Reliance by T4 Administrative Agent
The T4 Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The T4 Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Construction/Term Loan that by its terms must be fulfilled to the satisfaction of any Construction/Term Lender, the T4 Administrative Agent may presume that such condition is satisfactory to such Construction/Term Lender unless the T4 Administrative Agent has received notice to the contrary from such Construction/Term Lender prior to the making of such Construction/Term Loan. The T4 Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
12.5.    Delegation of Duties
The T4 Administrative Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other T4 Financing Document by or through any one or more sub-agents appointed by the T4 Administrative Agent. The T4 Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 12 shall apply to any such sub-agent and to the Related Parties of the T4 Administrative Agent, and shall apply to all of their respective activities in connection with their acting as or for the T4 Administrative Agent. The T4 Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and Non-Appealable judgment that the T4 Administrative Agent acted with gross negligence or willful misconduct in the selection or supervision of such sub-agents.
12.6.    Request for Indemnification by the Construction/Term Lenders
The T4 Administrative Agent shall be fully justified in taking, refusing to take or continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Construction/Term Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing to take or continuing to take any such action.
12.7.    Resignation or Removal of T4 Administrative Agent
(a)    The T4 Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other T4 Financing Documents at any time by giving thirty days’ prior notice to the Borrower, the T4 Collateral Agent, and the Construction/Term Lenders. The T4 Administrative Agent may be removed at any time by the Majority Construction/Term Lenders if the T4 Administrative Agent becomes a Defaulting Lender. In the event MUFG Bank, Ltd. is no longer the T4 Administrative

Agent, any successor T4 Administrative Agent may be removed at any time with cause by the Majority Construction/Term Lenders. Any such resignation or removal shall take effect upon the appointment of a successor T4 Administrative Agent, in accordance with this Section 12.7.
(b)    Upon any notice of resignation by the T4 Administrative Agent or upon the removal of the T4 Administrative Agent by the Majority Construction/Term Lenders or any Construction/Term Lender in accordance with Section 12.7(a), the Majority Construction/Term Lenders shall appoint a successor T4 Administrative Agent, hereunder and under each other T4 Financing Document to which the T4 Administrative Agent is a party, such successor T4 Administrative Agent to be a commercial bank (i) that has a combined capital and surplus of at least $1,000,000,000 and (ii) that is a FATCA Exempt Party; provided, that if no Default or Event of Default shall then be continuing, appointment of a successor T4 Administrative Agent shall also be acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor T4 Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.
(c)    If no successor T4 Administrative Agent has been appointed by the Majority Construction/Term Lenders within thirty days after the date such notice of resignation was given by such resigning T4 Administrative Agent, such T4 Administrative Agent’s resignation shall nevertheless become effective and the Majority Construction/Term Lenders shall thereafter perform all the duties of such T4 Administrative Agent hereunder and/or under any other T4 Financing Document until such time, if any, as the Majority Construction/Term Lenders appoint a successor T4 Administrative Agent. If no successor T4 Administrative Agent has been appointed by the Majority Construction/Term Lenders within thirty days after the date the Majority Construction/Term Lenders elected to remove such Person, any Credit Agreement Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor T4 Administrative Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor T4 Administrative Agent, who shall serve as T4 Administrative Agent hereunder and under each other T4 Financing Document to which it is a party until such time, if any, as the Majority Construction/Term Lenders appoint a successor T4 Administrative Agent, as provided above.
(d)    Upon the acceptance of a successor’s appointment as T4 Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) T4 Administrative Agent, and the retiring (or removed) T4 Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other T4 Financing Documents and the replaced T4 Administrative Agent shall make available to the successor T4 Administrative Agent such records, documents and information in the replaced T4 Administrative Agent’s possession and provide such assistance as the successor T4 Administrative Agent may reasonably request in connection with its appointment as the successor T4 Administrative Agent. After the retirement or removal of the T4 Administrative Agent hereunder and under the other T4 Financing Documents, the provisions of this Article 12 and Section 13.8 shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as T4 Administrative Agent.
12.8.    No Amendment to Duties of T4 Administrative Agent Without Consent
The T4 Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other T4 Financing Document that affects its rights or duties hereunder or thereunder unless such T4 Administrative Agent shall have given its prior written consent, in its capacity as T4 Administrative Agent thereto.
12.9.    Non-Reliance on T4 Administrative Agent and Construction/Term Lenders
Each of the Construction/Term Lenders acknowledges that it has, independently and without reliance upon the T4 Administrative Agent, any other Construction/Term Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its extensions of credit. Each of the Construction/Term Lenders also acknowledges that it will, independently and without reliance upon the T4 Administrative Agent any other Construction/Term Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other T4 Financing Document or any related agreement or any document furnished hereunder or thereunder.
12.10.    Coordinating Lead Arrangers, Joint Lead Arrangers, Senior Managing Agent Duties
Anything herein to the contrary notwithstanding, no Coordinating Lead Arranger, Joint Lead Arranger, or Senior Managing Agent shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the T4 Administrative Agent, T4 Collateral Agent, or Construction/Term Lender hereunder.
12.11.    Copies
The T4 Administrative Agent shall give prompt notice to each Construction/Term Lender of receipt of each notice or request required or permitted to be given to the T4 Administrative Agent by the Borrower pursuant to the terms of this Agreement or any other T4 Financing Document (unless concurrently delivered to the Construction/Term Lenders by the Borrower). The T4 Administrative Agent will distribute to each Construction/Term Lender each document and other communication received by the T4 Administrative Agent from the Borrower for distribution to the Construction/Term Lenders by the T4 Administrative Agent in accordance with the terms of this Agreement or any other T4 Financing Document.
12.12.    Erroneous Payments.
(a)    If the T4 Administrative Agent (i) notifies a Construction/Term Lender or any Person who has received funds on behalf of a Construction/Term Lender (any such Construction/Term Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the T4 Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the T4 Administrative Agent) received by such Payment Recipient from the T4 Administrative Agent or any of its

Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Construction/Term Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the T4 Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the T4 Administrative Agent pending its return or repayment as contemplated below in this Section 12.12 and held in trust for the benefit of the T4 Administrative Agent, and such Construction/Term Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the T4 Administrative Agent may, in its sole discretion, specify in writing), return to the T4 Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the T4 Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the T4 Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the T4 Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the T4 Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Construction/Term Lender or any Person who has received funds on behalf of a Construction/Term Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment, or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution, or otherwise) from the T4 Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the T4 Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the T4 Administrative Agent (or any of its Affiliates), or (z) that such Construction/Term Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the T4 Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Construction/Term Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y), and (z)) notify the T4 Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the T4 Administrative Agent pursuant to this Section 12.12(b).
For the avoidance of doubt, the failure to deliver a notice to the T4 Administrative Agent pursuant to this Section 12.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.12(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Construction/Term Lender hereby authorizes the T4 Administrative Agent to set off, net, and apply any and all amounts at any time owing to such Construction/Term Lender under any T4 Financing Document, or otherwise payable or distributable by the T4 Administrative Agent to such Construction/Term Lender under any T4 Financing Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the T4 Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the T4 Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Construction/Term Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the T4 Administrative Agent’s notice to such Construction/Term Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (i) such Construction/Term Lender shall be deemed to have assigned its Construction/Term Loans (but not its Construction/Term Loan Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the T4 Administrative Agent may specify) (such assignment of the Construction/Term Loans (but not Construction/Term Loan Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the T4 Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver a Lender Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Construction/Term Lender shall deliver any Construction/Term Loan Notes evidencing such Construction/Term Loans to the Borrower or the T4 Administrative Agent (but the failure of such Person to deliver any such Construction/Term Loan Notes shall not affect the effectiveness of the foregoing assignment), (ii) the T4 Administrative Agent as the assignee Construction/Term Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the T4 Administrative Agent as the assignee Construction/Term Lender shall become a Construction/Term Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Construction/Term Lender shall cease to be a Construction/Term Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Construction/Term Loan Commitments which shall survive as to such assigning Construction/Term Lender, (iv) the T4 Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the T4 Administrative Agent will reflect in the Register its ownership interest in the Construction/Term Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Construction/Term Loan Commitments of any Construction/Term Lender and such Construction/Term Loan Commitments shall remain available in accordance with the terms of this Agreement.
(e)    Subject to Section 13.4, the T4 Administrative Agent may, in its discretion, sell any Construction/Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Construction/Term Lender shall be reduced by the net proceeds of the sale of such Construction/Term Loan (or portion thereof), and the T4 Administrative Agent shall retain all other rights, remedies, and claims against such Construction/Term Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Construction/Term Lender (i) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the T4 Administrative Agent on or with respect to any such Construction/Term Loans acquired from such Construction/Term Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Construction/Term Loans are then owned by the T4 Administrative Agent) and (ii) may, in the sole discretion of the T4 Administrative Agent, be reduced by any amount specified by the T4 Administrative Agent in writing to the applicable Construction/Term Lender from time to time.
(f)    The parties hereto agree that (i) irrespective of whether the T4 Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the T4 Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Construction/Term Lender, to the rights and interests of such Construction/Term Lender, as the case may be) under the T4 Financing Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided, that this Section 12.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the T4 Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the T4 Administrative Agent from, or on behalf of (including through the exercise of remedies under any T4 Financing Document), the Borrower for the purpose of a payment on the Obligations.
(g)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the T4 Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(h)    Notwithstanding anything to the contrary herein or in any other T4 Financing Document, neither any Loan Party nor any of its respective Affiliates shall have any obligations or liabilities (including the payment of any assignment or processing fee payable to the T4 Administrative Agent in connection therewith) directly or indirectly arising out of this Section 12.12 in respect of any Erroneous Payment (other than having consented to the assignment referenced in clause (d) above).
(i)    Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the T4 Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Construction/Term Lender, the termination of the applicable Construction/Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any T4 Financing Document.
13.    MISCELLANEOUS PROVISIONS
13.1.    Amendments, Etc.
(a)    Subject to the terms of the Collateral and Intercreditor Agreement and other than Section 3.3(e), Section 4.7, and Section 13.1(e), no Bank Financing Document or any provision thereof may be amended, modified, or waived unless in writing signed by the Borrower and the Majority Construction/Term Lenders or the T4 Administrative Agent as directed by the Majority Construction/Term Lenders, and each such amendment, modification, or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, that:
(i)    the consent of each Construction/Term Lender directly and adversely affected thereby will be required with respect to any amendment, modification or waiver in order to:
(A)    extend or increase any Construction/Term Loan Commitment (other than pursuant to Section 2.7);
(B)    extend the maturity date or postpone any date scheduled for any payment of principal, fees or interest (as applicable) under Section 3.1, Section 3.2, Section 3.9, or Section 3.12 or any date fixed by the T4 Administrative Agent for the payment of fees or other amounts due to the Construction/Term Lenders (or any of them) hereunder (other than pursuant to Section 2.7);

(C)    reduce the principal of, or the interest or rate of interest specified herein on, any Construction/Term Loan, or any Fees or other amounts (including any mandatory prepayments under Section 3.9) payable to any Construction/Term Lender hereunder;
(D)    change the pro-rata treatment, sharing of payments, order of application of any reduction in any Construction/Term Loan Commitments from the application thereof set forth in the applicable provisions of Section 2.4, Section 3.8, Section 3.9, Section 3.13, Section 3.14, or Section 11.4, respectively, in any manner; or
(E)    contractually subordinate the Liens in favor of the T4 Collateral Agent over the Collateral under and pursuant to the Senior Security Documents to Liens over the Collateral securing any other Indebtedness (it being understood that this clause (E) shall not (i) override the permission for (x) Permitted Liens or (y) Indebtedness expressly permitted by Section 8.4 as in effect on the Closing Date or (ii) apply to the incurrence of financing provided to the Borrower pursuant to Section 364 of the Bankruptcy Code or any similar proceeding under any other applicable debtor relief laws);
(ii)    the consent of each Construction/Term Lender will be required with respect to any amendment, modification or waiver in order to:
(A)    waive any condition set forth in Section 6.1, or, with respect to the initial Construction/Term Loan Borrowing, Section 6.2;
(B)    change any provision of this Section 13.1, the definition of Majority Construction/Term Lenders, Unanimous Decision, or any other provision hereof specifying the number or percentage of Construction/Term Lenders required to amend, waive, terminate or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(C)    upon acquisition of the RG Facility Entities on or prior to the Term Conversion Date, subject to all other provisions of this Section 13.1, release or allow release of (i) all or substantially all of the guarantee obligations or the value of any guarantee of the applicable RG Facility Entities as Common Guarantors under and as defined in the Common Accounts Agreement other than in accordance with the terms of the Common Accounts Agreement or (ii) all or any material portion of the Collateral from the Lien of any of the Senior Security Documents (other than (1) upon the sale, conveyance, lease, transfer, or other disposal of assets that do not constitute all or substantially all of the assets of the Borrower or (2) the termination, assignment, or other disposition of Material Project Documents in accordance with the T4 Financing Documents); or
(D)    amend, modify, waive, or supplement the terms of Section 13.4;

(iii)    each Construction/Term Lender shall provide written notice of any vote or action with respect to any consent, amendment, waiver or termination taken pursuant to this Agreement, or any other T4 Financing Document, to the T4 Administrative Agent, with a copy to the T4 Intercreditor Agent; and
(iv)    no amendment, modification, or waiver shall affect the rights or duties of, or any fees or other amounts payable to, the T4 Administrative Agent or the T4 Collateral Agent, unless consented to and signed by such party.
(b)    The Borrower agrees that if any of the material terms (other than the economic terms (including terms relating to Taxes), lender-specific provisions with respect to notices, environmental requirements, or sanctions, or any terms relating to rating requirements, or any terms that would apply after the Credit Agreement Maturity Date) set forth in any Senior Secured Debt Instrument related to Replacement Debt, Funding Shortfall Debt, Reinstatement Debt, and Incremental Debt incurred prior to the Term Conversion Date are either more favorable to the Senior Secured Debt Holders of such Replacement Debt, Funding Shortfall Debt, Reinstatement Debt, or Incremental Debt, as applicable, than the terms in favor of the Construction/Term Lenders under this Agreement or are additional to the terms in favor of the Construction/Term Lenders under this Agreement and more favorable to the Senior Secured Debt Holders under such Replacement Debt, Funding Shortfall Debt, Reinstatement Debt, or Incremental Debt, as applicable, then the comparable provisions of this Agreement shall be amended (with the consent of the T4 Administrative Agent) to provide the Construction/Term Lenders, with such more favorable terms or to add such provisions, as the case may be.
(c)    The T4 Administrative Agent shall approve any Economic Terms Modification of any other Senior Secured Debt Instrument if requested pursuant to Section 6.1 (Modifications, Consents and Waivers of and under Senior Secured Debt Instruments) of the Collateral and Intercreditor Agreement.
(d)    The T4 Administrative Agent shall not Consent to any Modifications, Consents or Waivers of and under any T4 Collateral Document (other than Administrative Decisions (as defined in the Collateral and Intercreditor Agreement)) unless (i) if such Modification, Consent, or Waiver is a Unanimous Decision, it is directed to do so by each Construction/Term Lender (in each case, other than any Construction/Term Lender that is a Loan Party, an Equity Owner or an Affiliate or Controlled Subsidiary thereof) or (ii) otherwise, it is directed to do so by the Majority Construction/Term Lenders.
(e)    Notwithstanding anything herein, each of the Construction/Term Lenders authorizes and instructs the T4 Administrative Agent to enter into amendments to this Agreement of a routine technical or administrative nature or to correct any defects, ambiguities, manifest errors, or inconsistencies herein; provided, that the T4 Administrative Agent shall provide notice to each of the Construction/Term Lenders of any such amendment.
13.2.    Entire Agreement
(a)    This Agreement, the other T4 Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof (other than any terms of the Commitment Letter that survive the Closing Date).
(b)    In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument (including the Common Terms Agreement), the terms, conditions and provisions of this Agreement shall prevail.
13.3.    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT, AND THE OTHER T4 FINANCING DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE, PROCEEDING, OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR T4 FINANCING DOCUMENTS (EXCEPT, AS TO ANY OTHER T4 FINANCING DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.
(b)    SUBMISSION TO JURISDICTION. TO THE EXTENT PERMITTED BY GOVERNMENT RULES, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER T4 FINANCING DOCUMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER T4 FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER T4 FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF GOVERNMENT RULES DO NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION 13.3(b) TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.

(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER T4 FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 13.3(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY GOVERNMENT RULES, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    Service of Process. Each Party hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 13.11.
(e)    Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the T4 Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 13.3(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such act.
(f)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER T4 FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER T4 FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.3.
13.4.    Assignments
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each of the Construction/Term Lenders and the T4 Administrative Agent (and any attempted assignment or other transfer by the Borrower without such consent shall be null and void), and no Construction/Term Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 13.4(b), (ii) by way of participation in accordance with Section 13.4(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.4(e) (and any other attempted assignment or transfer by any Party hereto shall be null and void); provided, that no such assignment shall be made prior to the date that is 120 days after the Closing Date without prior written consent from the Borrower unless (x) an Event of Default shall have occurred and be continuing or (y) such assignment or transfer is to an Affiliate of a Construction/Term Lender or any other Person (other than a natural person) that is a member of the same Farm Credit System as the assigning Construction/Term Lender; provided, further, that, notwithstanding the foregoing, there shall be no restrictions on the ability of a Construction/Term Lender to obtain credit insurance with an insurer or reinsurer with respect to all or a portion of its Construction/Term Loans and Construction/Term Loan Commitments.
(b)
(i)    Subject to Section 13.4(h) and this Section 13.4(b), any Construction/Term Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Construction/Term Loan Commitment and/or its participations in the Construction/Term Loans at the time owing to it).
(ii)    Except in the case of (A) an assignment of the entire remaining amount of the assigning Construction/Term Lender’s Construction/Term Loan Commitment and Construction/Term Loan at the time owing to it or (B) an assignment to a Construction/Term Lender, or an Affiliate of a Construction/Term Lender, or an Approved Fund with respect to a Construction/Term Lender, the sum of (1) the outstanding applicable Construction/Term Loan Commitments, if any, and (2) the outstanding applicable Construction/Term Loans subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the T4 Administrative Agent or, if a Trade Date is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000 and, with respect to the assignment of the Construction/Term Loans, in integral multiples of $1,000,000, unless the T4 Administrative Agent otherwise consents in writing; provided, that the parties to each assignment shall execute and deliver to the T4 Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the T4 Administrative Agent’s sole discretion).
(iii)    If the Eligible Assignee is not a Construction/Term Lender prior to such assignment, it shall deliver to the T4 Administrative Agent an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements.
(iv)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the T4 Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the T4 Administrative Agent, the applicable pro rata share of Construction/Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the T4 Administrative Agent, and each other Construction/Term Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) all Construction/Term Loan Commitments and Construction/Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 13.4(b)(iv), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(v)    Subject to acceptance and recording thereof by the T4 Administrative Agent pursuant to Section 2.6(d), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Construction/Term Lender under this Agreement, and the assigning Construction/Term Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Construction/Term Lender’s rights and obligations under this Agreement, such Construction/Term Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.1, Section 4.3, Section 4.5, Section 4.6, Section 8.7 (Costs and Expenses) of the Common Terms Agreement, Section 8.6 (Expenses) of the T4 Security Agreement, and Section 4.7 (Fees; Expenses) of the T4 Accounts Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Construction/Term Lender’s having been a Defaulting Lender.
(vi)    Upon request, the Borrower (at its expense) shall execute and deliver the applicable Construction/Term Loan Notes to the assignee Construction/Term Lender and/or revised Construction/Term Loan Notes to the assigning Construction/Term Lender reflecting such assignment.
(vii)    Any assignment or transfer by a Construction/Term Lender of rights or obligations under this Agreement that does not comply with this Section 13.4(b) shall be treated for purposes of this Agreement as a sale by such Construction/Term Lender of a participation in such rights and obligations in accordance with Section 13.4(d).

(c)    The T4 Administrative Agent shall maintain the Register in accordance with Section 2.6(d) above.
(d)    Any Construction/Term Lender may at any time, without the consent of, or notice to, the Borrower or the T4 Administrative Agent, sell participations to any Person (other than a Disqualified Institution or a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) (each, a “Participant”) in all or a portion of such Construction/Term Lender’s rights or obligations under this Agreement (including all or a portion of its Construction/Term Loan Commitment or the Construction/Term Loans owing to it); provided, that (i) such Construction/Term Lender’s obligations under this Agreement shall remain unchanged, (ii) such Construction/Term Lender remains solely responsible to the other parties hereto for the performance of such obligations and such participation shall not give rise to any legal privity between the Borrower and the Participant, and (iii) the Borrower, the T4 Administrative Agent, the T4 Collateral Agent, and the other Construction/Term Lenders shall continue to deal solely and directly with such Construction/Term Lender in connection with such Construction/Term Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Construction/Term Lender shall be responsible for the indemnity under Section 13.8 with respect to any payments made by such Construction/Term Lender to its Participant(s). Any agreement or instrument pursuant to which a Construction/Term Lender sells such a participation shall provide that such Construction/Term Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Construction/Term Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 13.1 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 4.6 (subject to the requirements and limitations therein, including the requirements under Section 4.6(g) (it being understood that any documentation required under Section 4.6 shall be delivered to the participating Construction/Term Lender)) to the same extent as if it were a Construction/Term Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.4; provided, that such Participant (A) agrees to be subject to the provisions of Section 4.4 as if it were an assignee under clause (b) of this Section 13.4 and (B) shall not be entitled to receive any greater payment under Section 4.3, Section 4.5, or Section 4.6, with respect to any participation, than its participating Construction/Term Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Construction/Term Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.4 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.14 as though it were a Construction/Term Lender; provided, that such Participant agrees to be subject to Section 3.14 as though it were a Construction/Term Lender. Each Construction/Term Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the applicable Construction/Term Loans or other obligations under the T4 Financing Documents (the “Participant Register”); provided, that no

Construction/Term Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any T4 Financing Document) to any other Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) and within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations). The entries in the Participant Register shall be conclusive absent manifest error, and such Construction/Term Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the T4 Administrative Agent (in its capacity as T4 Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Any Construction/Term Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Construction/Term Loan Notes, if any) to secure obligations of such Construction/Term Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided, that no such pledge or assignment shall release such Construction/Term Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Construction/Term Lender as a Party hereto.
(f)    Any Construction/Term Lender may at any time, assign all or a portion of its rights and obligations with respect to Construction/Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (i) Dutch auctions open to all Construction/Term Lenders of the applicable Class on a pro rata basis in accordance with the procedures set forth on Exhibit Q hereto or (ii) open market purchases on a pro rata or non-pro rata basis, in each case subject to the following limitations:
(i)    the assigning Construction/Term Lender and the Affiliated Lender purchasing such Construction/Term Lender’s Construction/Term Loans shall execute and deliver to the T4 Administrative Agent an assignment agreement substantially in the form of Exhibit F-2 hereto (an “Affiliated Lender Assignment Agreement”);
(ii)    Affiliated Lenders will not receive information provided solely to Construction/Term Lenders by the T4 Administrative Agent or any Construction/Term Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Construction/Term Lenders and the T4 Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Construction/Term Loans or Construction/Term Loan Commitments required to be delivered to Construction/Term Lenders pursuant to Article 2;
(iii)    the aggregate principal amount of Construction/Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all

Construction/Term Loans at such time outstanding (measured at the time of purchase) (such percentage, the “Affiliated Lender Cap”); provided, that, to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Construction/Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and
(iv)    as a condition to each assignment pursuant to this Section 13.4(f), the T4 Administrative Agent shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Construction/Term Loans against the T4 Administrative Agent, in its capacity as such.
(g)    The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)    All assignments by a Construction/Term Lender of all or a portion of its rights and obligations hereunder with respect to any outstanding Construction/Term Loan Commitments shall be made only as an assignment of the same percentage of outstanding Construction/Term Loan Commitments and Construction/Term Loans and a proportionate part of all the assigning Construction/Term Lender’s rights and obligations under this Agreement with respect to the Construction/Term Loans and Construction/Term Loan Commitments.
(i)    No sale, assignment, transfer, negotiation or other disposition of the interests of any Construction/Term Lender hereunder or under the other T4 Financing Documents shall be allowed if it could reasonably be expected to require securities registration under any laws or regulations of any applicable jurisdiction.
(j)    Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Construction/Term Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement (including through a participation) to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date or any Person that the Borrower removes from the DQ List (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (A) any additional designation or removal permitted by the foregoing shall not apply retroactively to any prior or pending assignment or participation, as applicable, to any Construction/Term Lender or Participant and (B) any designation or removal after the Closing Date of a Person as a Disqualified Institution shall become effective three Business Days after such designation or removal. Any assignment or participation in violation of this Section 13.4(j)(i) shall not be void, but the other provisions of this Section 13.4(j) shall apply. The Borrower shall deliver notices of any designation or removal of a Disqualified Institution to the T4 Administrative Agent via email to [***] and [***].
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 13.4(j)(i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the T4 Administrative Agent, (A) in the case of outstanding Construction/Term Loans held by Disqualified Institutions, purchase or prepay such Construction/Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Construction/Term Loans or such participation in such Construction/Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.4), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Construction/Term Lenders by the Borrower, the T4 Administrative Agent or any other Construction/Term Lender, (y) attend or participate in meetings attended by the Construction/Term Lenders and the T4 Administrative Agent, or (z) access any electronic site established for the Construction/Term Lenders or confidential communications from counsel to or financial advisors of the T4 Administrative Agent and the Construction/Term Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the T4 Administrative Agent or any Construction/Term Lender to undertake any action (or refrain from taking any action) under this Agreement or any other T4 Financing Documents, each Disqualified Institution will be deemed to have consented in the same proportion as the Construction/Term Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and such vote shall not be counted in determining whether the applicable Class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The T4 Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the T4 Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Construction/Term Lenders or (B) provide the DQ List to each Construction/Term Lender requesting the same.
13.5.    Benefits of Agreement
Nothing in this Agreement or any other T4 Financing Document, express or implied, shall be construed to give to any Person, other than the parties hereto, the Coordinating Lead Arrangers, the Joint Lead Arrangers, and the Senior Managing Agent, the T4 Intercreditor Agent, the T4 Collateral Agent, each of their successors and permitted assigns under this Agreement or any other T4 Financing Document, Participants to the extent provided in Section 13.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the T4 Administrative Agent, the T4 Collateral Agent, the T4 Intercreditor Agent, and the Construction/Term Lenders, any benefit or any legal or equitable right or remedy under this Agreement.
13.6.    Costs and Expenses
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by each of the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Construction/Term Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Construction/Term Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other T4 Financing Documents, (b) all reasonable and documented out of pocket expenses incurred by the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Construction/Term Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Construction/Term Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other T4 Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated), (c) all reasonable and documented out-of-pocket expenses incurred by the T4 Administrative Agent and the T4 Collateral Agent (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Construction/Term Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Construction/Term Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the administration of this Agreement and the other T4 Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated), (d) all reasonable and documented out-of-pocket expenses incurred by each Coordinating Lead Arranger, Joint Lead Arranger, and Senior Managing Agent in connection with the initial syndication of the credit facility under this Agreement (including reasonable printing and travel expenses), and (e) all documented out-of-pocket expenses incurred by the Credit Agreement Senior Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Construction/Term Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Construction/Term Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the enforcement or protection (other than in connection with assignment of Construction/Term Loans or Construction/Term Loan Commitments) of their rights in connection with this Agreement and the other T4 Financing Documents, including their rights under this Section 13.6, including in connection with any workout, restructuring or negotiations in respect of the Obligations. Notwithstanding the foregoing, in the event that either the T4 Collateral Agent or the T4 Administrative Agent reasonably believes that a conflict exists in using one counsel, each of the T4 Collateral Agent or the T4 Administrative Agent, as applicable, may engage its own counsel. Furthermore, notwithstanding anything to the contrary in Section 8.6 (Consultants) of the Common Terms Agreement, during the continuation of any Event of Default, the Borrower shall pay (against direct invoices) the reasonable and documented fees and expenses of any other consultants and advisors of the Credit Agreement Senior Secured Parties (in addition to the Consultants as provided in such Section 8.6 (Consultants) of the Common Terms Agreement); provided, that (without limiting the obligation of the Borrower to pay such reasonable and documented fees and expenses) such fees and expenses shall be subject to separate fee agreements entered into by the Borrower acting reasonably.
13.7.    Counterparts; Effectiveness
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the T4 Administrative Agent and when the T4 Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the electronic records, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
13.8.    Indemnification
(a)    The Borrower hereby agrees to indemnify each Credit Agreement Senior Secured Party, Coordinating Lead Arranger, Joint Lead Arranger, Senior Managing Agent, and each Related Party of any of the foregoing Persons (each such Person being called a “Credit Agreement Indemnitee”) against, and hold each Credit Agreement Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel or consultants for any Credit Agreement Indemnitee), incurred by any Credit Agreement Indemnitee or asserted against any Credit Agreement Indemnitee by any Person arising out of, in connection with, or as a result of:
(i)    the execution or delivery of this Agreement, any other Credit Agreement Transaction Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;
(ii)    any Construction/Term Loan or the use or proposed use of the proceeds therefrom;
(iii)    any actual or alleged presence, Release or threatened Release of Hazardous Materials on, from or related to the Project that could reasonably result in an Environmental Claim related in any way to the Project, the Rio Grande Facility, the Land, or any property owned or operated by the Borrower or any liability pursuant to an Environmental Law related in any way to the Project, the Rio Grande Facility, the Land, or the Borrower;
(iv)    any actual or prospective claim (including Environmental Claims), litigation, investigation or proceeding relating to any of the foregoing, whether based on common law, contract, tort or any other theory, whether brought by the Borrower or any of the Borrower’s members, managers or creditors or by any other Person, and regardless of whether any Credit Agreement Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other T4 Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Credit Agreement Indemnitee; or
(v)    any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any Credit Agreement Senior Secured Party, the Coordinating Lead Arrangers, the Joint Lead Arrangers, the Senior Managing Agent, or any Affiliates or Related Parties of any of the foregoing;

provided, that such indemnity shall not, as to any Credit Agreement Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and Non-Appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Credit Agreement Indemnitee or breach by such Credit Agreement Indemnitee of any provisions of any T4 Financing Document to which it is a party.
(b)    To the extent that the Borrower for any reason fails to pay any amount required under Section 13.6 or Section 13.8(a) above to be paid by it to any of the T4 Administrative Agent or any Related Party of any of the foregoing, each Construction/Term Lender severally agrees to pay to the T4 Administrative Agent or such Related Party, as the case may be, such Construction/Term Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, based on the aggregate of such Construction/Term Lender’s Construction/Term Loan Commitments to the aggregate of all Construction/Term Loan Commitments; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the T4 Administrative Agent in its capacity as such, or against any Related Party of the T4 Administrative Agent acting for the T4 Administrative Agent in its capacity as such. The obligations of the Construction/Term Lenders under this Section 13.8(b) are subject to the provisions of Section 2.6. The obligations of the Construction/Term Lenders to make payments pursuant to this Section 13.8(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Construction/Term Lender to make payments on any date required hereunder shall not relieve any other Construction/Term Lender of its corresponding obligation to do so on such date, and no Construction/Term Lender shall be responsible for the failure of any other Construction/Term Lender to do so.
(c)    Without duplication of Section 8.10(b) (Indemnification by Borrower) of the Common Terms Agreement or any other indemnification provision in any T4 Financing Document providing for indemnification by any Senior Secured Party in favor of the T4 Collateral Agent, the T4 Intercreditor Agent or any Related Party of any of the foregoing, to the extent that the Borrower for any reason fails to pay any amount required under Section 8.7 (Costs and Expenses) or Section 8.10(a) (Indemnification by Borrower) of the Common Terms Agreement or any analogous costs and expenses or indemnity provisions of any T4 Financing Document to be paid by it to any of the T4 Intercreditor Agent, the T4 Collateral Agent or any Related Party of any of the foregoing, each Construction/Term Lender severally agrees to pay to the T4 Intercreditor Agent, the T4 Collateral Agent or such Related Party, as the case may be, the ratable share of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), based on the aggregate of such Construction/Term Lender’s Construction/Term Loan Commitments to the aggregate of all Senior Secured Debt Commitments; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the T4 Intercreditor Agent, the T4 Collateral Agent or the applicable Related Party, in its capacity as such. The obligations of the Construction/Term Lenders to make payments pursuant to this Section 13.8(c) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Construction/Term Lender to make payments on any date required hereunder shall not relieve any other Construction/Term Lender of its corresponding obligation to do so on such date, and no Construction/Term Lender shall be responsible for the failure of any other Construction/Term Lender to do so.
(d)    All amounts due under this Section 13.8 shall be payable promptly after demand therefor.
(e)    The Borrower agrees that, without the Credit Agreement Indemnitee’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened (in writing) claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Credit Agreement Indemnitee under this Section 13.8 (whether or not any Credit Agreement Indemnitee is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Credit Agreement Indemnitee from all liability arising out of such claim, action or proceeding. In the event that a Credit Agreement Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any Affiliate thereof in which such Credit Agreement Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Credit Agreement Indemnitee for all reasonable expenses incurred by it in connection with such Credit Agreement Indemnitee appearing and preparing to appear as such a witness, including the reasonable and documented fees and disbursements of its legal counsel. In the case of any claim brought against a Credit Agreement Indemnitee for which the Borrower may be responsible under this Section 13.8, the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders agree (at the expense of the Borrower) to execute such instruments and documents and cooperate as reasonably requested by the Borrower in connection with the Borrower’s defense, settlement or compromise of such claim, action or proceeding.
(f)    The T4 Intercreditor Agent and the Related Parties of any of the T4 Administrative Agent, the T4 Collateral Agent, and the T4 Intercreditor Agent are express third party beneficiaries of this Section 13.8.
(g)    This Section 13.8 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
13.9.    Interest Rate Limitation
Notwithstanding anything to the contrary contained in any T4 Financing Document, the interest paid or agreed to be paid under the T4 Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the T4 Administrative Agent or any Construction/Term Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of such Construction/Term Lender’s Construction/Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the T4 Administrative Agent or any Construction/Term Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee or premium, rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.10.    No Waiver; Cumulative Remedies
No failure by any Credit Agreement Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other T4 Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other T4 Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
13.11.    Notices and Other Communications.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or sent by email to the address(es), facsimile number or email address specified for the Borrower, the T4 Administrative Agent, the T4 Collateral Agent, or the Construction/Term Lenders, as applicable, on Schedule 13.11.
(b)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications shall be effective as provided in Schedule 13.11.
(c)    Unless otherwise prescribed, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Schedule 13.11 of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the above, all notices delivered by the Borrower to the T4 Administrative Agent through electronic communications shall be followed by the delivery of a hard copy.
(d)    Each of the Borrower, the T4 Administrative Agent and the T4 Collateral Agent may change its address, facsimile, email address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Construction/Term Lender may change its address, facsimile, email address or telephone number for notices and other communications hereunder by notice to the Borrower, the T4 Administrative Agent, and the T4 Collateral Agent.
(e)    The T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the T4 Administrative Agent, the T4 Collateral Agent, the Construction/Term Lenders, and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders by the Borrower may be recorded by the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders, as applicable, and each of the parties hereto hereby consents to such recording.
(f)    Notwithstanding the above, nothing herein shall prejudice the right of the T4 Administrative Agent, the T4 Collateral Agent, and any of the Construction/Term Lenders to give any notice or other communication pursuant to any T4 Financing Document in any other manner specified in such T4 Financing Document.
(g)    the Borrower hereby agrees that it will provide to the T4 Administrative Agent all information, documents and other materials that it is obligated to furnish to the T4 Administrative Agent pursuant to the T4 Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any Construction/Term Loan Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) is required to be delivered to satisfy any condition precedent to any Construction/Term Loan Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the T4 Administrative Agent at the email addresses specified in Schedule 13.11. In addition, the Borrower agrees to continue to provide the Communications to the T4 Administrative Agent in the manner specified in the T4 Financing Documents but only to the extent requested by the T4 Administrative Agent.
(h)    the Borrower further agrees that the T4 Administrative Agent may make the Communications available to the Construction/Term Lenders by posting the Communications on an internet website that may, from time to time, be notified to the Construction/Term Lenders or a substantially similar electronic transmission system (the “Platform”). The costs and expenses incurred by the T4 Administrative Agent in creating and maintaining the Platform shall be paid by Borrower in accordance with Section 13.6.
(i)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE T4 ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE T4 ADMINISTRATIVE AGENT IN

CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE T4 ADMINISTRATIVE AGENT OR ANY AFFILIATE THEREOF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY CONSTRUCTION/TERM LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
13.12.    Patriot Act Notice
Each of the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the T4 Administrative Agent, the T4 Collateral Agent, and such Construction/Term Lender to identify the Borrower in accordance with the Patriot Act.
13.13.    Payments Set Aside
To the extent that any payment by or on behalf of the Borrower is made to the T4 Administrative Agent, the T4 Collateral Agent, or any Construction/Term Lender, or the T4 Administrative Agent, the T4 Collateral Agent, or any Construction/Term Lender (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the T4 Administrative Agent, the T4 Collateral Agent, or such Construction/Term Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then, (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Construction/Term Lender severally agrees to pay to the T4 Administrative Agent and the T4 Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the T4 Administrative Agent and the T4 Collateral Agent, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the T4 Administrative Agent in accordance with banking industry rules on interbank compensation. The obligations of the Construction/Term Lenders under this Section 13.13 shall survive the payment in full of the Obligations and the termination of this Agreement.

13.14.    Right of Setoff
Each of the Construction/Term Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Government Rule, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Construction/Term Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other T4 Financing Document to such Construction/Term Lender, irrespective of whether or not such Construction/Term Lender shall have made any demand under this Agreement or any other T4 Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Construction/Term Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the T4 Administrative Agent for further application in accordance with this Section 13.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders, and (b) the Defaulting Lender shall provide promptly to the T4 Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each of the Construction/Term Lenders and their respective Affiliates under this Section 13.14 are in addition to other rights and remedies (including other rights of setoff) that such Construction/Term Lender or their respective Affiliates may have. Each of the Construction/Term Lenders agrees to notify the Borrower and the T4 Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
13.15.    Severability
If any provision of this Agreement or any other T4 Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other T4 Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.16.    Survival
Notwithstanding anything in this Agreement to the contrary, Section 4.1, Section 4.3, Section 4.5, Section 4.6, Section 12.6, Section 13.3, Section 13.6, Section 13.8, Section 13.11, Section 13.13, this Section 13.16, Section 13.18, and Section 13.20 shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other T4 Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the Credit Agreement Senior Secured Parties regardless of any investigation made by any Credit Agreement

Senior Secured Party or on their behalf and notwithstanding that the Credit Agreement Senior Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of the Construction/Term Loan Borrowing, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Construction/Term Loan or any other Obligation hereunder or under any other T4 Financing Document shall remain unpaid or unsatisfied.
13.17.    Treatment of Certain Information; Confidentiality
The T4 Administrative Agent, the T4 Collateral Agent, and each of the Construction/Term Lenders agrees to maintain the confidentiality of the Credit Agreement Information, except that Credit Agreement Information may be disclosed:
(a)    to its Affiliates (including branches) and to its and its Affiliates’ respective shareholders, members, partners, directors, officers, employees, agents, advisors, auditors, service providers and representatives (provided, that the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Credit Agreement Information and instructed to keep such Credit Agreement Information confidential);
(b)    to the extent requested or required by any regulatory authority purporting to have jurisdiction over it or to any Federal Reserve Bank or central bank in connection with a pledge or assignment pursuant to Section 13.4(e);
(c)    to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process;
(d)    to any other party to this Agreement;
(e)    in connection with the exercise of any remedies hereunder or under any other T4 Financing Document or any suit, action or proceeding relating to this Agreement or any other T4 Financing Document or the enforcement of rights hereunder or thereunder (including any actual or prospective purchaser of Collateral);
(f)    subject to an agreement containing provisions substantially the same as those of this Section 13.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (or such Eligible Assignee or Participant’s or prospective Eligible Assignee or Participant’s professional advisor), (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with the T4 Administrative Agent, the T4 Collateral Agent, such Construction/Term Lender or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Construction/Term Loan or T4 Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Construction/Term Lender under any T4 Financing Document (including any rating agency);
(g)    with the consent of the Borrower (which consent shall not unreasonably be withheld, conditioned or delayed);
(h)    to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating the T4 Administrative Agent, the T4 Collateral Agent, any Construction/Term Lender or any of their respective Affiliates;
(i)    to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Credit Agreement Information relating to the Borrower received by it from any Construction/Term Lender, the T4 Administrative Agent or the T4 Collateral Agent, as applicable); or
(j)    to any party providing (and any brokers arranging) any Credit Agreement Senior Secured Party insurance or reinsurance or other direct or indirect credit protection (including credit default swaps) with respect to its Construction/Term Loans.
In addition, the T4 Administrative Agent, the T4 Collateral Agent, or any Construction/Term Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the T4 Administrative Agent, the T4 Collateral Agent, and the Construction/Term Lenders in connection with the numbering, administration, settlement and management of this Agreement, the other T4 Financing Documents, the Construction/Term Loan Commitments, and the Construction/Term Loan Borrowings. For the purposes of this Section 13.17, “Credit Agreement Information” means written information that is furnished by or on behalf of the Borrower, the Pledgor, the Equity Owners or any of their Affiliates to the T4 Administrative Agent, the T4 Collateral Agent, or any Construction/Term Lender pursuant to or in connection with any T4 Financing Document, relating to the assets and business of the Borrower, the Pledgor, the Equity Owners, the RG Facility Entities or any of their Affiliates, but does not include any such information that (x) is or becomes generally available to the public other than as a result of a breach by the T4 Administrative Agent, the T4 Collateral Agent, or such Construction/Term Lender of its obligations hereunder, (y) is or becomes available to the T4 Administrative Agent, the T4 Collateral Agent, or such Construction/Term Lender from a source other than the Borrower, the Pledgor, the Equity Owners or any of their Affiliates, as applicable, that is not, to the knowledge of the T4 Administrative Agent, the T4 Collateral Agent, or such Construction/Term Lender, acting in violation of a confidentiality obligation with the Borrower, the Pledgor, the Equity Owners or any of their Affiliates, as applicable, or (z) is independently compiled by the T4 Administrative Agent, the T4 Collateral Agent, or such Construction/Term Lender, as evidenced by their records, without the use of the Credit Agreement Information. Any Person required to maintain the confidentiality of Credit Agreement Information as provided in this Section 13.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Credit Agreement Information as such Person would accord to its own confidential information.

Additionally, disclosure of any confidential document that contains confidentiality restrictions that require any Loan Party or any of their Affiliates, as applicable, to comply with a restricted disclosure procedure, or of any Offtake Agreement that contains commercially sensitive information and is identified as such by the Borrower to the T4 Administrative Agent (each such document, a “Restricted Document”), shall only be permitted subject to compliance with the following procedures: Restricted Documents may be disclosed only to the T4 Administrative Agent and the applicable Consultant or legal advisor (to the extent required by such Consultant or legal advisor in order to deliver reports, opinions or certifications required pursuant to any T4 Financing Documents) (subject to (a) compliance with any disclosure procedure required by the counterparty thereto, including execution of incremental confidentiality undertakings or non-disclosure agreements, to the extent necessary or advisable, by the recipients of such documentation and/or (b) redaction of commercially sensitive information in any such disclosed Restricted Documents provided to the T4 Administrative Agent or the applicable Consultant or legal advisor).
Nothing in this Section 13.17 shall prohibit any Person from voluntarily disclosing or providing any Credit Agreement Information within the scope of this confidentiality provision to any Government Authority to the extent that any such prohibition on disclosure set forth in this Section 13.17 shall be prohibited by the laws or regulations applicable to such Government Authority.
13.18.    Waiver of Consequential Damages, Etc.
Except with respect to any indemnification obligations of the Borrower under Section 12.6 and Section 13.8 or any other indemnification provisions of the Borrower under any other T4 Financing Document, to the fullest extent permitted by applicable Government Rule, no Party hereto shall assert, and each Party hereto hereby waives, any claim against any other Party hereto or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other T4 Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Construction/Term Loan or the use of the proceeds thereof. No Party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other T4 Financing Documents or the transactions contemplated hereby or thereby.
13.19.    Waiver of Litigation Payments
To the extent that any Party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 13.3(b) or elsewhere arising out of or in connection with this Agreement or any other T4 Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any other Party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York or, as the case may be, the jurisdiction in which such court is located.

13.20.    Reinstatement
This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the Credit Agreement Senior Secured Parties on demand all of their reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such parties in connection with such rescission or restoration.
13.21.    No Recourse
The obligations of the Borrower under this Agreement and each other Credit Agreement Transaction Document to which it is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of the Borrower and do not constitute a debt or obligation of (and no recourse shall be made with respect to) the Non-Recourse Parties, except as hereinafter set forth in this Section 13.21 or as expressly provided in any Credit Agreement Transaction Document to which such Non-Recourse Party is a party. No action under or in connection with this Agreement or any other T4 Financing Documents to which the Borrower is a party shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Senior Secured Party against any Non-Recourse Party, except as hereinafter expressly set forth in this Section 13.21 or as expressly provided in any Credit Agreement Transaction Document to which such Non-Recourse Party is a party. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Section 13.21 shall in any manner or way (i) restrict the remedies available to the T4 Intercreditor Agent, the T4 Collateral Agent, any Senior Secured Debt Holder Representative or any other Senior Secured Party to realize upon the Collateral or under any Credit Agreement Transaction Document, or constitute or be deemed to be a release of the obligations secured by (or impair the enforceability of) the Liens and the security interests and possessory rights created by or arising from any T4 Financing Document or (ii) release, or be deemed to release, any Non-Recourse Party from liability for its own willful misrepresentation, fraudulent actions, gross negligence or willful misconduct or from any of its obligations or liabilities under any Credit Agreement Transaction Document to which such Non-Recourse Party is a party. The limitations on recourse set forth in this Section 13.21 shall survive the Discharge Date.
13.22.    T4 Intercreditor Agreement
Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the T4 Administrative Agent, acting as the Senior Secured Debt Holder Representative on behalf of the Construction/Term Lenders in accordance with the Collateral and Intercreditor Agreement, shall be binding on each Construction/Term Lender. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Collateral and Intercreditor Agreement, the Collateral and Intercreditor Agreement shall govern.

13.23.    Termination
This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) if all Obligations have been indefeasibly paid in full and all Construction/Term Loan Commitments have been terminated and the T4 Administrative Agent shall have given the notice required by Section 2.9(a) (Payment in Full of Senior Secured Debt) of the Common Terms Agreement.
13.24.    Consultants
Notwithstanding anything to the contrary in Section 8.6 (Consultants) of the Common Terms Agreement, the Borrower shall appoint as any replacement Consultant prior to the Credit Agreement Discharge Date the Person designated by the Majority Construction/Term Lenders (after consultation with the Borrower if no Event of Default exists).
13.25.    No Fiduciary Duty
The Borrower acknowledges and agrees that (a) no fiduciary, advisory, or agency relationship between the Borrower and any Credit Agreement Senior Secured Party or any of their Affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or any T4 Financing Document, irrespective of whether any Credit Agreement Senior Secured Parties or their Affiliates have advised or is advising the Borrower on other matters, (b) the Credit Agreement Senior Secured Parties and their Affiliates, on the one hand, and the Borrower, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty on the part of any Credit Agreement Senior Secured Party or any of their Affiliates, and (c) the Borrower waives, to the fullest extent permitted by law, any claims that the Borrower may have against any Credit Agreement Senior Secured Party or any of its Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Credit Agreement Senior Secured Parties and their respective Affiliates shall have no liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Borrower, including the Borrower’s equity holders, employees, or other creditors.
13.26.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any T4 Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any T4 Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other T4 Financing Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
13.27.    Cashless Settlement.
Notwithstanding anything to the contrary contained in this Agreement, any Construction/Term Lender may exchange, continue or rollover all or a portion of its Construction/Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the T4 Administrative Agent and such Construction/Term Lender.
13.28.    Restricted Lenders
Notwithstanding anything to the contrary in Section 5.29, Sections 7.7(c) and 7.7(d), or Section 8.21 of this Agreement, in relation to each Construction/Term Lender that is incorporated in a non-US jurisdiction or that otherwise notifies the T4 Administrative Agent to this effect (each a “Restricted Lender”), the representations and undertakings in the provisions of such Sections shall only apply for the benefit of such Restricted Lender and shall only be given by the Borrower to such Restricted Lender to the extent that the sanctions provisions would not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96, (ii) section 7 of the foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 and Section 19 paragraph 3 no. 1(a) foreign trade law (AWG) (Außenwirtschaftsgesetz)), or (iii) a similar anti-boycott statute or other applicable Government Rule as in effect in that Restricted Lender’s home jurisdiction.
13.29.    Disclosure in Connection with Equator Principles.
The T4 Administrative Agent may disclose to the Equator Principles Association (or any successor thereof) the following information in connection with the Project: Project name, Closing Date, sector, and host country.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have caused this Credit Agreement to be executed in their respective names as of the day and year first written above.
RIO GRANDE LNG TRAIN 4, LLC,
as the Borrower
By:    /s/ Matthew Schatzman
Name: Matthew Schatzman
Title: President and Chief Executive Officer

[Signature Page to CD Credit Agreement]

MUFG BANK, LTD.,
as the T4 Administrative Agent
By:    /s/ Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory

[Signature Page to CD Credit Agreement]

MIZUHO BANK (USA),
as the T4 Collateral Agent
By:    /s/ Randy Khan
Name: Randy Khan
Title: Director

[Signature Page to CD Credit Agreement]

ABU DHABI COMMERCIAL BANK PJSC,
as Construction/Term Lender
By:    /s/ Ludovic Nobili
Name: Ludovic Nobili
Title: Authorized Signatory
[Signature Page to CD Credit Agreement]

ARAB PETROLEUM INVESTMENTS CORPORATION,
as Construction Term Lender
By:    /s/ Nicolas Thevenot
Name: Nicolas Thevenot
Title: Chief Banking Officer

By:    /s/ Mehdi Rizvi
Name: Mehdi Rizvi
Title: Chief Risk Officer
[Signature Page to CD Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH,
as Construction/Term Lender
By:    /s/ Miguel Pena Azpilicueta
Name: Miguel Pena Azpilicueta
Title: Managing Director

By:    /s/ Erlantz Penalba Arce
Name: Erlantz Penalba Arce
Title: Managing Director
[Signature Page to CD Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH,
as Construction/Term Lender
By:    /s/ Daniel Kostman
Name: Daniel Kostman
Title: Executive Director

By:    /s/ Erica C Wershoven
Name: Erica C Wershoven
Title: Executive Director

[Signature Page to CD Credit Agreement]

BANK OF CHINA, NEW YORK BRANCH,
as Construction/Term Lender
By:    /s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President
[Signature Page to CD Credit Agreement]

THE BANK OF NOVA SOCTIA, HOUSTON BRANCH,
as Construction/Term Lender
By:    /s/ Joe Lattanzi
Name: Joe Lattanzi
Title: Managing Director

[Signature Page to CD Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as Construction/Term Lender
By:    /s/ Siddharth Samarth
Name: Siddharth Samarth
Title: Managing Director

By:    /s/ Peter O’Neill
Name: Peter O’Neill
Title: Managing Director

[Signature Page to CD Credit Agreement]

CITIBANK, N.A.,
as Construction/Term Lender
By:    /s/ Kaan Balabaner
Name: Kaan Balabaner
Title: Attorney in Fact
[Signature Page to CD Credit Agreement]

CLIFFORD CAPITAL CREDIT SOLUTIONS PTE. LTD.,
as Construction/Term Lender
By:    /s/ Sophea Seng
Name: Sophea Seng
Title: Managing Director, Head of Energy and Utilities

[Signature Page to CD Credit Agreement]

COBANK, ACB,
as Construction/Term Lender
By:    /s/ Josh Wolfe
Name: Josh Wolfe
Title: Vice President

[Signature Page to CD Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Construction/Term Lender
By:    /s/ Laureline de Lichana
Name: Laureline de Lichana
Title: Managing Director

By:    /s/ Jonathan Lidz
Name: Jonathan Lidz
Title: Director

[Signature Page to CD Credit Agreement]

DNB CAPITAL LLC,
as Construction/Term Lender
By:    /s/ Passchier Veefkind
Name: Passchier Veefkind
Title: Senior Vice President

By:    /s/ Van Dao
Name: Van Dao
Title: First Vice President

[Signature Page to CD Credit Agreement]

FIRST ABU DHABI BANK PJSC,
as Construction/Term Lender
By:    /s/ Sarah Pirzada Usmani
Name: Sarah Pirzada Usmani
Title: Head of Loan Capital Markets & Sustainable Finance

By:    /s/ Gido VanGraas
Name: Gido VanGraas
Title: Authorized Signatory

[Signature Page to CD Credit Agreement]

GOLDMAN SACHS BANK USA,
as Construction/Term Lender
By:    /s/ Jonathan Abraham
Name: Jonathan Abraham
Title: Authorized Signatory
[Signature Page to CD Credit Agreement]

HSBC BANK USA, N.A.,
as Construction/Term Lender
By:    /s/ Emmanuel Outhier
Name: Emmanuel Outhier
Title: Director

[Signature Page to CD Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as Construction/Term Lender
By:    /s/ Lily (Allan) Sun
Name: Lily (Allan) Sun
Title: Executive Director, Head of Project Finance

By:    /s/ Ricardo Vieira
Name: Ricardo Vieira
Title: Director, Senior Relationship Manager
[Signature Page to CD Credit Agreement]

INTESA SANPAOLO S.P.A., NEW YORK BRANCH,
as Construction/Term Lender
By:    /s/ Fuensanta Diaz Cobacho
Name: Fuensanta Diaz Cobacho
Title: Managing Director, Head of Credit Structuring & Debt Origination

By:    /s/ Marco Marafioti
Name: Marco Marafioti
Title: Vice President
[Signature Page to CD Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Construction/Term Lender
By:    /s/ Omar Valdez
Name: Omar Valdez
Title: Executive Director
[Signature Page to CD Credit Agreement]

KOOKMIN BANK CO., LTD.,
as Construction/Term Lender
By:    /s/ Yoon Jiwon
Name: Yoon Jiwon
Title: General Manager
[Signature Page to CD Credit Agreement]

THE KOREA DEVELOPMENT BANK,
as Construction/Term Lender
By:    /s/ Ahn Wook Sang
Name: Ahn Wook Sang
Title: General Manager, Project Finance Department
[Signature Page to CD Credit Agreement]

MIZUHO BANK, LTD.,
as Construction/Term Lender
By:    /s/ Dominick D’Ascoli
Name: Dominick D’Ascoli
Title: Director
[Signature Page to CD Credit Agreement]

MUFG BANK, LTD.,
as Construction/Term Lender
By:    /s/ Daniel Seltzer
Name: Daniel Seltzer
Title: Managing Director, Head of Infrastructure, Project Finance
[Signature Page to CD Credit Agreement]

NATIONAL BANK OF CANADA,
as Construction/Term Lender
By:    /s/ Manu Richhoriya
Name: Manu Richhoriya
Title: Authorized Signatory

By:    /s/ John Niedermier
Name: John Niedermier
Title: Authorized Signatory
[Signature Page to CD Credit Agreement]

NATIONAL BANK OF KUWAIT S.A.K.P., GRAND CAYMAN BRANCH,
as Construction/Term Lender
By:    /s/ Michael Carter
Name: Michael Carter
Title: Vice President

By:    /s/ Rani Selwanes
Name: Rani Selwanes
Title: Chief Executive Officer
[Signature Page to CD Credit Agreement]

NATIONAL WESTMINSTER BANK, PLC,
as Construction/Term Lender
By:    /s/ Will Fleming-Smith
Name: Will Fleming-Smith
Title: Director
[Signature Page to CD Credit Agreement]

OVERSEA-CHINESE BANKING CORPORATION LIMITED, NEW YORK AGENCY,
as Construction/Term Lender
By:    /s/ Grace S. Sun
Name: Grace S. Sun
Title: VP & Deputy General Manager
[Signature Page to CD Credit Agreement]

RIYAD BANK HOUSTON AGENCY,
as Construction/Term Lender
By:    /s/ Chris Chambers
Name: Chris Chambers
Title: General Manager

By:    /s/ Wafaa Tawadrous
Name: Wafaa Tawadrous
Title: Operations Manager
[Signature Page to CD Credit Agreement]

ROYAL BANK OF CANADA,
as Construction/Term Lender
By:    /s/ Michael Sharp
Name: Michael Sharp
Title: Authorized Signatory
[Signature Page to CD Credit Agreement]

STANDARD CHARTERED BANK,
as Construction/Term Lender
By:    /s/ Chloe Petrich
Name: Chloe Petrich
Title: Executive Director, IDFG, Americas
[Signature Page to CD Credit Agreement]

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY,
as Construction/Term Lender
By:    /s/ Eriberto de Guzman
Name: Eriberto de Guzman
Title: Managing Director

By:    /s/ Christine Cai
Name: Christine Cai
Title: First Vice President

[Signature Page to CD Credit Agreement]

Appendix I
to Credit Agreement
DEFINITIONS
“Acceptable Distribution Guarantor” means a Person that is rated by at least one of S&P, Fitch, or Moody’s and at least one such rating is equal to or better than “A-” by S&P or Fitch or “A3” by Moody’s.
“ACQ” has the meaning assigned to such term in the applicable Credit Agreement Designated Offtake Agreement.
“Additional Material Project Document” means any Project Document entered into by the Borrower with any other Person subsequent to the Closing Date that:
(a)    replaces or substitutes for an existing Material Project Document (other than any Offtake Agreement);
(b)    is a guarantee provided in favor of the Borrower by a guarantor or a counterparty, in each case, under a Material Project Document;
(c)    is the Honeywell License Agreement (at the time of assignment to the Borrower); or
(d)    except as provided in clauses (a) or (b) above, contains obligations and liabilities equal to or in excess of $100,000,000 over its term and a committed term of at least eight years;
provided, that the term Additional Material Project Document shall not include (w) any Offtake Agreement that is not a Designated Offtake Agreement, and any guarantee thereof, (x) any Real Property Document, (y) any document relating to Senior Secured Debt entered into in accordance with the T4 Financing Documents, and (z) any agreement pursuant to which the Borrower incurs or effectuates any Indebtedness, Lien, Asset Sale, or Investment, in each case, permitted by the T4 Financing Documents.
“Administrator Affiliate” has the meaning assigned to such term in the Definitions Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliated Lender” means, at any time, any Construction/Term Lender that is an Equity Owner or any Affiliate of an Equity Owner (other than the Pledgor, the Borrower, any RG Facility Entity, any Debt Fund Affiliate, or any natural Person) or a Non-Debt Fund Affiliate of an Equity Owner at such time.
“Affiliated Lender Assignment Agreement” has the meaning assigned to such term in Section 13.4(f)(i).
“Affiliated Lender Cap” has the meaning assigned to such term in Section 13.4(f)(iii).
“Agent Parties” has the meaning assigned to such term in Section 13.11(i).
“Aggregate Construction/Term Loan Commitment” means $3,847,000,000, as the same may be reduced in accordance with Section 2.4.
“Aggregate Funded Equity” has the meaning assigned to such term in the T4 Equity Contribution Agreement.

“Agreement” has the meaning assigned to such term in the Preamble.
“Alternative Pipelines” has the meaning assigned to such term in Section 5.32.
“Amortization Schedule” means the amortization schedule set forth in Schedule 3.1(a).
“Annual Capital Budget” has the meaning assigned to such term in the Definitions Agreement.
“Annual Capital Plan” has the meaning assigned to such term in the Definitions Agreement.
“Annual Facility Plan” has the meaning assigned to such term in the Definitions Agreement.
“Annual O&M Budget” has the meaning assigned to such term in the Definitions Agreement.
“Annual O&M Plan” has the meaning assigned to such term in the Definitions Agreement.
“Annual Operating Budget” has the meaning assigned to such term in the Definitions Agreement.
“Annual Operating Plan” has the meaning assigned to such term in the Definitions Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78m, 78dd-1 through 78dd-3 and 78ff, et seq., and all similar laws, rules, and regulations of any jurisdiction prohibiting bribery and corruption, including the U.K. Bribery Act, applicable to the Borrower or any of its subsidiaries at the relevant time.
“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, as amended, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.
“Anticipated Cure Deadline” has the meaning assigned to such term in Section 8.17(b).
“Applicable Margin” means (a) in respect of Construction/Term Loans that are SOFR Loans, (i) at any time that the Construction/Term Loans are unrated or rated less than “Baa2” by Moody’s or “BBB” by S&P or Fitch, 2.00%, (ii) at any time that the Construction/Term Loans are rated “Baa2” by Moody’s or “BBB” by S&P or Fitch, 1.875%, and (iii) at any time that the Construction/Term Loans are rated “Baa1” or better by Moody’s or “BBB+” or better by S&P or Fitch, 1.75% and (b) in respect of Construction/Term Loans that are Base Rate Loans, a percentage equal to the relevant Applicable Margin in respect of SOFR Loans minus 1.00%.
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“Approved Fund” means any fund administered or managed by (a) a Construction/Term Lender, (b) an Affiliate of a Construction/Term Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Construction/Term Lender.
“Approved Owners” means (a) Global Infrastructure Management, LLC, (b) Devonshire Investment Pte. Ltd., (c) MIC TI Holding Company 2 RSC Limited, (d) Global LNG North America Corp., (e) any Qualified Mezzanine Entity, and (f) to the extent satisfying the KYC Requirements, any other Person approved by the Majority Construction/Term Lenders.
“Asset Sale Proceeds” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.7(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Fee Letters” means each of:
(a)    the T4 Administrative Agent Fee Letter;
(b)    the Commitment Letter; and
(c)    each of the other fee letters entered into by the Borrower and the Construction/Term Lenders (or their Affiliates) on or prior to the Closing Date in respect of the credit facilities provided hereunder.
“Bank Financing Documents” means (a) this Agreement, (b) the Bank Fee Letters, (c) the other financing and security agreements, documents and instruments delivered in connection with this Agreement, and (d) each other document designated as a Bank Financing Document by the Borrower and the T4 Administrative Agent.
“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:
(a)    such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any
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reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);
(b)    a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty consecutive days;
(c)    a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for ninety days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of ninety days (whether or not consecutive);
(d)    such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;
(e)    such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;
(f)    such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or
(g)    an order for relief shall be entered in respect of such Person under the Bankruptcy Code.
Section 1.2(d) applies to the definition of Bankruptcy, as used in any other T4 Financing Document.
“Bankruptcy Code” means 11 U.S.C. § 101 et. seq.
“Base Committed Quantity” means 239,500,000 MMBtu (equivalent to approximately 4.6 MTPA), being the aggregate ACQ under the Initial Offtake Agreements; provided, that (a) following the full payment of the required amount upon any LNG Sales Mandatory Prepayment, the Base Committed
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Quantity will be equal to the aggregate ACQ under the Credit Agreement Designated Offtake Agreements used to calculate the amount of Senior Secured Debt that the Borrower is not required to repay upon an LNG Sales Mandatory Prepayment Event under Section 7.5(b), (b) to the extent that any other Offtake Agreement becomes a Credit Agreement Designated Offtake Agreement or an existing Credit Agreement Designated Offtake Agreement is amended to adjust the quantity of LNG contracted to be sold thereunder, the Base Committed Quantity will be equal to the aggregate ACQ under such Credit Agreement Designated Offtake Agreements as at such time, and (c) following any other mandatory prepayment or voluntary prepayment of Senior Secured Debt, the Base Committed Quantity will be reduced to the minimum ACQ under the Credit Agreement Designated Offtake Agreements in effect at such time that is required to achieve a Credit Agreement Projected DSCR of at least 1.40:1.00 (or, at any time after any prepayment referenced in clause (a), 1.20:1.00) based on the Base Case Forecast updated only to reflect such prepayment.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) Daily Compounded SOFR in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Daily Compounded SOFR shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Effective Rate or Daily Compounded SOFR, respectively.
“Base Rate Loan” means any Construction/Term Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article 2 and Article 3.
“Bay Runner Pipeline” means the natural gas pipeline and related infrastructure referred to in the Bay Runner TSA as the “42 Inch Bay Runner Lateral”.
“Bay Runner TSA” means the Amended and Restated Transportation Service Agreement (Bay Runner Lateral – Pipeline 2), dated as of March 7, 2025 but effective as of July 11, 2024, by and between Marketer and Pipeline Provider.
“Benchmark” means, initially, Daily Compounded SOFR; provided, that if a Benchmark Transition Event has occurred with respect to Daily Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.7(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the T4 Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other T4 Financing Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the T4 Administrative Agent and the Borrower giving due consideration to
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(a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an
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insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any T4 Financing Document in accordance with Section 4.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any T4 Financing Document in accordance with Section 4.7.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning assigned to such term in the Preamble.
“Borrower Advance Certificate” means a certificate of an Authorized Officer of the Borrower delivered pursuant to Section 6.2(c) substantially in the form of Exhibit K.
“Borrower Term Conversion Certificate” means a certificate of an Authorized Officer of the Borrower with respect to the Term Conversion Date substantially in the form of Exhibit M.
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“Borrowing Date” means the date on which funds are disbursed by the Construction/Term Lenders (or the T4 Administrative Agent on their behalf) to the Borrower in accordance with Section 2.3 and Section 2.6.
“Canada Blocked Person” means (a) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended or (b) a Person identified in or pursuant to (i) Part II.1 of the Criminal Code (Canada), as amended or (ii) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, as amended or (iii) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended or (iv) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, in any case pursuant to this clause (b) as a Person in respect of whose property or benefit a holder of Notes would be prohibited from entering into or facilitating a related financial transaction.
“Capital Improvement Completion Date” means the date when the Independent Engineer shall have certified in writing to the T4 Intercreditor Agent that completion of the applicable Capital Improvement has occurred.
“Cash Equity Financing” means the commitment of the Pledgor, pursuant to the T4 Equity Contribution Agreement, to directly or indirectly make cash contributions to the Borrower up to the Remaining Equity Amount (as defined in the T4 Equity Contribution Agreement).
“CD Senior Loan DSRA” has the meaning assigned to such term in the T4 Accounts Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules and regulations issued thereunder.
“Change in Law” means (a) the adoption or introduction of any law, rule, directive, guideline, decision or regulation after the Closing Date, (b) any change in law, rule, directive, guideline, decision or regulation or in the interpretation or application thereof by any Government Authority charged with its interpretation or administration after the Closing Date, or (c) compliance by any Construction/Term Lender, by any lending office of such Construction/Term Lender, or by such Construction/Term Lender’s holding company, if any, with any written request, guideline, decision or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Government Authority charged with its interpretation or administration made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means:
(a)    prior to the Term Conversion Date, the Sponsor and the Approved Owners collectively fail to directly or indirectly hold legally and beneficially more than fifty percent of the total voting and economic Equity Interests of the Borrower and voting Equity Interests of the Pledgor;
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(b)    prior to the Term Conversion Date, the Sponsor and any Qualified Mezzanine Entity collectively fail to directly or indirectly hold legally and beneficially fifteen percent or more of the voting and economic Equity Interests of the Borrower;
(c)    on and after the Term Conversion Date, the Sponsor, any Approved Owners, any Qualified Public Company, any Qualified Investment Entity, any Qualified Offtaker Investor, and any Qualified Energy Company collectively fail to directly or indirectly hold legally and beneficially more than fifty percent of the total voting and economic Equity Interests of the Borrower; or
(d)    at any time, the Pledgor fails to hold legally and beneficially 100% of the total voting and economic Equity Interests in the Borrower;
provided, that in clauses (a), (b), and (c), any Equity Interests of the Borrower or Pledgor that are held legally and beneficially through an entity of which the Sponsor, any Approved Owners, any Qualified Investment Entity, any Qualified Offtaker Investor, or any Qualified Energy Company, as applicable, is the general partner and has the power, whether by contract, equity ownership, or otherwise, to direct or cause the direction of the policies and management of such entity, shall be included when calculating such percentage; provided, further, that for purposes of clauses (a) and (c) and the definition of Approved Owners,
(x)    “Global Infrastructure Management, LLC” means Global Infrastructure Management, LLC, and to the extent satisfying the Construction/Term Lenders’ KYC Requirements, its Related Entities and its Affiliates, where (i) “Affiliates” means (A) any Person that is managed or advised by Global Infrastructure Management, LLC or its Related Entities or (B) any trustee, custodian, or nominee of any fund managed or advised by Global Infrastructure Management, LLC or its Related Entities and (ii) “advised” means being in receipt of an implementing advice in relation to the management of investments of that Person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant Person,
(y)    “Devonshire Investment Pte. Ltd.” means Devonshire Investment Pte. Ltd., its Related Entities and its Affiliates, where “Affiliates” means any Person that is, or is managed or advised by, GIC Private Limited or its Related Entities, and
(z)    “MIC TI Holding Company 2 RSC Limited” means MIC TI Holding Company 2 RSC Limited, its Related Entities and its Affiliates, where “Affiliates” means the government of the Emirate of Abu Dhabi and any Person it Controls, whether directly or indirectly.
“Change Order” means a “Change Order” as defined in the T4 EPC Contract.
“Class”, when used in reference to any Construction/Term Loans or borrowing of Construction/Term Loans, refers to the Construction/Term Loans, and, when used in reference to any Construction/Term Lender, refers to whether such Construction/Term Lender has any Construction/Term Loan Commitment.
“Closing Date” means the date on which the conditions precedent in Section 6.1 have been satisfied or waived in accordance with this Agreement.
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“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral Proceeds” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Commitment Fees” means the fees set forth in Section 3.12(a).
“Commitment Letter” means the Commitment Letter, dated as of August 18, 2025, among the Borrower, the Construction/Term Lenders, the Coordinating Lead Arrangers, the Joint Lead Arrangers, and the Senior Managing Agent and agreed to by the Borrower.
“Common Deed of Trust” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Common Facilities Sublease” has the meaning assigned to such term in the Definitions Agreement.
“Common Terms Agreement” means that certain Common Terms Agreement, dated as of September 9, 2025, by and among the Borrower, each Senior Secured Debt Holder Representative that is a party thereto, and the T4 Intercreditor Agent.
“Common Title Policy” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Common Trust Property” means the “Trust Property” as defined in the Common Deed of Trust.
“Communications” has the meaning assigned to such term in Section 13.11(g).
“Conforming Changes” means, with respect to either the use or administration of Daily Compounded SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.5 and other technical, administrative or operational matters) that the T4 Administrative Agent decides (after consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the T4 Administrative Agent in a manner substantially consistent with market practice (or, if the T4 Administrative Agent decides (after consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the T4 Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the T4 Administrative Agent decides (after consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other T4 Financing Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consent” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
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“Consent Agreement” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Construction Budget and Schedule” means (a) a budget attached as Exhibit O-1 setting forth, on a monthly basis, the timing and amount of all projected payments of T4 Project Costs through the date on which Substantial Completion shall have occurred and (b) a schedule attached as Exhibit O-2 setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the projected date on which Final Completion shall have occurred under the T4 EPC Contract, which budget and schedule shall (i) be certified by the Borrower as the best reasonable estimate of the information set forth therein as of the Closing Date, (ii) be consistent with the requirements of the Credit Agreement Transaction Documents, and (iii) as of the Closing Date, be in form and substance acceptable to the Construction/Term Lenders in consultation with the Independent Engineer, in each case as may be amended, supplemented or otherwise modified to take into account any Change Orders permitted under Section 8.12(d).
“Construction/Term Lenders” means those Construction/Term Lenders identified on Schedule 2 and each other Person that acquires the rights and obligations of any such Construction/Term Lender pursuant to Section 13.4(b).
“Construction/Term Loan” means each loan made pursuant to Section 2.1(a), Section 2.2, and Section 2.6.
“Construction/Term Loan Availability Period” means the period commencing on the Closing Date and ending on the earliest to occur of (a) the Term Conversion Date and (b) the date the Construction/Term Loan Commitments are terminated upon the occurrence and during the continuance of an Event of Default.
“Construction/Term Loan Borrowing” means each disbursement of Construction/Term Loans by the Construction/Term Lenders (or the T4 Administrative Agent on their behalf) on any single date to the Borrower in accordance with Section 2.3 and Section 2.6.
“Construction/Term Loan Borrowing Notice” means each request for Construction/Term Loan Borrowing of Construction/Term Loans substantially in the form of Exhibit D and delivered in accordance with Section 2.2.
“Construction/Term Loan Commitment” means, with respect to each Construction/Term Lender, the commitment of such Construction/Term Lender to make Construction/Term Loans, as set forth opposite the name of such Construction/Term Lender in the column entitled “Construction/Term Loan Commitment” in Schedule 2, or if such Construction/Term Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Construction/Term Lender in the Register maintained by the T4 Administrative Agent pursuant to Section 2.6(d) as such Construction/Term Lender’s Construction/Term Loan Commitment, as the same may be reduced in accordance with Section 2.4.
“Construction/Term Loan Commitment Percentage” means, as to any Construction/Term Lender at any time, the percentage that such Construction/Term Lender’s Construction/Term Loan Commitment then constitutes of the Aggregate Construction/Term Loan Commitment.
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“Construction/Term Loan Extension Request” has the meaning assigned to such term in Section 2.7(a).
“Construction/Term Loan Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit A evidencing Construction/Term Loans, in each case duly executed and delivered by an Authorized Officer of the Borrower in favor of each Construction/Term Lender, including any promissory notes issued by the Borrower in connection with assignments of any Construction/Term Loan of the Construction/Term Lenders, as they may be amended, restated, supplemented or otherwise modified from time to time.
“Contest” or “Contested” means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any mechanics’ lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as appropriate reserves have been established with respect to any such Subject Claim in accordance with GAAP.
“Contingency” means the Dollar amount identified as “Contingency” in the Construction Budget and Schedule to be used to fund payment of T4 Project Costs reasonably and necessarily incurred by the Borrower that are not line items, or are in excess of the line item amounts (except as contingency line items), in the Construction Budget and Schedule.
“Contracted Projected CFADS” means, for any period, an amount equal to (a) the amount of Cash Flow from Contracted Revenues projected to be received by the Borrower during such period minus (b) all amounts projected to be paid by the Borrower during such period pursuant to Sections 3.2(c)(i) and 3.2(c)(ii) (T4 Revenue Account) of the T4 Accounts Agreement (other than any non-recurring fee projected to be payable to any Senior Secured Party), which amounts under this clause (b) shall exclude any such amounts that (i) are related to the lifting of LNG, (ii) are T4 Project Costs, EPC CAPEX (as defined in the Definitions Agreement), or RCI Owners’ Costs (as defined in the Definitions Agreement), in each case, to the extent funded with Indebtedness or equity.
“Contracted Revenues” means, for any period, Cash Flow projected to be received by the Borrower during such period under Credit Agreement Designated Offtake Agreements then in effect, calculated solely to reflect the price paid if no LNG is lifted under Credit Agreement Designated Offtake Agreements then in effect.
“Controlled Subsidiary” means, with respect to any specified Person, a corporation, partnership, joint venture, limited liability company or other Person of which a majority of the Equity Interests of such Person having ordinary voting power or authority for the election or appointment of directors, managers or other governing body (other than Equity Interests having such power or authority only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such specified Person.
“Coordinating Lead Arranger” means each of Abu Dhabi Commercial Bank PJSC, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Banco Santander, S.A., New York Branch, Bank of China, New York Branch, Canadian Imperial Bank of Commerce, New York Branch, Citibank, N.A., Clifford Capital Credit Solutions Pte. Ltd., CoBank, ACB, DNB Bank ASA, New York Branch, First Abu Dhabi Bank PJSC, Goldman Sachs Bank USA, HSBC Bank USA, N.A., Intesa Sanpaolo S.p.A., New York
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Branch, JPMorgan Chase Bank, N.A., Kookmin Bank Co., Ltd., Mizuho Bank, Ltd., MUFG Bank, Ltd., National Bank of Canada, National Westminster Bank PLC, Oversea-Chinese Banking Corporation Limited, New York Agency, Royal Bank of Canada, Standard Chartered Bank, The Bank of Nova Scotia, Houston Branch, The Korea Development Bank, and United Overseas Bank Limited, New York Agency, in each case, not in its individual capacity, but as a coordinating lead arranger hereunder and any successors and permitted assigns.
“Coordinator Affiliate” has the meaning assigned to such term in the Definitions Agreement.
“Credit Agreement Debt Service Reserve Amount” means as of any date on and after the Term Conversion Date, an amount reasonably projected by the Borrower to be the amount necessary to pay the forecasted Debt Service in respect of the Construction/Term Loans hereunder from such date through (and including) the next two Quarterly Payment Dates taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of the Construction/Term Loans for the next six months; provided, that for purposes of calculation of the amount specified in clause (c) of the definition of Debt Service, any final balloon payment or bullet maturity of Senior Secured Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Quarterly Payment Date prior to such balloon payment or bullet maturity shall be taken into account.
“Credit Agreement Designated Offtake Agreement” means, as of any date of determination, each Qualified Offtake Agreement designated by the Borrower pursuant to Section 7.5(a).
“Credit Agreement Discharge Date” means the date on which:
(a)    the T4 Collateral Agent, the T4 Administrative Agent, and the Construction/Term Lenders shall have received payment in full in cash of all of the Obligations and all other amounts owing to the T4 Collateral Agent, the T4 Administrative Agent, and the Construction/Term Lenders under the T4 Financing Documents (other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Credit Agreement Senior Secured Parties); and
(b)    the Construction/Term Loan Commitments shall have terminated, expired or been reduced to zero Dollars.
“Credit Agreement Indemnitee” has the meaning assigned to such term in Section 13.8(a).
“Credit Agreement Information” has the meaning assigned to such term in Section 13.17.
“Credit Agreement Maturity Date” means the date that is the seventh anniversary of the Closing Date.
“Credit Agreement Permitted Indebtedness” means:
(a)    Senior Secured Debt and all other Senior Secured Obligations, including all Indebtedness under Senior Secured Hedge Agreements;
(b)    Indebtedness expressly contemplated by a Material Project Document;
(c)    purchase money Indebtedness or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property
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or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $100,000,000 in the aggregate;
(d)    Permitted Subordinated Debt;
(e)    trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than ninety days past due or (ii) being contested in good faith and by appropriate proceedings;
(f)    contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the ordinary course of business, the endorsement of negotiable instruments received in the ordinary course of business and indemnities provided under any of the Credit Agreement Transaction Documents;
(g)    any obligations of the Borrower under any Other Permitted Hedges;
(h)    to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;
(i)    to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply or transportation agreements and similar obligations incurred in the ordinary course of business;
(j)    Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;
(k)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(l)    Indebtedness in respect of an obligation to pay future insurance premiums on insurance policies required by the Insurance Program (i) within three years of the incurrence of such Indebtedness or (ii) otherwise in customary amounts consistent with the operations and business of the Rio Grande Facility in the ordinary course of business;
(m)    unsecured Indebtedness in an aggregate amount not to exceed $100,000,000 to finance Permitted Capital Improvements;
(n)    Indebtedness in an aggregate principal amount not to exceed $250,000,000 to finance the Restoration of the Project following an Event of Loss or an Event of Taking; and
(o)    other unsecured Indebtedness in aggregate principal amount not to exceed $100,000,000.
“Credit Agreement Projected DSCR” means, for the applicable period, the ratio of (a) Contracted Projected CFADS to (b) Debt Service (other than (i) the principal of any Working Capital Debt and the principal amount of the Senior Secured Debt payable on the Maturity Date thereof, (ii) commitment fees,
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front-end fees and up-front fees paid prior to the end of the Construction/Term Loan Availability Period or, if later, out of the proceeds of Senior Secured Debt, (iii) LC Costs, (iv) interest in respect of the Senior Secured Debt and Senior Secured Obligations under Senior Secured IR Hedge Agreements, in each case, projected to be paid prior to the end of the Construction/Term Loan Availability Period, (v) amounts payable under Senior Secured Hedge Agreements that are not in respect of interest rates, (vi) without duplication of amounts in clause (iv), T4 Hedge Termination Amounts under Senior Secured Hedge Agreements, and (vii) for purposes of satisfying the conditions set forth in Section 8.4(c)(i)(B) and incremental carrying costs of such Senior Secured Debt and the costs associated with arranging, issuing, and incurring the applicable Replacement Debt) projected for such period.
“Credit Agreement Senior Secured Parties” means the Construction/Term Lenders, the T4 Administrative Agent, the T4 Collateral Agent, and each of their respective successors and permitted assigns, in each case in connection with this Agreement, the Construction/Term Loans.
“Credit Agreement Supplemental Quantities” means, at any time, the positive difference between (a) the Borrower’s share of the Rio Grande Facility’s annual LNG production and (b) the aggregate ACQ under the then-existing Credit Agreement Designated Offtake Agreements.
“Credit Agreement Transaction Documents” means, collectively, the T4 Financing Documents (as defined in this Agreement) and the Material Project Documents.
“Daily Compounded SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Compounded SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Compounded SOFR for no more than three consecutive SOFR Rate Days. Any change in Daily Compounded SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Date Certain” means January 8, 2032; provided, that (a) in case one or more force majeure events interferes with construction of the Train 4 Facility or T4 Common Facilities or otherwise with the Borrower’s ability to achieve Substantial Completion of the Train 4 Facility and the T4 Common Facilities by such date, then the Date Certain will be extended by such number of days as such event or events of force majeure delays Substantial Completion of the Train 4 Facility or the T4 Common Facilities (not exceeding 365 days) and (b) if, on or prior to January 8, 2032, the Borrower certifies to the T4 Administrative Agent (and the Independent Engineer reasonably concurs with such certification in writing) that (i) the only remaining condition to the Term Conversion Date as of the date of delivery of such certification, other than conditions that can only be satisfied on the Term Conversion Date, is completion of the Lenders’ Reliability Test and the delivery of the LRT Certificates and (ii) the Lenders’ Reliability Test has commenced in accordance with the procedures specified in this Agreement and is
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reasonably expected to be completed by a certain date certified by the Borrower (and the Independent Engineer reasonably concurs with such certification in writing), then the “Date Certain” shall be such date.
“Debt Fund Affiliate” means any Affiliate of any Equity Owner other than the Pledgor, the Borrower, or any RG Facility Entity that is, in each case, a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (a) any such Debt Fund Affiliate has in place customary information barriers between it and the applicable Equity Owner and any Affiliate of the applicable Equity Owner that is not primarily engaged in the investing activities described above, (b) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the applicable Equity Owner and any Affiliate of the applicable Equity Owner, and (c) the Equity Owners and investment vehicles managed or advised by any Equity Owner that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such entity.
“Debtor Relief Laws” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.
“Declined Replacement Debt Commitments” has the meaning assigned to such term in Section 2.4(c).
“Declined Replacement Debt Proceeds” has the meaning assigned to such term in Section 3.9(f).
“Default” means an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.
“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans plus 2.00% per annum.
“Defaulting Lender” means a Construction/Term Lender which:
(a)    has defaulted in its obligations (i) to fund any Construction/Term Loan or otherwise failed to comply with its obligations under Section 2.1, unless (x) such default or failure is no longer continuing or has been cured within two Business Days after such default or failure or (y) such Construction/Term Lender notifies the T4 Administrative Agent and the Borrower in writing that such failure is the result of such Construction/Term Lender’s determination that one or more conditions precedent to funding in accordance with this Agreement (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the T4 Administrative Agent or any other Construction/Term Lender any other amount required to be paid by it hereunder within two Business Days of the date when due;
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(b)    has notified the Borrower and the T4 Administrative Agent that it does not intend to comply with its obligations under Section 2.1, or has made a public statement to that effect (unless such writing or public statement relates to such Construction/Term Lender’s obligation to fund a Construction/Term Loan hereunder and states that such position is based on such Construction/Term Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied in accordance with this Agreement);
(c)    has failed, within three Business Days after written request by the T4 Administrative Agent and the Borrower to confirm in writing to the T4 Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Construction/Term Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the T4 Administrative Agent and the Borrower);
(d)    has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Bankruptcy Code or any applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity; or
(e)    has become the subject of a Bail-In Action;
provided, that for the avoidance of doubt, a Construction/Term Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in that Construction/Term Lender or any direct or indirect parent company thereof by a Government Authority or (ii) in the case of a Solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Government Rule requires that such appointment not be publicly disclosed, in any case, where such action does not result in or provide such Construction/Term Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Construction/Term Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Construction/Term Lender. Any determination by the T4 Administrative Agent that a Construction/Term Lender is a Defaulting Lender under any one or more of the clauses above shall be conclusive and binding absent manifest error, and such Construction/Term Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Construction/Term Lender.
“Delay Liquidated Damages” has the meaning assigned to such term in the T4 Accounts Agreement.
“Delegate” has the meaning assigned to such term in the Definitions Agreement.
“Delivered” refers to quantities of LNG sold “cost, insurance and freight,” “cost and freight”, “delivered ex ship”, “delivered at terminal”, or otherwise where the Borrower is responsible for the transportation of
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LNG to a delivery point other than at the Rio Grande Facility under the terms of the relevant Offtake Agreement.
“Disbursement Endorsement” means endorsement(s) to the Common Title Policy (with such endorsement dated to the earliest search-through date of all T4 Mortgaged Property covered by such Disbursement Endorsement) in form reasonably acceptable to the T4 Administrative Agent (a) indicating that since the effective date of the Common Title Policy (or the date of the last preceding endorsement(s) to the Common Title Policy, if later), there has been no change in the state of the title to the applicable T4 Mortgaged Property (other than matters constituting Permitted Liens or matters otherwise approved by (i) the T4 Collateral Agent (acting on the instructions of the T4 Intercreditor Agent) or (ii) prior to the SSD Discharge Date under this Agreement, the T4 Administrative Agent), (b) stating the amount of coverage then existing under the Common Title Policy, and (c) updating the date of the Common Title Policy and endorsements to the extent permitted by Texas regulations.
“Disqualified Institution” means (a) any Person set forth by the Borrower on Schedule 13.4(j) as of the Closing Date, as updated from time to time by the Borrower by three Business Days’ prior written notice to the T4 Administrative Agent to add any competitor of any Loan Party, Global Infrastructure Management, LLC, TotalEnergies SE, and their respective subsidiaries, and such competitor’s Affiliates or (b) any clearly identifiable (solely on the basis of its name or as identified by the Borrower to the T4 Administrative Agent) Affiliate of the entities described in clause (a); provided, that “Disqualified Institution” shall not include in each case a Disqualified Institution Debt Fund Affiliate of any entity not listed under the heading “Group A” in Schedule 13.4(j) hereto; provided, further, that the Borrower shall not add more than two additional entity names per calendar year to “Group A” under Schedule 13.4(j) following the Closing Date; provided, further, that any designation as a “Disqualified Institution” shall not apply retroactively to any then current Construction/Term Lenders or any entity that has acquired an assignment or participation interest in any Construction/Term Loans in accordance with and under this Agreement.
“Disqualified Institution Debt Fund Affiliate” means a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (a) any such Disqualified Institution Debt Fund Affiliate has in place customary information barriers between it and the applicable Disqualified Institution and any Affiliate of the applicable Disqualified Institution that is not primarily engaged in the investing activities described above, (b) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the applicable Disqualified Institution and any Affiliate of the applicable Disqualified Institution, and (c) the Disqualified Institution and investment vehicles managed or advised by such Disqualified Institution that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such entity.
“Distribution Guaranty” means an unconditional guarantee, in form and substance satisfactory to the T4 Administrative Agent, for the benefit of the T4 Collateral Agent on behalf of the Construction/Term Lenders provided by an Acceptable Distribution Guarantor without recourse to any Loan Party in connection with Section 8.10(a)(ii).
“Distribution LC” an irrevocable, standby letter of credit issued by a Qualifying LC Issuer in connection with Section 8.10(a)(ii) that (a) includes an expiration date no earlier than 364 days following its issuance date, (b) allows the T4 Collateral Agent to make a drawdown of up to the full stated amount in the
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circumstances permitted under Section 3.9(j), (c) is for the benefit of the T4 Collateral Agent on behalf of the Construction/Term Lenders, and (d) is in form and substance reasonably satisfactory to the T4 Administrative Agent.
“DOE Export Authorization” means (a) the Order Granting Long-Term Multi-Contract Authorization to Export LNG to Free Trade Agreement Nations issued by DOE/FE in FE Docket No. 15-190-LNG in its Order No. 3869 on August 17, 2016, and (b) the Opinion and Order Granting Long-Term Multi-Contract Authorization to Export LNG to Non-Free Trade Agreement Nations issued by DOE/FE in FE Docket No. 15-190-LNG in its Order No. 4492 on February 10, 2020, as amended to extend the term in DOE/FE Order No. 4492-A issued on October 21, 2020.
“DOE/FE” means the U.S. Department of Energy, Office of Fossil Energy or, as subsequently renamed, Office of Fossil Energy and Carbon Management or any renamed or successor office.
“DQ List” has the meaning assigned to such term in Section 13.4(j)(iv).
“DSRA Reserve Amount” has the meaning assigned to such term in the T4 Accounts Agreement.
“Easements” means the easements, partial easements, subeasements, leasehold easements, licenses, rights-of-way, additional line agreements, land-use and water crossing licenses, servitudes or permits and other authorizations necessary for the Development of the Project.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) any Construction/Term Lender, (b) an Affiliate of any Construction/Term Lender, (c) any Investment Grade Approved Fund, and (d) any other Person (other than a natural person) approved by the T4 Administrative Agent (in each case, such approval by the T4 Administrative Agent not to be unreasonably withheld, conditioned or delayed and no such approval shall be required for any assignment pursuant to Section 13.4(f)) and, unless an Event of Default shall then be continuing, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed); provided, that the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the T4 Administrative Agent within five Business Days after having received notice of the proposed assignment; provided, further, that, notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any Defaulting Lender, Loan Party, or any Affiliate or Controlled Subsidiary of any of the foregoing, except any Affiliated Lender or any Debt Fund Affiliate that is an Investment Grade Approved Fund or (y) any Disqualified Institution.
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“Environmental and Social Action Plan” means the Environmental and Social Action Plan attached to the report of the Environmental Advisor delivered pursuant to Section 6.1(f)(vi), together with any updates thereto as may be made from time to time by the Borrower as required or permitted under the T4 Financing Documents.
“Environmental and Social Incident” means a significant and serious incident or accident as a result of the construction or operation of the Project that (a) under the Environmental Laws requires the Borrower to undertake emergency or immediate remedial action and (b) has the following impacts: (i) death, major health disability or material adverse health damage, (ii) material adverse and persistent damage to the environment, or (iii) material destruction of a site or object of cultural or religious significance.
“Equator Principles” means the principles named “The Equator Principles EP4 – A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” adopted by various financial institutions in the form dated July 2020 that became effective on October 1, 2020.
“Equity Credit Support” has the meaning assigned to such term in the T4 Equity Contribution Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any corporation or trade or business which is a member of any group of organizations: (a) described in Section 414(b) or Section 414(c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or Section 414(o) of the Code of which the Borrower is a member.
“ERISA Event” means:
(a)    any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period has been waived by current regulation under PBGC Regulation Subsections .27, .28, .29 or .31;
(b)    the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived;
(c)    the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(d)    the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e)    the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;
(f)    the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;
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(g)    the withdrawal by the Borrower or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer”, as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;
(h)    the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;
(i)    the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;
(j)    the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical, endangered or critical and declining status, within the meaning of the Code or Title IV of ERISA;
(k)    the failure of the Borrower or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;
(l)    the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code;
(m)    the Borrower or any of its Controlled Subsidiaries (if any) engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement; or
(n)    the imposition of a lien under ERISA or the Code with respect to any Plan or Multiemployer Plan.
“Erroneous Payment” has the meaning assigned to such term in Section 12.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 12.12(d).
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 12.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 12.12(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 12.12(f).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events described in Article 10 or in Article 7 (Events of Default) of the Common Terms Agreement.
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“Excess Declined Replacement Debt Commitments” has the meaning assigned to such term in Section 2.4(c).
“Excess Declined Replacement Debt Proceeds” has the meaning assigned to such term in Section 3.9(f).
“Excluded Taxes” means, with respect to the T4 Administrative Agent, any Construction/Term Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any T4 Financing Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of a Construction/Term Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Construction/Term Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Person with respect to an applicable interest in a T4 Financing Document pursuant to a law in effect on the date on which (i) such Person acquires such interest in the T4 Financing Document (other than pursuant to an assignment request by the Borrower under Section 4.4) or (ii) such Person changes its lending office, except in each case to the extent, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before such Person became a Party hereto or to such Person immediately before it changed its lending office, (c) Taxes attributable to such Person’s failure to comply with Section 4.6(g) or Section 4.6(h), and (d) any withholding Tax imposed under FATCA.
“Executive Committee” has the meaning assigned to such term in the Definitions Agreement.
“Existing Construction/Term Loans” has the meaning assigned to such term in Section 2.7(a).
“Export Administrator” has the meaning assigned to such term in the Definitions Agreement.
“Export Authorization Remediation” has the meaning assigned to such term in Section 7.5(b)(ii)(A).
“Extended Construction/Term Loans” has the meaning assigned to such term in Section 2.7(a).
“Extending Construction/Term Lender” has the meaning assigned to such term in Section 2.7(b).
“Extension Amendment” has the meaning assigned to such term in Section 2.7(c).
“Extension Election” has the meaning assigned to such term in Section 2.7(b).
“Facility Committee” has the meaning assigned to such term in the Definitions Agreement.
“Facility Independent Engineer” has the meaning assigned to such term in the Definitions Agreement.
“Facility Policy” has the meaning assigned to such term in the Definitions Agreement.
“Facility Subsidiary Documents” has the meaning assigned to such term in the Definitions Agreement.
“Farm Credit System” means a federally chartered network of borrower-owned lending institutions comprised of cooperatives and related service organizations.
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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Government Authorities and implementing such Sections of the Code.
“FATCA Deduction” means a deduction or withholding from a payment under a T4 Financing Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent.
“Fees” means, collectively, each of the fees payable by the Borrower for the account of any Construction/Term Lender or the T4 Administrative Agent pursuant to Section 3.12.
“FERC Authorization” means the authorization to site, construct, and operate the Train 4 Facility and the Common Facilities originally issued by the FERC in its Order in Docket Nos. CP16-454 on November 22, 2019, with rehearing subsequently denied and remanded by the Court of Appeals for the D.C. Circuit first in April 2021, and with those certain design modifications approved by the FERC in 2020 and 2021, and the FERC’s order on remand issued in April 2023 with rehearing denied in October 2023, and then remanded again by the D.C. Circuit in August 2024 as modified on rehearing in March 2025, as such FERC orders may be amended, supplemented, clarified, restated, reissued, or otherwise modified in the FERC Remand Order and from time to time thereafter.
“Final Completion” means a “Final Completion” as defined in the T4 EPC Contract.
“Flood Certificate” has the meaning assigned to such term in Section 7.16(d)(i).
“Flood Program” has the meaning assigned to such term in Section 7.16(a)(iv)(A).
“Floor” means a rate of interest equal to zero percent.
“Foreign Lender” means any Construction/Term Lender that is not a U.S. Person.
“Funding Shortfall Debt” means Supplemental Debt that satisfies:
(a)    the conditions set forth in Section 2.6 (Supplemental Debt) of the Common Terms Agreement,
(b)    the conditions set forth in Section 8.4(f) (other than Section 8.4(f)(ii)), and
(c)    the following conditions:
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(i)    the principal amount of such Funding Shortfall Debt does not exceed: (A) (1) if incurred prior to the Term Conversion Date or the Capital Improvement Completion Date of a Permitted Capital Improvement (as applicable), an amount equal to 75% of the aggregate amount of T4 Project Costs or costs of such Permitted Capital Improvement payable by the Borrower for which such Funding Shortfall Debt is incurred and, (2) if incurred on or after the Term Conversion Date or the applicable Capital Improvement Completion Date (as applicable), (x) in the case of Funding Shortfall Debt incurred to finance T4 Project Costs, an amount that, together with all funded or unfunded commitments under the Construction/Term Loans, any Replacement Debt incurred to replace such funded or unfunded commitments, and any other Funding Shortfall Debt to finance T4 Project Costs, does not exceed 75% of aggregate T4 Project Costs as at the Term Conversion Date or, (y) in the case of Funding Shortfall Debt incurred to finance Permitted Capital Improvements, an amount that, together with all Funding Shortfall Debt to finance such Permitted Capital Improvement, does not exceed 75% of aggregate costs in respect of such Permitted Capital Improvement as at the completion of such Permitted Capital Improvement plus (B) all premiums, fees, costs, expenses, and reserves (including any incremental increase in the DSRA Reserve Amounts resulting from the incurrence of such Funding Shortfall Debt) associated with arranging, issuing and incurring such Funding Shortfall Debt plus (C) 105% of the T4 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any portion of one or more Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence;
(ii)    such Funding Shortfall Debt is incurred prior to the second anniversary of the Term Conversion Date or the applicable Capital Improvement Completion Date (as applicable); and
(iii)    simultaneously with the incurrence or funding (as applicable) of any Funding Shortfall Debt, the Borrower shall use a portion of the proceeds of such Funding Shortfall Debt to fund any reserves (including any incremental increase in the DSRA Reserve Amounts) resulting from the incurrence of such Funding Shortfall Debt.
“GURA” has the meaning assigned to such term in Section 5.16(d).
“HMT” means His Majesty’s Treasury, the economic and finance ministry of the United Kingdom.
“IE Confirming Certificate” means, in respect of a Change Order or payment contemplated by Section 8.12(d), a certificate of the Independent Engineer confirming that after giving effect to such Change Order or payment, such Change Order or payment will not result in T4 Project Costs exceeding the funds then available to pay such T4 Project Costs or reasonably expected to be available to the Borrower at the time such T4 Project Costs become due and payable.
“Illegality Notice” has the meaning specified in Section 4.1.
“Incremental Debt” means Relevering Debt that satisfies (a) the conditions set forth in Section 2.5 (Relevering Debt) of the Common Terms Agreement and (b) the following conditions:
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(a)    either (i) the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Incremental Debt) the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the Notional Amortization Period shall not be less than 1.40:1.00; provided, that, for purposes of the Incremental Debt, the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume that all commitments for Incremental Debt will be fully drawn as of the date on which such Incremental Debt is incurred or (ii) any of Moody’s, S&P, or Fitch shall have confirmed in writing that, after giving effect to the incurrence of Incremental Debt, the Borrower’s senior secured debt rating is rated by at least one of S&P, Moody’s, or Fitch and at least one such rating is equal to or better than “Baa3” by Moody’s, “BBB-” by S&P or Fitch;
(b)    the weighted average life to maturity of the Incremental Debt shall be longer than the weighted average life to maturity of the then outstanding Construction/Term Loans;
(c)    the final maturity date of the Incremental Debt shall occur after the Credit Agreement Maturity Date;
(d)    solely to the extent Incremental Debt is incurred prior to the Term Conversion Date, (i) the aggregate amount of Senior Secured Debt (including the aggregate amount of the proceeds of the Incremental Debt made on or prior to such date) to (ii) the Aggregate Funded Equity does not exceed 75:25; and
(e)    concurrently with the incurrence or funding (as applicable) of any Incremental Debt, the Borrower shall apply the proceeds of such Incremental Debt in the following order: (i) first, to pay all premiums, fees, costs, expenses and reserves (including any incremental increase in the DSRA Reserve Amount resulting from the incurrence of such Incremental Debt) associated with arranging, issuing, and incurring such Incremental Debt (ii) second, to (1) pay any T4 IR Hedge Termination Amount that is or will be due and payable with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence or (2) reserve an amount equal to 105% of the T4 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence, and (iii) third, (1) at any time prior to the Term Conversion Date, the T4 Construction Account (including for purposes of making Distributions in accordance with the terms of the T4 Accounts Agreement) and, (2) at any time on or after the Term Conversion Date, as determined by the Borrower, the T4 Revenue Account or the T4 Distribution Reserve Account.
“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made on account of any obligation of the Borrower under any T4 Financing Document, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Engineer Advance Certificate” means a certificate of an Authorized Officer of the Independent Engineer delivered pursuant to Section 6.2(b) substantially in the form of Exhibit J.
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“Independent Engineer Term Conversion Certificate” means a certificate of an Authorized Officer of the Independent Engineer with respect to the Term Conversion Date substantially in the form of Exhibit L.
“Initial Offtakers” means:
(a)    ADNOC;
(b)    Aramco; and
(c)    TTE.
“Insurance Advisor Closing Date Certificate” means a certificate of an Authorized Officer of the Insurance Advisor with respect to the Closing Date substantially in the form of Exhibit I.
“Insurance Advisor Term Conversion Certificate” means a certificate of an Authorized Officer of the Insurance Advisor with respect to the Term Conversion Date substantially in the form of Exhibit N.
“Interest Election Request” means a request by the Borrower to convert or continue a Construction/Term Loan Borrowing in accordance with Section 3.4, which shall be in such form as the T4 Administrative Agent may reasonably approve.
“Interest Payment Date” has the meaning assigned to such term in Section 3.2(a).
“International LNG Tanker Standards” has the meaning assigned to such term in the Definitions Agreement.
“International LNG Terminal Standards” has the meaning assigned to such term in the Definitions Agreement.
“Investment Grade” means that such Person is either (a) rated by at least two Recognized Credit Rating Agencies and at least two such ratings are equal to or better than “Baa3” by Moody’s, “BBB-” by S&P or Fitch, or comparable credit ratings by Recognized Credit Rating Agencies or (b) (x) rated by at least one Recognized Credit Rating Agency and at least one such rating is equal to or better than “Baa3” by Moody’s, “BBB-” by S&P or Fitch, or a comparable credit rating by a Recognized Credit Rating Agency and (y) has a tangible net worth in excess of the lesser of (i) $2,000,000,000 per MTPA of LNG committed to be purchased by such Person pursuant to its applicable Offtake Agreement (as pro rated for an ACQ of less than 1.0 MTPA) and (ii) $7,000,000,000.
“Involuntary Liens” means any non-consensual Lien on the Property of any Person, including:
(a)    Liens for Taxes, including any assessments or other governmental charges;
(b)    mechanic’s or materialmen’s Liens;
(c)    Lien on any Person’s property or assets arising by operation of law;
(d)    defects, imperfections, easements, rights of way, restrictions, irregularities, encumbrances, and clouds of title with respect to any Property; and
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(e)    Liens securing judgments for the payment of money.
“Joint Lead Arranger” means each of Riyad Bank Houston Agency, Deutsche Bank AG, New York Branch, Industrial and Commercial Bank of China Limited, New York Branch, and National Bank of Kuwait S.A.K.P., Grand Cayman Branch, in each case, not in its individual capacity, but as joint lead arranger hereunder and any successors and permitted assigns.
“KYC Requirements” means the consistently applied “know your customer” requirements of the Construction/Term Lenders under applicable “know your customer” and Anti-Terrorism and Money Laundering Laws, including the Patriot Act.
“LandCo Site Lease” has the meaning assigned to such term in the Definitions Agreement.
“Latest Qualified Term” means, with respect to any group of Credit Agreement Designated Offtake Agreements, the Qualified Term of the Credit Agreement Designated Offtake Agreement with the latest occurring expiration date.
“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit F-1 or such other form as agreed by the applicable assignor and assignee, the Borrower and the T4 Administrative Agent.
“Lenders’ Reliability Test” means the operational test described in Exhibit P-1, the completion of which is evidenced by delivery of the LRT Certificates.
“Lien Waiver” means the lien and claim waiver statements in the forms attached as (a) Schedules K-1 through K-4, as applicable, to the T4 EPC Contract in connection with all interim Lien and claim waivers delivered by the T4 EPC Contractor or any T4 Major EPC Subcontractors or T4 Major EPC Sub-subcontractors under the T4 EPC Contract and (b) Schedules K-5 through K-8, as applicable, to the T4 EPC Contract in connection with all final Lien and claim waivers delivered by the T4 EPC Contractor or any T4 Major EPC Subcontractors or T4 Major EPC Sub-subcontractors under the T4 EPC Contract.
“Liquefaction Owner” means (a) the Borrower, (b) the P1 Liquefaction Owner, and (c) any other Person that (i) is permitted under the CFAA to construct and own the assets comprising a Train Facility, (ii) has entered into a construction advisor services agreement in respect of a Subsequent Train Facility, and (iii) has acceded to the RG Facility Agreements in accordance therewith.
“LNG Sales Mandatory Prepayment” has the meaning assigned to such term in Section 7.5(b).
“LNG Sales Mandatory Prepayment Event” has the meaning assigned to such term in Section 7.5(b).
“Loan Parties” means the Borrower and the Pledgor.
“LRT Certificates” means, collectively, (a) the Physical Completion Certificate, (b) the Independent Engineer Physical Completion Certificate Acknowledgement, (c) the Operational Completion Certificate, (d) the Independent Engineer Operational Completion Certificate Acknowledgement, (e) the Environmental and Social Completion Certificate, and (f) the Environmental Advisor Environmental and Social Completion Certificate, in each case, to be delivered with respect to the Train 4 Facility substantially in the form attached hereto as Exhibit P-2.
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“Major Capital Improvements” means Capital Improvements for which the Borrower’s allocated share of costs pursuant to the CFAA is reasonably expected to be equal to or greater than $200,000,000.
“Major Decisions” means each of the following confirmations, consents or approvals, to the extent the Borrower has such confirmation, consent or approval rights pursuant to the RG Facility Agreements:
(a)    approve any matter provided for in Section 6.1.2 (Decisions by the Owners) of the CFAA, but excluding any amendment, modification, variation, or supplement to the RG Facility Agreements that (a) are of routine, technical, or administrative nature or to correct any defects, ambiguities, manifest errors, or inconsistencies or (b) would not otherwise either (i) have material and adverse effect on the projected revenues of the Borrower (as set forth in the Base Case Forecast) or (ii) be material and adverse to the Construction/Term Lenders;
(b)    approve any matter provided for in Section 6.2 (Decisions by the Liquefaction Owners) of the CFAA;
(c)    agree not to Restore all or any portion of any Common Facilities affected by an Event of Loss pursuant to Section 22.2.1 (Events of Loss Affecting Common Facilities; Restoration Plans) of the CFAA;
(d)    confirm its (i) election to defer its election to proceed or not proceed with the Restoration of the Train 4 Facility or (ii) election to proceed with Train Abandonment of the Train 4 Facility, in each case, pursuant to Section 22.3.1 (Events of Loss Affecting Train Facilities) of the CFAA;
(e)    approve any Transfer (as defined in the Definitions Agreement) under Section 25.2 (Permitted Transfers) of the CFAA;
(f)    approve the selection of any T4 Major EPC Subcontractor or the Operator’s execution of any Major Subcontract; and
(g)    approve the initial start-up procedures for major Liquefaction Project (as defined in the Definitions Agreement) systems related to the Train 4 Facility or the T4 Common Facilities pursuant to Section 3.4(g)(iv) (Testing and Start-Up) of the T4 CASA.
“Major Subcontract” has the meaning assigned to such term in the Definitions Agreement.
“Majority Construction/Term Lenders” means at any time, the Construction/Term Lenders holding in excess of 50.00% of the sum of (a) the aggregate undisbursed Construction/Term Loan Commitments plus (b) the then aggregate outstanding principal amount of the Construction/Term Loans (excluding, in each such case, any Construction/Term Lender that is a Defaulting Lender, a Loan Party, an Equity Owner, or an Affiliate or Controlled Subsidiary thereof or an Affiliated Lender, and each Construction/Term Loan Commitment and any outstanding principal amount of any Construction/Term Loan of any such Construction/Term Lender).
“Mandatory Prepayment Portion” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
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“Market Terms” means terms consistent with or no less favorable to the Borrower (as seller or buyer, as the case may be) than either: (a) any Credit Agreement Designated Offtake Agreements then in effect or (b) the terms a non-Affiliated seller or buyer, as the case may be, of the relevant product could receive in an arm’s-length transaction based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Rio Grande Facility and the counterparties.
“Material Project Party” means any party to a Material Project Document (other than the Borrower) and each guarantor or provider of security or credit support in respect thereof in favor of the Borrower.
“Maximum Rate” has the meaning assigned to such term in Section 13.9.
“Mezzanine Financing Facility” means any financing facility entered into at any time by a person that is a direct or indirect, wholly or partially owning, parent of the Pledgor.
“Minimum Acceptance Criteria” means the “Minimum Acceptance Criteria” as defined in the T4 EPC Contract.
“Modification” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Monthly Transfer Date” has the meaning assigned to such term in the T4 Accounts Agreement.
“MTPA” means million metric tonnes per annum.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.
“Necessary Senior Secured Debt Instrument” means any Senior Secured Debt Instrument providing for Indebtedness without which the Borrower could not reasonably expect to have sufficient funds (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the T4 Construction Account or the Distribution Account, committed equity, and projected Contracted Revenues under the Credit Agreement Designated Offtake Agreements) to achieve the Term Conversion Date by the Date Certain.
“NGL” has the meaning assigned to such term in the Definitions Agreement.
“Non-Consenting Lender” has the meaning assigned to such term in Section 4.4(c).
“Non-Debt Fund Affiliate” means any Affiliate of an Equity Owner other than (a) the Pledgor, the Borrower, or any RG Facility Entity, (b) any Debt Fund Affiliates, and (c) any natural Person.
“Non-Declining Construction/Term Lenders” means, collectively, all Construction/Term Lenders (if any) that did not deliver a notice to the T4 Administrative Agent within the time frame in Section 2.4(c) or Section 3.9(f), as applicable.
“Notice of Term Conversion” means the Notice of Term Conversion substantially in the form of Exhibit G.
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“Notional Amortization Period” means, beginning on the Term Conversion Date, the notional twenty-year amortization period of the Construction/Term Loans set forth in the Base Case Forecast.
“Obligations” means, collectively,
(a)    all Indebtedness, Construction/Term Loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the T4 Financing Documents (excluding any Senior Secured Debt Instrument other than this Agreement)), and all other obligations, howsoever arising (including Guarantee obligations), in each case, owed by the Borrower to the Credit Agreement Senior Secured Parties (or any of them) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the T4 Financing Documents (excluding any Senior Secured Debt Instrument other than this Agreement);
(b)    any and all sums reasonably advanced by any Credit Agreement Senior Secured Party in order to preserve the Collateral or preserve the security interest of the Credit Agreement Senior Secured Parties in the Collateral; and
(c)    in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing and the Construction/Term Loans have been accelerated pursuant to Section 11.1 or Section 11.2, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Construction/Term Lenders of their rights under the Senior Security Documents, together with any necessary attorneys’ fees and court costs.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“Offsetting Transactions” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Operator Affiliate” has the meaning assigned to such term in the Definitions Agreement.
“Organic Document” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability company
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agreement, and, with respect to any Person that is a partnership or limited partnership, its certificate of partnership and its partnership agreement.
“Other Connection Taxes” means, with respect to the T4 Administrative Agent, any Construction/Term Lender or any other recipient of any payment made pursuant to any obligation of the Borrower under any T4 Financing Document, Taxes imposed as a result of a former or present connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any T4 Financing Document, or sold or assigned an interest in any Construction/Term Loan or T4 Financing Document).
“Other Taxes” mean any and all present or future stamp or documentary taxes, court, intangible, recording, filing, or similar Taxes arising from any payment made under any T4 Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any T4 Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.4).
“Owner” has the meaning assigned to such term in the Definitions Agreement.
“Participant” has the meaning assigned to such term in Section 13.4(d).
“Participant Register” has the meaning assigned to such term in Section 13.4(d).
“Party” or “Parties” has the meaning assigned to such term in the Preamble.
“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.
“Payment Recipient” has the meaning assigned to such term in Section 12.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Performance Guarantees” has the meaning assigned to such term in the T4 EPC Contract.
“Performance Liquidated Damages” means any liquidated damages resulting from the Project’s performance which are required to be paid by the T4 EPC Contractor for or on account of any diminution to the performance of the Project.
“Performance Test” means the Performance Tests under the T4 EPC Contract and the Lenders’ Reliability Test.
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“Permitted Completion Amount” means a sum equal to an amount certified by the Borrower and the Independent Engineer on the Term Conversion Date and approved by the T4 Administrative Agent (acting reasonably) as necessary to pay 125% of the Permitted Completion Costs.
“Permitted Completion Costs” means unpaid T4 Project Costs (including T4 Project Costs not included in the Construction Budget and Schedule delivered on the Closing Date) reasonably anticipated to be required for the Project to pay all remaining costs associated with outstanding Punchlist (as such term is defined in the T4 EPC Contract) work, retainage, fuel incentive payments, disputed amounts, and other costs required under the T4 EPC Contract.
“Permitted Liens” has the meaning assigned to such term in the Collateral and Intercreditor Agreement; provided, that, prior to the Credit Agreement Discharge Date, Liens described in clauses (c), (g), and (h) of Section 3.9 (Permitted Liens) of the Collateral and Intercreditor Agreement shall be considered Permitted Liens under the T4 Financing Documents solely to the extent that they are subject to a Contest. Section 1.2(d) applies to the definition of Permitted Liens, as used in any other T4 Financing Document.
“Pipeline Manager Affiliate” has the meaning assigned to such term in the Definitions Agreement.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is or was maintained or contributed to by the Borrower or any ERISA Affiliate.
“Platform” has the meaning assigned to such term in Section 13.11(h).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the T4 Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The T4 Administrative Agent or any Construction/Term Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Principal Payment Date” means the Initial Principal Payment Date and each Quarterly Payment Date thereafter.
“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Tanker Standards.
“PUCT” has the meaning assigned to such term in the Definitions Agreement.
“PUHCA” has the meaning assigned to such term in the Definitions Agreement.
“PURA” has the meaning assigned to such term in Section 5.16(c).
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“Qualified Energy Company” means, to the extent satisfying the KYC Requirements, a Person: (a) (i) that is, owns, or is Controlled by, or whose ultimate parent company is, (A) an international reputable oil and gas or LNG company (integrated or non-integrated) substantially involved in the exploration, development, production or marketing of hydrocarbons, (B) a power company or utility that has not less than 5000 megawatts of power generation assets under ownership, management and operation of which at least 2500 megawatts are attributable to gas-fired power generation assets, or (C) a utility or trading company, a substantial portion of whose business involves the ownership, transportation, liquefaction, regasification or purchase, sale or trading of gas or LNG, (ii) with a tangible net worth of no less than $5,000,000,000, and (iii) that is not, or whose ultimate parent company is not, an Affiliate of any Government Authority; or (b) that is, or is an Affiliate of the Sponsor or any Approved Owner.
“Qualified Investment Entities” means, to the extent satisfying the KYC Requirements, any Person that is managed or advised by a Qualified Investment House or its Related Entities; where (i) “advised” means being in receipt of implementing advice in relation to the management of investments of a Person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant Person and (ii) “Related Entities” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such Person.
“Qualified Investment House” means (a) Global Infrastructure Management, LLC or (b) any other investment manager who (i) has aggregate assets under management and committed capital in excess of $5,000,000,000 and (ii) has satisfied the KYC Requirements.
“Qualified Manager” means an entity that:
(a)    manages (by contract, as the manager of a limited liability company, or the general partner of a limited partnership) or advises infrastructure funds, private equity funds, pension funds, government sponsored funds or other similar funds (including publicly traded entities commonly referred to as “master limited partnerships”), which collectively hold assets that in the aggregate are valued in excess of $5,000,000,000;
(b)    has the expertise, experience, and technical resources to successfully manage the relevant managed entity’s ownership interest in the Project; and
(c)    satisfies the Construction/Term Lenders’ KYC Requirements. For purposes of this definition of “Qualified Manager”, “advised” means being in receipt of and implementing advice in relation to the management of investments of that Person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant Person.
“Qualified Mezzanine Entity” means, in connection with a foreclosure under any Mezzanine Financing Facility, a Person that:
(a)    is one of (i) an agent under such Mezzanine Financing Facility that has a combined capital and surplus of at least $1,000,000,000, and who acquires, holds, or controls the relevant Equity Interests, as agent, pending further disposition thereof for a period not to exceed 270 days (unless, prior to the expiration of such 270 days, such agent has caused each Recognized Credit Rating Agency then-rating all or a portion of the Senior Secured Debt to provide a ratings reaffirmation of the Borrower’s Senior Secured Debt (if instrument(s) governing such Senior Secured Debt requires such debt to be rated) that
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gives effect to the acquisition, holding, or control of such Equity Interests by such agent), (ii) at any time prior to the Term Conversion Date, a Person who receives the relevant Equity Interests through a bona fide foreclosure over the security interests granted in respect of such Mezzanine Financing Facility and such Person is otherwise an Approved Owner (other than as set forth in clause (e) of the definition thereof) or one or more of (A) General Atlantic Service Company, L.P., (B) Ares Management Corporation, (C) HPS Investment Partners, LLC, (D) The Carlyle Group Inc., (E) Apollo Global Management, Inc., (F) The Blackstone Group Inc., (G) BlackRock, Inc., (H) GoldenTree Asset Management LP, (I) Sixth Street Partners, LLC, (J) Oaktree Capital Management, L.P., (K) Elda River Capital Management, LLC, (L) Kennedy Lewis Investment Management LLC, (M) Morgan Stanley Infrastructure Partners, (N) Energy Capital Partners, (O) Canada Pension Plan Investment Board, (P) IFM Investors Pty Ltd, (Q) Ardian Holding SAS, (R) King Street Capital Management, L.P., (S) Quantum Capital Group, (T) I Squared Capital Advisors, LLC, (U) Abu Dhabi Investment Authority, (V) Caisse de dépôt et placement du Québec, (W) Brookfield Asset Management Inc., (X) Macquarie Group Limited, (Y) GIC Private Limited, (Z) Ontario Municipal Employees Retirement System, (AA) DWS Group GmbH & Co. KGaA, (BB) Man Group plc, (CC) Brookfield Oaktree Holdings, LLC, (DD) KKR & Co. Inc., (EE) Owl Rock Capital Corporation, (FF) PSP Investments Credit USA LLC, and (GG) any Affiliates of the Persons listed in the foregoing clauses (A) through (FF), or, (iii) at any time after the Term Conversion Date, (A) is either (1) any infrastructure fund, private equity fund, pension fund, government sponsored fund, or other similar fund (including publicly traded entities commonly referred to as “master limited partnerships”) or an investment vehicle owned directly or indirectly by one or more such entities that is a lender under such Mezzanine Financing Facility and is Controlled by a Qualified Manager or (2) the Qualified Manager of any entity referred to in case (1) of this subpart (iii)(A) and, in each of cases (1) and (2) of this subpart (iii)(A) acquires the relevant Equity Interests for its own account or for further disposition thereof or (B) is a Person who receives the relevant Equity Interests through a bona fide foreclosure over the security interests granted in respect of such Mezzanine Financing Facility and such Person is (1) otherwise an Approved Owner (other than as set forth in clause (e) of the definition thereof), Qualified Investment Entity, Qualified Offtaker Investor, or Qualified Energy Company or (2) has caused each Recognized Credit Rating Agency then-rating all or a portion of the Senior Secured Debt to provide a ratings reaffirmation of the Borrower’s Senior Secured Debt (if the instrument(s) governing such Senior Secured Debt requires such Senior Secured Debt to be rated and such requirements is not waived pursuant to the instrument(s) governing such Senior Secured Debt then-rated) that gives effect to the acquisition, holding or control of such Equity Interests by such Person; and
(b)    is not, and is not more than fifty percent owned or otherwise Controlled by, and does not own or Control, a Restricted Person and satisfies the KYC Requirements.
“Qualified Offtake Agreement” means the Initial Offtake Agreements and any other Offtake Agreement that meets each of the following conditions:
(a)    such Offtake Agreement is entered into for a Qualified Term with a Qualified Offtaker;
(b)    such Offtake Agreement provides for the delivery of LNG on an FOB or Delivered basis;
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(c)    the Borrower has delivered to the T4 Administrative Agent notice of the proposed terms of such Offtake Agreement and such terms (other than as specified in the foregoing clauses (a) and (b)) are consistent, in all material respects with (or not materially less favorable in the aggregate to the interests of the Borrower than) those set forth in any of Qualified Offtake Agreements then in effect; and
(d)    the execution of such Qualified Offtake Agreement and performance by the Borrower of its obligations under such Qualified Offtake Agreement shall not result in a breach of any Qualified Offtake Agreement then in effect, or any Required Export Authorization then in-effect and any additional Required Export Authorizations that are necessary in connection with the execution of such Offtake Agreement.
“Qualified Offtaker” means, to the extent satisfying the Construction/Term Lenders’ KYC Requirements,
(a)    (i) any Initial Offtaker so long as, either (A) such Initial Offtaker is not required to provide credit support on the Closing Date in respect of its obligations under the Initial Offtake Agreement to which is a party or (B) such Initial Offtaker has entered into the applicable Credit Agreement Designated Offtake Agreement after the Closing Date that provides for credit support requirements that are either substantially similar to those included in the applicable Initial Offtake Agreement or more favorable to the Borrower and (ii) any entity that, as of the Closing Date, provides a guaranty in respect of an Initial Offtaker’s obligations under the Initial Offtake Agreement to which it is a party;
(b)    any offtaker under any Offtake Agreement which, as of the date it enters into the applicable Credit Agreement Designated Offtake Agreement (or, if later, the date on which the applicable Offtake Agreement is designated as a Credit Agreement Designated Offtake Agreement pursuant to Section 7.5, as applicable), is, or whose obligations under such Credit Agreement Designated Offtake Agreement are guaranteed by an entity that is, Investment Grade;
(c)    any offtaker under any Offtake Agreement that has provided one or more (x) guarantees from a guarantor that is Investment Grade and/or (y) letters of credit issued by a Qualifying LC Issuer, that are each issued for the benefit of the Borrower in respect of its obligations under its applicable Offtake Agreement, in the case of clauses (x) and/or (y), in an amount (in the aggregate) equal to the greater of:
(i)    fifty percent of the present value of the Contracted Revenues from the applicable Credit Agreement Designated Offtake Agreement during the remaining Qualified Term of such Credit Agreement Designated Offtake Agreement; and
(ii)    100% of the present value of the Contracted Revenues from the applicable Credit Agreement Designated Offtake Agreement during the lesser of (A) the succeeding seven years under such Credit Agreement Designated Offtake Agreement and (B) the remaining term of such Credit Agreement Designated Offtake Agreement;
(d)    in respect of Qualified Offtake Agreements for volumes not in excess of 1.20 MTPA in the aggregate, any of Vitol Inc., Glencore Ltd., Trafigura Pte Ltd, Petrobras Global
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Trading B.V., and Mercuria Energy Group Ltd. (or any offtaker whose obligations under the applicable Offtake Agreement are guarantied by the aforementioned entities); and
(e)    so long as the Borrower has other Credit Agreement Designated Offtake Agreements for at least 3.52 MTPA of ACQ with an offtaker that satisfies the criteria set forth in any of clauses (a) – (c) above, any offtaker that has, or whose obligations under the applicable Credit Agreement Designated Offtake Agreement are guaranteed by an entity that has, a tangible net worth of at least $3,000,000,000 per 1.0 MTPA of ACQ (as prorated for an ACQ of less than 1.0 MTPA).
“Qualified Offtaker Investors” means:
(a)    any Initial Offtaker that is not required to provide credit support on the Closing Date in respect of its obligations under the Initial Offtake Agreement to which is a party;
(b)    any entity that, as of the Closing Date, provides a guaranty in respect of an Initial Offtaker’s obligations under the Initial Offtake Agreement to which such Initial Offtaker is a party;
(c)    any entity that provides a guaranty as contemplated by clause (b) or clause (c) of the definition of “Qualified Offtaker”;
(d)    any entity referred to in clause (d) or clause (e) of the definition of “Qualified Offtaker”; and
(e)    to the extent satisfying the Construction/Term Lenders’ KYC Requirements, any entity that Controls any of the foregoing.
“Qualified Public Company” means any publicly listed indirect parent of the Borrower following a Qualified Public Offering, so long as following such Qualified Public Offering, no Person (other than such entity, the Sponsor, the Approved Owners, Qualified Investment Entities, Qualified Offtaker Investors, Qualified Energy Companies, such publicly listed parent company following such Qualified Public Offering or any underwriter or placement agent participating in such Qualified Public Offering) or Persons constituting a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 or any successor provision) (excluding employee benefit plans of the Borrower or any of its Affiliates and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner, directly or indirectly, of more than fifty percent of the economic interests in the Borrower and, directly or indirectly, Controls the Borrower.
“Qualified Public Offering” means any public offering of the Sponsor or its Affiliates with any indirect ownership interest in the Borrower or any direct or indirect shareholder of the Borrower.
“Qualified Term” means:
(a)    with respect to any Credit Agreement Designated Offtake Agreement other than a replacement Credit Agreement Designated Offtake Agreement, the term of such Offtake Agreement used in the Base Case Forecast when determining the applicable quantum of Senior Secured Debt that could be incurred based on the revenues projected to be generated under such Credit Agreement Designated Offtake Agreement; and
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(b)    with respect to one or more Credit Agreement Designated Offtake Agreements entered into to replace any terminated Credit Agreement Designated Offtake Agreement, (i) a term at least as long, taken as a whole, as the remaining term of the terminated Credit Agreement Designated Offtake Agreement that such Offtake Agreement(s) are replacing or (ii) the term for such replacement Credit Agreement Designated Offtake Agreement(s) used in the Base Case Forecast to calculate the quantum of Senior Secured Debt required to be prepaid pursuant to Section 3.9(b) as a result of the terminated Credit Agreement Designated Offtake Agreement and entry into such replacement Credit Agreement Designated Offtake Agreement(s).
“Qualifying LC Issuer” has the meaning assigned to such term in the T4 Accounts Agreement.
“Real Estate” means all real property leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Person, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Real Property Interests” means, collectively, the Borrower’s subleasehold interest under the T4 Sublease and the Easements granted to the Borrower under the Facility Easement Agreements.
“Recipient” means (a) the T4 Administrative Agent or (b) any Construction/Term Lender, as applicable.
“Register” has the meaning assigned to such term in Section 2.6(d).
“Regulation T”, “Regulation U”, and “Regulation X” means, respectively, Regulation T, Regulation U, and Regulation X of the Board of Governors of the Federal Reserve System.
“Reinstatement Debt” means Relevering Debt that satisfies (a) the conditions set forth in Section 2.5 (Relevering Debt) of the Common Terms Agreement and (b) the following conditions:
(i)    any LNG Sales Mandatory Prepayment Event has occurred;
(ii)    such LNG Sales Mandatory Prepayment Event shall have been cured or otherwise remediated pursuant to each applicable Senior Secured Debt Instrument;
(iii)    such Reinstatement Debt is incurred no later than two years after all applicable LNG Sales Mandatory Prepayments in respect of such LNG Sales Mandatory Prepayment Event have been made pursuant to the applicable Senior Secured Debt Instruments;
(iv)    the principal amount of such Reinstatement Debt does not exceed: (A) the amount of such LNG Sales Mandatory Prepayment plus (B) all premiums, fees, costs, expenses and reserves (including any incremental increase in the DSRA Reserve Amounts resulting from the incurrence of such Reinstatement Debt) associated with arranging, issuing and incurring such Reinstatement Debt plus (C) 105% of the T4 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence;
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(v)    the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that all Senior Secured Debt (after taking into account the incurrence of such Reinstatement Debt) outstanding at such time is capable of amortization such that the Credit Agreement Projected DSCR commencing on the first Principal Payment Date after the incurrence of the Reinstatement Debt and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the expiration of the term of the Notional Amortization Period shall not be less than 1.40:1.00; provided, that for purposes of this clause (v) the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume, if such Reinstatement Debt is incurred prior to the Term Conversion Date, that all Reinstatement Debt commitments will be fully drawn; and
(vi)    concurrently with the incurrence or funding (as applicable) of any Reinstatement Debt, the Borrower shall apply the proceeds of such Reinstatement Debt in the following order: (A) first, to pay all premiums, fees, costs, expenses and reserves (including any incremental increase in the DSRA Reserve Amount resulting from the incurrence of such Reinstatement Debt) associated with arranging, issuing, and incurring such Reinstatement Debt (B) second, to fund any reserves (including any incremental increase in the DSRA Reserve Amount) resulting from the incurrence of such Reinstatement Debt, (C) third, to (1) pay any T4 IR Hedge Termination Amount that is or will be due and payable with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence or (2) reserve an amount equal to 105% of the T4 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence and (D) fourth, (1) at any time prior to the Term Conversion Date, the T4 Construction Account (including for purposes of making Distributions in accordance with the terms of the T4 Accounts Agreement) and, (2) at any time on or after the Term Conversion Date, as determined by the Borrower, the T4 Revenue Account or the T4 Distribution Reserve Account.
“Related Entity” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Debt Commitment Reduction Notice” has the meaning assigned to such term in Section 2.4(c).
“Replacement Debt Prepayment Notice” has the meaning assigned to such term in Section 3.9(f).
“Required EPC Change Order” means a Change Order under the T4 EPC Contract that is triggered as a result of an event described in Section 6.2A (Change Orders Requested by Contractor) of the T4 EPC Contract (excluding only the event described in Section 6.2A.1 of the T4 EPC Contract).
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“Required Export Authorizations” means, with respect to each Credit Agreement Designated Offtake Agreement at any time, the DOE Export Authorization and any other export authorization that the Borrower designates as a “Required Export Authorization” in connection with the entry into, or designation of, a Credit Agreement Designated Offtake Agreement, in each case, to the extent that, at such time, the volumes permitted to be exported under the DOE Export Authorization or such export authorization, as the case may be, are required in order to enable the sale of such Credit Agreement Designated Offtake Agreement’s share of the then-applicable Base Committed Quantity of LNG in accordance with the terms of such Credit Agreement Designated Offtake Agreement.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restoration Plan” has the meaning assigned to such term in the Definitions Agreement.
“Restoration Work” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Restricted Document” has the meaning assigned to such term in Section 13.17.
“Restricted Lender” has the meaning assigned to such term in Section 13.28.
“Restricted Person” means a Person that is:
(a)    the target of Sanctions Regulations;
(b)    a Canada Blocked Person;
(c)    a Person listed on, or acting on behalf of a Person listed on, any Sanctions List;
(d)    a Person located, organized, or ordinarily resident in a country, territory, or region that is, or whose government is, the target of country-wide or territory-wide comprehensive Sanctions Regulations (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, Kherson, and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) but excluding, for the elimination of doubt, the United States; or
(e)    a Person owned more than 50% by or otherwise controlled by a Person or Persons, country, territory, or region in clauses (a) through (d).
“RG Facility Entity Permitted Liens” means Liens permitted pursuant to clauses (b)-(g) of the definition of Permitted Liens in the Definitions Agreement (and with respect to clause (e) of the definition thereof, only to the extent such Liens are with respect to Indebtedness permitted pursuant to Section 8.11(h)).
“Rio Bravo Pipeline” means the natural gas pipeline and related infrastructure referred to in the Precedent Agreement for Firm Natural Gas Transportation Service for the Rio Bravo Pipeline, dated as of March 2, 2020, as amended on April 8, 2022, March 23, 2023, and July 12, 2023, between Rio Bravo Pipeline Company, LLC and Rio Grande LNG Gas Supply LLC as the “Project” and each Pipeline (as defined thereunder) comprising the Project.
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“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions Regulations (as of the date of this Agreement, Cuba, Iran, North Korea, Crimea, Kherson, Zaporizhzhia, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctions Authorities” means (a) the United States, (b) the United Nations (acting through the United Nations Security Council as a whole and not each individual member or member state), (c) the European Union (as a whole and not each member state), (d) the United Kingdom, (e) Canada, (f) Germany, or (g) the respective governmental institutions and agencies of any of the foregoing, including OFAC, the United States Department of State, and HMT.
“Sanctions List” means the OFAC SDN List, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of sanctions designation under Sanctions Regulations made by, any of the Sanctions Authorities but excluding, in all cases, to the extent such list is made by any Sanctions Authority and targeted against the United States or Persons in or connected to the United States.
“Sanctions Regulations” means the applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities, including the OFAC Laws but excluding, in all cases, to the extent administered, enacted or enforced by any other Sanctions Authority against the United States.
“Sanctions Violation” has the meaning assigned to such term in Section 7.7(d).
“Senior Managing Agent” means Arab Petroleum Investments Corporation, not in its individual capacity, but as a senior managing agent hereunder and any successors and permitted assigns.
“Senior Secured Hedge Agreements” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Senior Secured IR Hedge Agreements” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Senior Secured IR Hedge Counterparties” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Senior Secured IR Hedge Transactions” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Compounded SOFR”.
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“SOFR Loans” means Construction/Term Loans bearing interest based upon Daily Compounded SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Compounded SOFR”.
“Solvent” means, with respect to any Person as of the date of any determination, that on such date:
(a)    the fair valuation of the property of such Person is greater than the total liabilities, including contingent liabilities, of such Person;
(b)    the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;
(c)    such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business;
(d)    such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and
(e)    such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct.
In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” means an area having special flood hazards as described in the National Flood Insurance Act of 1968.
“Sponsor” means NextDecade LNG, LLC, a Delaware limited liability company.
“Subject Claim” has the meaning assigned to such term in the definition of “Contest”.
“Subsequent Train Facility” has the meaning assigned to such term in the Definitions Agreement.
“Survey” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“T4 Administrative Agent” means MUFG Bank, Ltd., not in its individual capacity, but solely as T4 Administrative Agent for the Construction/Term Loans hereunder, and each other Person that may, from time to time, be appointed as successor T4 Administrative Agent pursuant to Section 12.7.
“T4 Administrative Agent Fee Letter” means the T4 Intercreditor Agent and T4 Administrative Agent Fee Letter, dated as of September 9, 2025, between the Borrower and the T4 Administrative Agent.
“T4 CASA Advisor” has the meaning assigned to such term in the T4 CASA.
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“T4 Common Facilities” means New Common Facilities (as defined in the Definitions Agreement) in respect of the Train 4 Facility.
“T4 Construction Account” has the meaning assigned to such term in the T4 Accounts Agreement.
“T4 Debt Prepayment Account” has the meaning assigned to such term in the T4 Accounts Agreement.
“T4 Deed of Trust” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“T4 Distribution Collateral” means a Distribution LC or a Distribution Guaranty, as the context may require, for the benefit of the T4 Collateral Agent on behalf of the Construction/Term Lenders in satisfaction of Section 8.10(a)(ii).
“T4 Equity Guarantor” means any Person that has entered into a T4 Equity Guaranty in accordance with the T4 Equity Contribution Agreement.
“T4 Equity Guaranty” means the “Equity Guaranty” as defined in the T4 Equity Contribution Agreement.
“T4 Financing Documents” means (a) each of the documents set forth in the definition of “T4 Financing Documents” in the Common Terms Agreement and (b) the Bank Financing Documents. Section 1.2(d) applies to the definition of T4 Financing Document, as used in any other T4 Financing Document.
“T4 Major EPC Sub-subcontractor” means a “Major Sub-subcontractor”, as defined in the T4 EPC Contract.
“T4 Major EPC Subcontractor” means a “Major Subcontractor”, as defined in the T4 EPC Contract.
“T4 Mortgaged Property” means, at any time of determination, all Real Estate included in the Collateral or for which the T4 Financing Documents contemplate inclusion at such time in the Collateral, as applicable.
“T4 Pledge Agreement” means the “Pledge Agreement” as defined in the Collateral and Intercreditor Agreement.
“T4 Project Costs” has the meaning assigned to such term in the T4 Accounts Agreement.
“T4 Security Agreement” means the “Security Agreement” as defined in the Collateral and Intercreditor Agreement.
“Term Conversion Date” means date on which the satisfaction of the conditions set forth in Section 6.4 of this Agreement are satisfied (or waived by T4 Administrative Agent with the consent of the Majority Construction/Term Lenders).
“Term Conversion Date Drawing” has the meaning assigned to such term in Section 2.1(d).
“Trade Date” has the meaning assigned to such term in Section 13.4(j)(i).
“Train 4” has the meaning assigned to such term in the T4 EPC Contract.
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“Train Facility” has the meaning assigned to such term in the Definitions Agreement.
“Train Facility Subleases” has the meaning assigned to such term in the Definitions Agreement.
“Tug Services Agreement” means that certain First Amended and Restated Tug Services Agreement, dated as of June 28, 2023, between CFCo and Gulf LNG Tugs of Brownsville, LLC.
“Type”, when used in reference to any Construction/Term Loan or Construction/Term Loan Borrowing, refers to whether the rate of interest on such Construction/Term Loan, or on the Construction/Term Loans comprising such Construction/Term Loan Borrowing, is determined by reference to Daily Compounded SOFR or the Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.6(g).
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unanimous Decision” means, in respect of Modifications, Consents and Waivers of and under T4 Collateral Documents,
(a)    reducing the percentage or other voting thresholds specified in respect of matters requiring approval of the Senior Secured Parties;
(b)    changing or otherwise adversely impacting the priority of the Liens over the Collateral (except as allowed under the T4 Financing Documents);
(c)    changing the provisions of the T4 Financing Documents providing for the pari passu ranking of the Senior Secured Debt;
(d)    amending or waiving Article III (The T4 Accounts) of the T4 Accounts Agreement;
(e)    amending this definition of Unanimous Decision;
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(f)    releasing all or any material portion of the Collateral from the Lien of any of the Senior Security Documents (other than (x) upon the sale, conveyance, lease, transfer or other disposal of assets that do not constitute all or substantially all of the assets of the Borrower or (y) the termination, assignment, or other disposition of Material Project Documents in accordance with the T4 Financing Documents or otherwise upon Majority Construction/Term Lender approval); and
(g)    modifying any of the following provisions of the Collateral and Intercreditor Agreement: Section 9.7 (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action), Section 9.8 (Application of Collateral Proceeds to the Senior Secured Obligations Following an Enforcement Action), and Article 10 (Application of Replacement Debt to the Senior Secured Obligations).
“Unmatured LNG Sales Mandatory Prepayment Event” means an event that, with the lapse of a cure period, would become an LNG Sales Mandatory Prepayment Event.
“Valley Crossing Pipeline” means the approximately one hundred and sixty-eight (168) mile Gas pipeline running from the Agua Dulce hub to the Rio Grande Facility, owned by Valley Crossing Pipeline, LLC.
“Voluntary Equity Contributions” has the meaning assigned to such term in the T4 Accounts Agreement.
“Waiver” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower, the T4 Administrative Agent and the T4 Collateral Agent.
“Work” has the meaning assigned to such term in the T4 EPC Contract.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
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